Exhibit 10.1
Execution Copy
CREDIT AGREEMENT
dated as of
August 12, 2011
among
BLUELINX BUILDING PRODUCTS CANADA LTD.
as Borrower
and
THE LENDERS FROM TIME TO TIME PARTIES HERETO
as Lenders
and
CIBC ASSET-BASED LENDING INC.
as Agent

CREDIT AGREEMENT
THIS CREDIT AGREEMENT is dated as of August 12, 2011 and is entered into among BLUELINX BUILDING PRODUCTS CANADA LTD., as Borrower, the Lenders from time to time parties hereto, as Lenders, and CIBC Asset-Based Lending Inc., as Agent.
RECITALS
A. The Lenders have agreed to provide certain credit facilities to the Borrower.
NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
1.1 Defined Terms As used in this Agreement, the following terms have the meanings specified below:
“Acceptance Fee” means a fee payable by the Borrower to the Agent for the account of a Lender in Canadian Dollars with respect to the acceptance of a Bankers Acceptance or the making of a BA Equivalent Loan, calculated on the face amount of the Bankers Acceptance or the BA Equivalent Loan at a rate per annum equal to the Applicable Margin from time to time in effect on the basis of the actual number of days in the applicable Contract Period (including the date of acceptance and excluding the date of maturity) and a year of 365 days, (it being agreed that the Applicable Margin in respect of a BA Equivalent Loan is equivalent to the Applicable Margin otherwise applicable to the BA Borrowing which has been replaced by the making of such BA Equivalent Loan pursuant to Section 2.11(h)).
“Access Agreement” means an access and use agreement executed by the Parent and by the Parent Credit Facility Lender, providing to the Agent access and use of the books and records of the Parent and providing for the Parent to continue to provide certain services under the Services Agreement which agreement shall be in form and substance satisfactory to all parties thereto, acting reasonably.
“Accounts” means, in respect of each Credit Party, all of such Credit Party’s now existing and future: (a) accounts (as defined in the PPSA), and any and all other receivables (whether or not specifically listed on schedules furnished to the Agent), including all accounts created by, or arising from, all of such Credit Party’s sales, leases, loans, rentals of goods or renditions of services to its customers, including those accounts arising under any of such Credit Party’s trade names or styles, or through any of such Credit Party’s divisions; (b) any and all instruments, documents, bills of exchange, notes or any other writing that evidences a monetary obligation and chattel paper (including electronic chattel paper) (all as defined in the PPSA); (c) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom;

(d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant hereto; (f) guarantees, indemnification rights, supporting obligations, payment intangibles, tax refunds and letter of credit rights; (g) insurance policies or rights relating to any of the foregoing; (h) intangibles pertaining to any and all of the foregoing (including all rights to payment, including those arising in connection with bank and non-bank credit cards), and including books and records and any electronic media and software relating thereto; (i) notes, deposits or property of borrowers or other account debtors securing the obligations of any such borrowers or other account debtors to such Credit Party; (j) cash and non cash proceeds (as defined in the PPSA) of any and all of the foregoing; and (k) all monies and claims for monies now or hereafter due and payable in connection with any and all of the foregoing or otherwise.
“Acquisition” means any transaction, or any series of related transactions, consummated after the Effective Date, by which any Credit Party, directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of assets or otherwise (a) acquires any business or all or substantially all of the assets of any Person engaged in any business, (b) acquires control of securities of a Person engaged in a business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body, (c) acquires control of more than 50% of the ownership interest in any Person engaged in any business that is not managed by a board of directors or other governing body, or (d) otherwise acquires Control of a Person engaged in a business.
“Action Request” means any request received by any Credit Party or any of its Subsidiaries from any Governmental Authority under any Environmental Law whereby such Governmental Authority requests that it take action or steps or do acts or things in respect of any property or assets in the charge, management or control of such Credit Party to remediate a matter which is not or is alleged not to be in compliance with all Environmental Laws.
“Adjusted Tangible Net Worth” means, for the Credit Parties on a consolidated basis, the excess of total consolidated assets over total consolidated liabilities, as determined in accordance with GAAP on a consistent basis, provided, however, that the determination of total consolidated assets shall exclude (i) all goodwill, organizational expenses, research and development expenses, trade marks, trade mark applications, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles, (ii) all prepaid expenses, deferred charges or unamortized debt discount and expense, (iii) all reserves carried and not deducted from consolidated assets, (iv) Equity Securities of, obligations or other securities of, or capital contributions to, or investments in, any Subsidiary, (v) securities which are not readily marketable, (vi) cash held in a sinking fund or other analogous fund established for the purpose of redemption, retirement or prepayment of Equity Securities or Indebtedness, (vii) any write-up in the book value of any asset resulting from a revaluation thereof after the acquisition thereof by the Borrower or any Credit Party, as the case may be, and (viii) any items not included in clauses (i) through (vii) above which are treated as intangibles under GAAP.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Agent.

“Affiliate” means, (a) any Person which, directly or indirectly, Controls, is Controlled by or is under common Control with any other Person; (b) any Person which beneficially owns or holds, directly or indirectly, 10% or more of any class of voting stock or equity interest (including partnership interests) of any other Person; (c) any Person, 10% or more of any class of the voting stock (or if such Person is not a corporation, 10% or more of the equity interest, including partnership interests) of which is beneficially owned or held, directly or indirectly, by any other Person; or (d) any Person related within the meaning of the ITA to any such Person and includes any “Affiliate” within the meaning specified in the Canada Business Corporations Act on the date hereof.
“Agent” means CIBC Asset-Based Lending Inc., in its capacity as Agent for the Lenders hereunder, or any successor Agent appointed pursuant to Section 8.9.
“Agreement” means this credit agreement and the schedules and exhibits hereto and any amendments, restatements, supplements or other modifications to this credit agreement or the schedules or exhibits made at any time and from time to time.
“Applicable Law” means all federal, provincial, municipal, foreign and international statutes, acts, codes, ordinances, decrees, treaties, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards or any provisions of the foregoing, including general principles of common and civil law and equity, and all policies, practices and guidelines of any Governmental Authority binding on or affecting the Person referred to in the context in which such word is used (including, in the case of tax matters, any accepted practice or application or official interpretation of any relevant taxation authority).
“Applicable Margin” means, with respect to any Loan, the applicable rate per annum, expressed as a percentage, set forth in the relevant column of the table below:

BA Borrowing or LIBO Rate Loan	Canadian Prime Loan or Base Rate Loan
Applicable Margin	Applicable Margin
2.50%	1.00%
“Applicable Percentage” means with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If any Commitments have terminated or expired, the Applicable Percentages in respect of the terminated or expired Commitments shall be determined based upon the relevant Commitments most recently in effect (i.e., prior to their termination or expiry), giving effect to any assignments.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Agent, in the form of Exhibit I or any other form approved by the Agent.

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person, whether or not having the force of Applicable Law.
“Availability Reserves” means, as of any date of determination, such amounts as the Agent may from time to time establish and revise in its Permitted Discretion reducing the Borrowing Base which would otherwise be available to the Borrower under the lending formulas provided for herein (a) to reflect criteria, events, conditions, contingencies or risks which, as determined by the Agent in its Permitted Discretion, do or may affect either (i) any component of the Borrowing Base or its value, (ii) the assets, business, operations, industry, financial performance, financial condition or prospects of the Credit Parties, or (iii) the security interests and other rights of the Agent in the Collateral (including the enforceability, perfection and priority thereof, or the realization thereon), or (b) to reflect the Agent’s reasonable belief that any collateral report or financial information furnished by or on behalf of the Borrower to the Agent is or may have been incomplete, inaccurate or misleading, or (c) in respect of any state of facts which the Agent determines constitutes a Default or an Event of Default. Without limiting the foregoing, the Agent, in its Permitted Discretion, may establish and/or increase Availability Reserves (but without duplication) in respect of: (a) (i) rental payments or similar charges for any of the leased premises of any Credit Party or other collateral locations where Inventory or books or records are kept for which the relevant Credit Party has not delivered to the Agent a landlord’s waiver or bailee’s letter substantially in the form attached hereto as Exhibits G and H, respectively, plus (ii) any other fees or charges owing by any Credit Party to any applicable warehousemen or third party processor (all as determined by the Agent in its reasonable business judgement); (b) any reserve established by the Agent on account of statutory claims, deemed trusts, or inventory subject to rights of suppliers under Section 81.1 of the BIA (generally known as the “30-day goods” rule) or under any other Applicable Law; (c) liabilities of any Credit Party under any Blocked Account Agreement, (d) employee or employee benefit related liabilities and any other claims which may have priority over the claims of the Agent and the Lenders, including Priority Payables; (e) liabilities arising under or in respect of any Pension Plan which, if not paid, could result in a Lien on any of the assets of any Credit Party, (f) claims by Her Majesty in Right of Canada made pursuant to Section 224(1.2) or 224(1.3) of the ITA, (g) claims pursuant to any provision of the Canada Pension Plan or the Employment Insurance Act (Canada) that refers to subsection 224(1.2) of the ITA and provides for the collection of a contribution (as defined in the Canada Pension Plan), or employee’s premium or employer’s premium (as defined in the Employment Insurance Act (Canada)), or a premium under Part VII.1 of that Act, and of any related interest, penalties or other amounts, (h) claims pursuant to any provision of provincial legislation that has a similar purpose to subsection 224(1.2) of the ITA, or that refers to that subsection, to the extent that it provides for the collection of a sum, and of any related interest, penalties or other amounts, where the sum has been withheld or deducted by a person from a payment to another person and is in respect of a tax similar in nature to the income tax imposed on individuals under the ITA or is of the same nature as a contribution under the Canada Pension Plan if the province is a “province providing a comprehensive pension plan” as defined in subsection 3(1) of the Canada Pension Plan and the provincial legislation establishes a “provincial pension plan” as defined in that subsection; (i) Cash Management Reserves, (j) Bank Product Reserves, (k) royalties payable to Persons who are not Credit Parties in respect of licensed merchandise, if applicable, and (l) and such other reserves as the Agent may at any time or times deem necessary in its Permitted Discretion as a result of (x) negative forecasts and/or trends in the Borrower’s business, operations, industry, prospects, profits, operations or financial condition or assets or (y) other issues, circumstances or facts that could otherwise negatively impact the Borrower, its business, operations, industry, prospects, profits, operations or financial condition or assets.

“BA Borrowing” means a Borrowing comprised of one or more Bankers Acceptances or BA Equivalent Loans. For greater certainty, unless the context requires otherwise, all provisions of this Agreement which are applicable to Bankers Acceptances are also applicable, mutatis mutandis, to BA Equivalent Loans.
“BA Equivalent Loan” is defined in Section 2.11(h).
“Bankers Acceptance” and “B/A” mean an instrument denominated in Canadian Dollars, drawn by the Borrower and accepted by a Lender in accordance with this Agreement, and includes a “depository note” within the meaning of the Depository Bills and Notes Act (Canada) and a bill of exchange within the meaning of the Bills of Exchange Act (Canada).
“Bank Products” means any services or facilities provided to any Credit Party by any Lender or any of its Affiliates on account of (a) each Swap Agreement that is entered into after the Effective Date with any counterparty that is a Credit Party at the time such Swap Agreement is entered into, (b) leasing (but only to the extent that the Borrower and the Credit Party furnishing such lease notify the Agent in writing that such leases are to be deemed Bank Products hereunder), and (c) factoring arrangements, but excluding Cash Management Services.
“Bank Product Reserves” means such reserves as the Agent may from time to time determine in its Permitted Discretion as being appropriate to reflect the liabilities and obligations of the Credit Parties with respect to Bank Products then provided or outstanding; provided that in the event that any counterparty to a Swap Agreement requires that the Credit Parties provide cash collateral to secure such Swap Agreement, the amount of the Bank Product Reserve imposed by the Agent with respect to such Swap Agreement shall take into consideration the amount of such cash collateral.
“Base Rate” means, on any day, the annual rate of interest equal to the greater of (i) the annual rate of interest announced from time to time by CIBC and in effect as its base rate at its principal office in Toronto, Ontario on such day for determining interest rates on U.S. Dollar-denominated commercial loans made in Canada, and (ii) the LIBO Rate based on an Interest Period of 30 days plus 1.00%. The Base Rate is a rate set by CIBC based upon various factors including CIBC’s cost and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans; however, CIBC may price loans at, above or below such announced rate.
“Base Rate Borrowing” means a Borrowing comprised of one or more Base Rate Loans.

“Base Rate Loan” means a Loan denominated in U.S. Dollars made by the Lenders to the Borrower hereunder pursuant to a drawdown, rollover or conversion of a Loan on which interest is payable upon the Base Rate.
“BIA” means the Bankruptcy and Insolvency Act (Canada), as amended from time to time (or any successor statute).
“Blocked Account Agreement” has the meaning set out in Section 2.17(d).
“Blocked Accounts” has the meaning set out in Section 2.17(d).
“Borrower” means BlueLinx Building Products Canada Ltd., a British Columbia corporation.
“Borrowing” means any availment of the Credit, which includes a Loan and the issuance of a Letter of Credit Guarantee in accordance with Section 2.18 (or, after a CIBC ABL Reorganization Date, the issuance of a Letter of Credit in accordance with Section 2.18A), the issuance of an F/X Guarantee in accordance with Section 2.19 (or, after a CIBC ABL Reorganization Date, the entry into an F/X Contract in accordance with Section 2.19A), and a Borrowing includes a rollover or conversion of any outstanding Loan and the provision of any Loan as required for the Agent to honour any obligations pursuant to any Letter of Credit, Letter of Credit Guarantee, F/X Contract or F/X Guarantee.
“Borrowing Base” means, at any time, an amount (which may not be less than zero) equal to the sum of (i) 90% of the aggregate amount of all Eligible Accounts (insured by EDC or another insurer satisfactory to the Agent, acting reasonably or owed by investment grade debtors approved in writing by the Agent), plus (ii) 85% of all other Eligible Accounts, plus (iii) the lesser of (A) 65% of the lower of cost or fair market value of all Eligible Inventory, and (B) 85% of the appraised net orderly liquidation value of all Eligible Inventory, minus (iv) an amount equal to all Priority Payables, minus (v) an amount equal to all other Availability Reserves, minus (vi) an availability block of (A) $500,000 if the Access Agreement is delivered on or before the Effective Date, or (B) $1,000,000 until the Access Agreement is delivered and $500,000 thereafter if the Access Agreement is delivered after the Effective Date.
“Borrowing Base Report” means the report of the Borrower concerning the amount of the Borrowing Base, to be delivered pursuant to Section 5.1, substantially in the form attached as Exhibit A.
“Borrowing Request” means a request by the Borrower for a Borrowing substantially in the form of Exhibit B.
“Business Day” means any day that is not (i) a Saturday, Sunday or other day on which commercial banks in Vancouver, British Columbia, Atlanta, Georgia and Toronto, Ontario are authorized or required by Applicable Law to remain closed, and (ii) in the case of any U.S. Dollar-denominated Borrowing, any other day on which commercial banks in New York, New York are authorized or required by Applicable Law to remain closed, and (iii) in the case of any LIBO Rate Loan any other day on which commercial banks in London, England are authorized or required by Applicable Law to remain closed.

“Canadian Dollars”, “Dollars”, “Cdn.$” and “$” refer to lawful money of Canada.
“Canadian $ Equivalent” means, on any day, the amount of Canadian Dollars that the Agent could purchase, in accordance with its normal practice, with a specified amount of another currency based on the spot rate at which Canadian Dollars are offered at the start of such day by CIBC in Toronto, Ontario.
“Canadian Prime Borrowing” means a Borrowing comprised of one or more Canadian Prime Loans.
“Canadian Prime Loan” means a Loan denominated in Canadian Dollars made by the Lenders to the Borrower hereunder pursuant to a drawdown, rollover or conversion of a Loan which bears interest at a rate based upon the Canadian Prime Rate.
“Canadian Prime Rate” means, the rate of interest equal to the greater of (i) the annual rate of interest publicly announced from time to time by CIBC as its reference rate of interest for loans made in Canadian Dollars to Canadian customers and designated as its “prime” rate, and (ii) the 30-day CDOR Rate plus 1.00%. The Canadian Prime Rate is a rate set by CIBC based upon various factors including CIBC’s costs and desired return, general economic conditions and other factors and is used as a reference point for pricing some loans. However, CIBC may price loans at, above or below such announced rate.
“Capital Expenditures” means all payments due or accruing due (whether or not paid) during a Fiscal Year in respect of the cost (including expenditures on materials, contract labour and direct labour, but excluding expenditures properly chargeable to repairs and maintenance in accordance with GAAP) of any fixed asset or improvement, or replacement, substitution, or addition thereto, which have a useful life of more than one (1) year, including, without limitation, those arising in connection with the direct or indirect acquisition of such assets by way of increased product or service charges or offset items or in connection with Capital Leases.
“Capital Lease” means any lease of Property that, in accordance with GAAP, is required to be capitalized on the consolidated balance sheet of the Credit Parties.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Management Reserves” means such reserves as the Agent, from time to time, determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Credit Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any one or more of the following types of services or facilities provided to any Credit Party by a Lender or any of its Affiliates: (a) ACH transactions, (b) cash management services, including controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit card processing services, (e) credit or debit cards, and (f) purchase cards (but only to the extent that, prior to the occurrence and continuance of any Default or Event of Default, the Borrower and the Credit Party issuing such purchase cards notify the Agent in writing that such purchase cards are to be deemed Cash Management Services hereunder).
“CDOR Rate” means, on any day and for any period, an annual rate of interest equal to the average rate applicable to Canadian Dollar bankers’ acceptances for the applicable period appearing on the “Reuters Screen CDOR Page” (as defined in the International Swaps and Derivatives Association, Inc. 2000 definitions, as modified and amended from time to time), rounded to the nearest 1/100th of 1% (with .005% being rounded up), at approximately 10:00 a.m., Toronto time, on such day, or if such day is not a Business Day, then on the immediately preceding Business Day, provided that if such rate does not appear on the Reuters Screen CDOR Page on such day as contemplated, then the CDOR Rate on such day shall be calculated as the rate for such period applicable to Canadian Dollar bankers’ acceptances quoted by CIBC as of 10:00 a.m., Toronto time, on such day or, if such day is not a Business Day, then on the immediately preceding Business Day.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons acting jointly or otherwise in concert, other than the Parent or any direct or indirect Subsidiary of the Parent, of Equity Securities representing 100% of the aggregate ordinary voting power represented by the issued and outstanding Equity Securities of the Borrower; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group of Persons acting jointly or otherwise in concert, other than the Parent or any direct or indirect Subsidiary of the Parent.
“Change in Law” means (i) the adoption of any new Applicable Law after the date of this Agreement, (ii) any change in any existing Applicable Law or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.12(b), by any lending office of such Lender or Issuing Bank or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law, but in the case of a request, guideline or directive not having the force of law, being a request, guideline or directive with which persons customarily comply) of any Governmental Authority made or issued after the date of this Agreement.
“CIBC” means Canadian Imperial Bank of Commerce and its successors.
“CIBC ABL Reorganization” means a transaction or a series of transactions (including an assignment transaction, a winding-up, an amalgamation or any other form of transaction or series of transactions) under which the rights and obligations of CIBC Asset-Based Lending Inc. under this Agreement and the other Loan Documents become the rights and obligations of CIBC.

“CIBC ABL Reorganization Date” means the date on which a CIBC ABL Reorganization shall have occurred.
“Collateral” means the property described in and subject to the Liens, privileges, priorities and security interests purported to be created by any Security Document.
“Commitment” means, with respect to each Lender, the commitment(s) of such Lender to make Loans hereunder as such commitment may be reduced from time to time pursuant to Sections 2.6 and/or 2.9, and as such commitments may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4. The initial amount(s) of each Lender’s Commitment(s) are set forth on Schedule A, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment(s), as applicable. The initial aggregate amount of the Commitments is Cdn.$10,000,000.
“Consolidated Net Income” means, for any period, the net income on a consolidated basis of the Borrower and its consolidated Subsidiaries; provided, however, that Consolidated Net Income shall not include or take into account:
(i)	any net income of any Subsidiary which is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Borrower, except that (A) subject to the exclusion contained in clauses (iii) and (iv) below, the Borrower’s equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Subsidiary consistent with such restriction during such period to the Borrower or another Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Subsidiary, to the limitation contained in this clause), and (B) the Borrower’s equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income;
(iii)	any gain (or loss) realized upon the sale or other disposition of any assets of the Borrower or any Subsidiary (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any capital stock of any Person;

(iv)	extraordinary gains or losses;
(v)	nonrecurring gains or losses, to the extent approved by the Agent in its Permitted Discretion; and

(vi)	the effect of a change in GAAP.

“Contract Period” means the term of any BA Equivalent Loan selected by the Borrower in accordance with Section 2.3(a)(iv) commencing on the date of such BA Equivalent Loan and expiring on a Business Day which shall be either one month, two months, or three months thereafter (or such other terms as may be requested by the Borrower and approved by the Lenders advancing such BA Equivalent Loan); provided that (i) subject to subparagraph (ii) below, each such period shall be subject to such extensions or reductions as may be determined by the Agent to ensure that each Contract Period will expire on a Business Day, and (ii) no Contract Period shall extend beyond the Maturity Date.
“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Cover” means, at any time, an amount equal to 105% of the aggregate amount of Bankers Acceptances, Letter of Credit Exposure and F/X Exposure at such time and such amount shall be paid by the Borrower to the Agent and retained by the Agent in a collateral account maintained by the Agent at its Payment Office and collaterally assigned to the Agent as security until such time as the applicable Bankers Acceptances, Letters of Credit or F/X Contracts shall have expired or matured and Reimbursement Obligations, if any, with respect thereto shall have been fully satisfied; provided that if any such Reimbursement Obligations are not satisfied when due hereunder, the Agent may apply any or all amounts in such collateral account in satisfaction of any or all such Reimbursement Obligations.
“Credit Party” means the Borrower, each Guarantor and any other Person which is a party to a Loan Document (other than the Agent and the Lenders).
“Credit” means the Cdn.$10,000,000 revolving credit facility established pursuant to the Commitments of the Lenders.
“DBRS” shall mean Dominion Bond Rating Service Limited, or its successor.
“Default” means any event or condition which constitutes an Event of Default or which, upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender (as reasonably determined by the Agent) that (a) has failed to fund any portion of the Loans, participations in Letters of Credit required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, (c) has failed, within three (3) Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its Commitments, provided that such Lender shall cease to be a Defaulting Lender under this clause (c) upon the Agent’s receipt of such confirmation, or (d) has been declared insolvent by any Governmental Authority pursuant to a court order or become the subject of a bankruptcy or insolvency proceeding.

“Discount Proceeds” means, for any Bankers Acceptance (or, as applicable, any BA Equivalent Loan), an amount (rounded to the nearest whole cent, and with one-half of one cent being rounded up) calculated on the applicable date of Borrowing by multiplying:
(i)	the face amount of the Bankers Acceptance (or, as applicable, the undiscounted amount of the BA Equivalent Loan); by
(ii)	the quotient of one divided by the sum of one plus the product of:
(A)	the Discount Rate (expressed as a decimal) applicable to such Bankers Acceptance (or as applicable, such BA Equivalent Loan), multiplied by
(B)	a fraction, the numerator of which is the Contract Period of the Bankers Acceptance (or, as applicable, the BA Equivalent Loan) and the denominator of which is 365, with such quotient being rounded up or down to the nearest fifth decimal place, and with .000005 being rounded up.
“Discount Rate” means, with respect to either a Bankers Acceptance for a particular Contract Period being purchased by a Lender on any day or a BA Equivalent Loan being made by a Lender on any day, (i) for any Lender which is a Schedule I chartered bank under the Bank Act (Canada), the CDOR Rate on such day for such Contract Period; and (ii) for any other Lender, the lesser of
(a) the CDOR Rate on such day for such Contract Period, plus 0.10%, and
(b) the percentage discount rate quoted by such Lender as the percentage discount rate at which such Lender would, in accordance with its normal practices, at or about 10:00 a.m. on such date, be prepared to purchase bankers’ acceptances or make BA Equivalent Loans having a face amount and term comparable to the face amount and term of such Bankers Acceptance or a BA Equivalent Loan, as applicable.
“EBITDA” means, for the Credit Parties on a consolidated basis and for any period, without duplication, an amount equal to the Consolidated Net Income for such period less any non-cash income included in Consolidated Net Income, plus to the extent deducted from Consolidated Net Income, Interest Expense, depreciation, depletion and impairment, amortization expense and income tax expenses. For greater certainty, EBITDA for any period shall be determined after the payment of all management and employee bonuses and non-arm’s length consulting fees for such period.
“EDC ” means Export Development Corporation (Canada) and its successors and assigns.
“Effective Date” means the date on which all of the conditions specified in Section 4.1 are satisfied or waived in accordance with Section 9.2, as confirmed by the making of the first Loan under this Agreement.

“Eligible Account” means, at any time, the invoice amount (which shall be the Canadian $ Equivalent at such time of any amount denominated in U.S.$) owing on each Account of a Credit Party (net of any credit balance, returns, trade discounts, contras, unapplied cash, unbilled amounts, tax refunds that have not yet been received or retention or finance charges or any other dilutive factors) which meet such standards of eligibility as the Agent shall establish from time to time in its Permitted Discretion; provided that, in any event, no account shall be deemed an Eligible Account unless each of the following statements is accurate and complete (and by including such Account in any computation of the applicable Borrowing Base, the Borrower shall be deemed to represent and warrant to the Agent, each Issuing Bank and the Lenders the accuracy and completeness of such statements and the compliance of each such Account with each such other eligibility standard established by the Agent):
(1) Such Account is a binding and valid obligation of the obligor thereon and is in full force and effect;
(2) Such Account is evidenced by an invoice and is payable in either Canadian Dollars or U.S. Dollars;
(3) Such Account is genuine as appearing on its face or as represented in the books and records of the Borrower or the applicable Credit Party;
(4) Such Account is free from claims regarding rescission, cancellation or avoidance, whether by operation of Applicable Law or otherwise;
(5) Payment of such Account is less than 90 days past the original invoice date thereof and less than 60 days past the original due date thereof;
(6) Such Account is net of concessions, offset, deduction, contras, returns, chargebacks or understandings with the obligor thereon that in any way could reasonably be expected to adversely affect the payment of, or the amount of, such Account;
(7) The Agent on behalf of the Lenders, has a first-priority perfected Lien covering such Account and such Account is, and at all times will be, free and clear of all other Liens other than Permitted Liens;
(8) The obligor on such Account is not an Affiliate or a director, officer or employee of any Credit Party;
(9) Such Account arose in the ordinary course of business of the Credit Party out of the sale of goods or services by the Credit Party;
(10) Such Account is not payable by an obligor in respect of which 50% or more (by amount) of the total aggregate Accounts owed to the Credit Party by such obligor or any of its Affiliates are more than 90 days past the original invoice date thereof or more than 60 days past the original due date thereof;
(11) All consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the execution, delivery and performance of such Account by each party obligated thereunder, or in connection with the enforcement and collection thereof by the Agent, have been duly obtained, effected or given and are in full force and effect;

(12) The obligor on such Account is not an individual, and is not the subject of any bankruptcy or insolvency proceeding, does not have a trustee or receiver appointed for all or a substantial part of its property, has not made an assignment for the benefit of creditors, admitted its inability to pay its debts as they mature, suspended its business or initiated negotiations regarding a compromise of its debt with its creditors, and the Agent, in its Permitted Discretion, is otherwise satisfied with the credit standing of such obligor;
(13) The chief executive office of the obligor of such Account is located in the United States of America or Canada and the obligor of such Account is organized and existing under the laws of the United States of America or a state thereof or the federal laws of Canada, a province or territory thereof, or if the obligor is not so organized and existing, such Account is covered under letters of credit or export/import insurance provided by the EDC (or such other provider of letters of credit or import/export insurance as shall be agreed to in writing by the Agent and with security provided to the Agent in respect thereof (all to the satisfaction of the Agent) on terms and in a manner reasonably satisfactory to the Agent;
(14) The obligor of such Account is not a Governmental Authority, if the enforceability or effectiveness against such Governmental Authority of an assignment of such Account is subject to any precondition which has not been fulfilled;
(15) In respect of an Account arising from the sale of goods, the subject goods have been completed, sold and shipped, on a true sale basis on open account, or subject to contract, and not on consignment, on approval, on a “sale or return” basis, or on a “bill and hold” or “pre-sale” basis or subject to any other repurchase or return agreement; no material part of the subject goods has been returned, rejected, lost or damaged; and such Account is not evidenced by chattel paper or a promissory note or an instrument of any kind, unless such chattel paper, promissory note or other instrument has been delivered to the Agent and is subject to a Lien under the Security Documents;
(16) Each of the representations and warranties set forth herein and in the Loan Documents with respect to such Account is true and correct on such date;
(17) A cheque, promissory note, draft, trade acceptance or other instrument has not been received with respect to such Account (or with respect to any other account due from the same account debtor), presented for payment and returned uncollected for any reason;
(18) Such Account is not in respect of a volume rebate;
(19) Such Account is not a pre-billed account or an account arising from progress billing;

(20) The assignment (whether absolutely or by way of security) of such Account is not limited or restricted by the terms of the contract evidencing or relating to such Account or, if assignment of such Account is so restricted, such limitation or restriction has been complied with and the laws of the jurisdiction(s) governing the validity of such assignment do not provide that such limitation or restriction is ineffective as against the secured creditor with a security interest therein; and
(21) Such Account is not an Account which the Agent, in the exercise of its good faith credit discretion, has determined to be ineligible for any other reason, including the Agent’s determination that the prospect of the collection of such Account is impaired or that the Account may not be paid because of the account debtor’s inability to pay or any other reason as may be customary either in the commercial lending industry or in the lending practices of the Agent.
provided that, if at any time the aggregate amount of all Eligible Accounts owed to a Credit Party by a particular obligor or its Affiliates exceeds 10% of the aggregate amount of all Eligible Accounts at such time owed to such Credit Party (determined without giving effect to any reduction in Eligible Accounts pursuant to this proviso), then, unless the Accounts of such obligors and its Affiliates are insured pursuant to credit insurance acceptable to the Agent which has been assigned to the Agent in form acceptable to the Agent, the amount of such Accounts in excess of 10% of such aggregate amount of all Eligible Accounts shall be excluded in determining the aggregate amount of all Eligible Accounts at such time.
“Eligible Assignee” means (a) another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having total assets of $25,000,000,000 or more, (d) any (i) trust company, savings bank, savings and loan association or similar financial institution, or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has total assets of $25,000,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement, (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank, and (e) any other financial institution (including a mutual fund or other fund) having total assets of $25,000,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above.
“Eligible Inventory” means, at any time with respect to a Credit Party, all Inventory of such Credit Party valued in Canadian Dollars on a lower of Standard Cost or market basis in accordance with GAAP, with detailed calculations of lower of cost or market to occur on at least a monthly basis, which meets such standards of eligibility as the Agent shall establish from time to time in its Permitted Discretion; provided that, in any event, no Inventory shall be deemed Eligible Inventory unless each of the following statements is accurate and complete (and by including such Inventory in any computation of the applicable Borrowing Base, the Borrower shall be deemed to represent and warrant to the Agent, each Issuing Bank and the Lenders the accuracy and completeness of such statements and the compliance of such Inventory with each such other eligibility standard established by the Agent):
(1) Such Inventory is in good condition, merchantable, meets all standards imposed by any Governmental Authority having regulatory authority over it or its use and/or sale and is not obsolete and is either currently usable or currently saleable in the normal course of business of a Credit Party and does not include packaging materials;

(2) Such Inventory is
(a)	in the possession of such Credit Party and located on real property owned or leased by such Credit Party within Canada or is in transit between such properties (provided that if such Inventory is located on real property leased by such Credit Party, the landlord of such real property shall have executed and delivered to the Agent a landlord waiver substantially in the form attached hereto as Exhibit G (or otherwise in form and substance satisfactory to the Agent), or the Agent shall have been advised that such Inventory is located on leased property and been given the opportunity to establish Availability Reserves in respect thereof), or
(b)	in the possession of a bailee within Canada and such bailee shall have executed and delivered to the Agent, a bailee letter substantially in the form attached hereto as Exhibit H (or otherwise in form and substance satisfactory to the Agent), or the Agent shall have been advised that such Inventory is in the possession of a bailee and been given the opportunity to establish Availability Reserves in respect thereof, or
(c)	in the possession of a consignee within Canada unless (A) the consignee shall have executed and delivered a waiver satisfactory to the Agent, (B) such Inventory is traceable and identifiable and not commingled with the consignee’s other inventory, (C) all necessary PPSA filings have been made against the consignee and (D) not more than an aggregate of $500,000 of the Eligible Inventory is comprised of such consigned Inventory;
(3) Each of the representations and warranties set forth in the Loan Documents with respect to such Inventory is true and correct on such date;
(4) The Agent on behalf of the Lenders, has a first-priority perfected Lien covering such Inventory, and such Inventory is, and at all times will be, free and clear of all Liens other than Permitted Liens;
(5) Such Inventory does not include goods (i) that are not owned by such Credit Party, (ii) that are held by such Credit Party pursuant to a consignment agreement, or (iii) that are special order goods or discontinued goods;
(6) Such Inventory is not subject to repossession under the BIA except to the extent the applicable vendor has entered into an agreement with the Agent, in form and substance reasonably satisfactory to the Agent, waiving its right to repossession;
(7) Such Inventory does not consist of store room materials, supplies, parts, samples, prototypes, or packing and shipping materials;
(8) Such Inventory does not consist of goods that are discontinued, obsolete, expired, slow-moving or returned, rejected or repossessed or used goods taken in trade;

(9) Such Inventory is not evidenced by negotiable documents of title unless delivered to the Agent with endorsements and insurance, as applicable, on all terms and conditions satisfactory to the Agent;
(10) Such Inventory does not constitute Hazardous Materials;
(11) Such Inventory is covered by casualty insurance;
(12) Such Inventory is not Inventory which the Agent has determined in the exercise of its Permitted Discretion that the Agent may not sell or otherwise dispose of in accordance with the terms of the applicable Security Documents without infringing upon the rights of another Person or violating any contract with any other Person; and(or otherwise in form and substance satisfactory to the Agent);
(13) Such Inventory is not covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favour of Agent on behalf of the Lenders; and
(14) Such Inventory is not Inventory which the Agent, in the exercise of its good faith credit discretion, determines to be not acceptable for any other reasons, including those which are customary either in the commercial lending industry or in the lending practices of the Agent.
“Environmental Laws” means all Applicable Laws relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, release, threatened release or disposal of any Hazardous Material, or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) violation of any Environmental Laws, (b) the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Securities” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and non-voting) of, such Person’s capital, whether outstanding on the date hereof or issued after the date hereof, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, debt securities, options or other rights exchangeable for or convertible into any of the foregoing.
“ETA” means Part IX of the Excise Tax Act (Canada) as amended from time to time (or any successor statute).
“Event of Default” has the meaning set out in Section 7.1.

“Excess Availability” means, as of any date, the remainder of (a) the Borrowing Base as of such date, less (b) the aggregate outstanding balance of the Indebtedness of the Credit Parties hereunder as of such date (including, without duplication, the aggregate Letter of Credit Exposure and the aggregate F/X Exposure as of such date). Excess Availability shall always be determined on the basis that all debts and obligations shall be current, and all accounts payable shall be handled in the normal course of the Credit Parties’ business consistent with its past practices.
“Excluded Taxes” means, with respect to the Agent, any Lender or any other recipient (in this definition, (a “recipient”) of any payment to be made by or on account of any obligation of the Borrower hereunder, income or franchise Taxes imposed on (or measured by) such recipient’s taxable income or capital Taxes imposed on (or measured by) such recipient’s taxable capital, in each case by Canada, or by the jurisdiction under the Applicable Laws of which such recipient is organized or in which its principal office is located.
“Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and, without duplication, its Letter of Credit Exposure and F/X Exposure at such time.
“Facility Fee” has the meaning ascribed thereto in the Commitment Letter.
“Federal Funds Effective Rate” means, for any day, the per annum rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System of the United States of America arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Board of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Fiscal Quarter” means any fiscal quarter of the Borrower.
“Fiscal Year” means any fiscal year of the Borrower.
“Fixed Charge Coverage Ratio” means, as of the last day of any fiscal month, the ratio of (a) without duplication, the sum of (i) EBITDA for the Rolling Period ended on that date minus non-financed Capital Expenditures made by the Borrower during such Rolling Period to (b) the sum of (i) Interest Expense of the Credit Party for such Rolling Period plus (ii) the aggregate of all dividends, distributions and principal payments on Indebtedness made by the Credit Party during such Rolling Period plus (iii) income taxes paid in cash or cash equivalents by the Credit Party during such Rolling Period. For the purposes of calculating the Fixed Charge Coverage Ratio, Interest Expense will be annualized each fiscal month until the completion of twelve fiscal months.
“F/X Bank” means Canadian Imperial Bank of Commerce.

“F/X Contract” means (i) before a CIBC ABL Reorganization Date, a currency exchange transaction or agreement or any option with respect to any such transaction now existing or hereafter entered into between the Borrower and the Agent or between the Borrower and the F/X Bank with the assistance of the Agent in accordance with Section 2.19; or (ii) after a CIBC ABL Reorganization Date, a currency exchange transaction or agreement or any option with respect to any such transaction now existing or hereafter entered into between the Borrower and the F/X Bank in accordance with Section 2.19A.
“F/X Contract Sub-Line” means the amount of the commitment by the Agent and the Lenders hereunder, in an aggregate amount of up to but not exceeding U.S.$ 250,000 (or the Cdn. $ Equivalent thereof) to assist the Borrower in obtaining F/X Contracts from the F/X Bank pursuant to Section 2.19 or, after a CIBC ABL Reorganization Date, pursuant to Section 2.19A.
“F/X Exposure” means, at any time, and subject to the F/X Contract Sub-Line, the sum of: (a) the amount determined by the Agent (at its sole discretion with consideration given to any determinations provided to the Agent by the F/X Bank) to be the credit risk associated with all outstanding F/X Contracts, plus (b) the aggregate amount of all Reimbursement Obligations in respect of all F/X Guarantees and/or F/X Contracts at such time. The F/X Exposure of any Lender at any time shall be its Applicable Percentage of the total F/X Exposure at such time with the total of all such F/X Exposure of all Lenders not to exceed the F/X Contract Sub-Line. Any F/X Exposure denominated in any currency other than Canadian Dollars shall be the Cdn.$ Equivalent thereof.
“F/X Guarantee” means a letter of indemnity (which is acceptable to the F/X Bank and the Agent) or such other form of guarantee or indemnity agreement which is acceptable to the F/X Bank and the Agent, supporting F/X Contracts between the Borrower and the F/X Bank provided the maximum principal amounts of all F/X Guarantees in aggregate do not exceed the F/X Contract Sub-Line.
“F/X Transaction” means any currency exchange transaction or agreement or any option with respect to any such transaction or agreement entered into between the Borrower and any other counterparty.
“GAAP” means at any particular time with respect to any Credit Party, generally accepted accounting principles as in effect at such time in the United States, consistently applied; provided, however, that, if employment of more than one principle shall be permissible at such time in respect of a particular accounting matter, “GAAP” shall refer to the principle which is then employed by the applicable Credit Party with the concurrence of its independent public or chartered accountants, who are acceptable to the Agent provided further that, for the purposes of determining compliance with the financial covenants herein, “GAAP” means GAAP as at the date hereof.
“Governmental Authority” means the Government of Canada, any other nation or any political subdivision thereof, whether provincial, state, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, fiscal or monetary authority or other authority regulating financial institutions, and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government, including the Bank Committee on Banking Regulation and Supervisory Practices of the Bank of International Settlements.

“GST” means the goods and services tax and all other amounts payable under the ETA or any similar legislation in any other jurisdiction of Canada, including QST and HST.
“Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (in this definition, the “primary credit party”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital solvency, or any other balance sheet, income statement or other financial statement condition or liquidity of the primary credit party so as to enable the primary credit party to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or other obligation, or (e) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss.
“Guarantor” means each Person which has executed and delivered to the Agent, for the benefit of the Lenders, a guarantee substantially in the form attached hereto as Exhibit C.
“Hazardous Materials” means any substance, product, liquid, waste, pollutant, chemical, contaminant, insecticide, pesticide, gaseous or solid matter, organic or inorganic matter, fuel, micro-organism, ray, odour, radiation, energy, vector, plasma, constituent or material which (a) is or becomes listed, regulated or addressed under any Environmental Laws, or (b) is, or is deemed to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Laws, including, asbestos or asbestos-containing materials, petroleum and polychlorinated biphenyls, including petroleum or petroleum distillates, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Laws.
“HST” means all amounts payable as harmonized sales tax in the Provinces of British Columbia, Ontario, Nova Scotia, Newfoundland and New Brunswick under the ETA.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guarantee, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) the net amount of obligations of such Person (determined on a mark-to-market basis) on account of foreign exchange transactions or interest rate swap transactions, and (l) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value (other than for other Equity Securities) any Equity Securities of such Person, valued, in the case of redeemable Equity Securities, at the greater of voluntary or involuntary liquidation preference, plus accrued and unpaid dividends. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general or limited partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means all Taxes other than Excluded Taxes.
“Indemnitee” has the meaning set out in Section 9.3(b).
“Interest Expense” shall mean, for any period, the total interest expense of the Borrower and its Subsidiaries on a consolidated basis, plus, to the extent not included in such total interest expense, and to the extent incurred by the Borrower or any of its Subsidiaries, (i) interest expense attributable to Capital Lease Obligations of the Borrower or its Subsidiaries, (ii) amortization of debt discount or financing fees, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (vi) net costs associated with Swap Agreements (including amortization of fees), (vii) standby fees , (viii) preferred stock dividends in respect of all preferred stock issued by the Borrower or a Subsidiary and held by Persons other than the Borrower or a Subsidiary, and (ix) interest actually paid by the Borrower or any Subsidiary on any Indebtedness of any other Person.
“Interest Payment Date” means, in the case of any Canadian Prime Borrowing or Base Rate Borrowing, the first Business Day of each month, and in the case of any LIBO Rate Borrowing, at the end of any Interest Period.
“Interest Period” means, with respect to a LIBO Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 30, 60 or 90 days thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the immediately succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond any date that any principal payment or prepayment is scheduled to be due unless the aggregate principal amount of (A) Canadian Prime Borrowings and Base Rate Borrowings and (B) BA Borrowings and LIBO Rate Borrowings which have Interest Periods or Contract Periods which will expire on or before such date, less the aggregate amount of any other principal payments or prepayments due during such Interest Period, is equal to or in excess of the amount of such principal payment or prepayment, and (iv) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a converted or continued Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” means, in respect of each Credit Party, all of such Credit Party’s present and hereafter acquired inventory (as defined in the PPSA) and including all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same in all stages of production from raw materials through work in process to finished goods, and all “stores” inventory or “operating and maintenance supplies” inventory, and all proceeds of any thereof (of whatever sort).
“Investment” means, as applied to any Person (the “investor”), any direct or indirect purchase or other acquisition by the investor of, or a beneficial interest in, Equity Securities of any other Person, including any exchange of Equity Securities for Indebtedness, or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the investor to any other Person, including all Indebtedness and Accounts owing to the investor from such other Person that did not arise from sales or services rendered to such other Person in the ordinary course of the investor’s business, or any direct or indirect purchase or other acquisition of bonds, notes, debentures or other debt securities of, any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus any amounts (a) realized upon the disposition of assets comprising an Investment (including the value of any liabilities assumed by any Person other than the Borrower or any Credit Party in connection with such disposition), (b) constituting repayments of Investments that are loans or advances or (c) constituting cash returns of principal or capital thereon (including any dividend, redemption or repurchase of equity that is accounted for, in accordance with GAAP, as a return of principal or capital).
“Issuing Bank” means, prior to a CIBC ABL Reorganization Date, the bank issuing Letters of Credit for the Borrower with the assistance of the Agent in accordance with Section 2.18, or, on or after a CIBC ABL Reorganization Date, the bank issuing a Letter of Credit for the Borrower in accordance with Section 2.18A.
“ITA” means the Income Tax Act (Canada) as amended from time to time (or any successor statute).

“Lender” means any Lender having a Commitment hereunder and/or a Revolving Loan outstanding hereunder.
“Lender Affiliate” means, with respect to any Lender, an Affiliate of such Lender.
“Lenders” means the Persons listed as lenders on Schedule A (and includes their respective successors) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Letter of Credit” means, prior to a CIBC ABL Reorganization Date, a letter of credit issued by the Issuing Bank for or on behalf of the Borrower with the assistance of the Agent in accordance with Section 2.18; or, on or after a CIBC ABL Reorganization date, a letter of credit issued by the Issuing Bank for or on behalf of the Borrower in accordance with Section 2.18A.
“Letter of Credit Exposure” means, at any time and subject to the Letter of Credit Sub-Line, the sum of: (a) the aggregate face amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all Reimbursement Obligations in respect of all Letter of Guarantees at such time. The Letter of Credit Exposure of any Lender at any time shall be its Applicable Percentage of the total Letter of Credit Exposure at such time with the total of all such Letter of Credit Exposure of all Lenders not to exceed the Letter of Credit Sub-Line. Any Letter of Credit Exposure denominated in U.S. Dollars shall be the Cdn.$ Equivalent thereof.
“Letter of Credit Guarantee” means the agreement for the substitution of applicants or such other form of guarantee or indemnity agreement which is acceptable to the Issuing Bank and the Agent, supporting the issuance of Letters of Credit by the Issuing Bank provided the aggregate amount of all such Letters of Credit issued and to be issued shall not exceed the Letter of Credit Sub-Line.
“Letter of Credit Sub-Line” means the amount of the commitment by the Agent and the Lenders hereunder, in an aggregate amount up to but not exceeding $500,000, to assist the Borrower in obtaining Letters of Credit.
“LIBO Rate” means, for any Interest Period, the rate for U.S. Dollar borrowings appearing on Page 3750 of the Telerate Service or Page LIBOR01 of the Reuters Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate at which U.S. Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of CIBC in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“LIBO Rate Borrowing” means a Borrowing comprised of one or more LIBO Rate Loans.
“LIBO Rate Loan” means a Loan denominated in U.S. Dollars made by the Lenders to the Borrower hereunder pursuant to a drawdown, rollover or conversion of a Loan which bears interest at a rate based upon the LIBO Rate.
“Lien” means, (a) with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothec, hypothecation, encumbrance, charge, security interest, royalty interest, trust, deemed trust, adverse claim, defect of title or right of set off in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, title retention agreement or consignment agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to any asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, (d) any netting arrangement, defeasance arrangement or reciprocal fee arrangement, and (e) any other arrangement having the effect of providing security.
“Loan” means any loan made by the Lenders to the Borrower pursuant to this Agreement.
“Loan Documents” means this Agreement, the Security Documents, the Blocked Account Agreement, the Borrowing Requests, the Borrowing Base Reports, and any other document, instrument or agreement (other than participation, agency or similar agreements among the Lenders or between any Lender and any other bank or creditor with respect to any indebtedness or obligations of any Credit Party hereunder or thereunder) now or hereafter entered into in connection with this Agreement (including any F/X Contracts), as such documents, instruments or agreements may be amended, modified or supplemented from time to time.
“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, profitability, prospects or condition, financial or otherwise, of the Credit Parties, or (b) the validity or enforceability of any of the Loan Documents, the priority of the Liens created thereby or the rights and remedies of the Agent and the Lenders thereunder or (c) any Material Contract, or (d) the value of the Collateral taken as a whole.
“Material Contract” means (a) the contracts, licences and agreements listed and described on Schedule 3.18, and (b) any other contract, licence or agreement (i) to which any Credit Party is a party or bound, (ii) which is material to, or necessary in, the operation of the business of any Credit Party, and (iii) which a Credit Party cannot promptly replace by an alternative and comparable contract with comparable commercial terms.
“Material Indebtedness” means any Indebtedness (other than the Loans) of any one or more of the Credit Parties in an aggregate principal amount exceeding Cdn.$250,000.

“Maturity Date” means the third anniversary of the Effective Date (or, if such third anniversary is not a Business Day, the next Business Day thereafter).
“Obligations” means, with respect to any Credit Party, all obligations, liabilities and Indebtedness of such Credit Party to the Agent, the Lenders or a Lender with respect to the principal of and interest on the Loans and the payment or performance of all other obligations, liabilities and Indebtedness of such Credit Party to the Agent, the Lenders or a Lender hereunder or arising under or pursuant to any one or more of the other Loan Documents or with respect to the Loans, including (i) all reimbursement and indemnity obligations of such Credit Party to the Agent, the Lenders or a Lender hereunder or in connection with any Letter of Credit, Letter of Credit Guarantee, F/X Contract, F/X Guarantee or otherwise, (ii) all interest (including all interest that accrues after the commencement of any case or proceeding by or against a Credit Party under any federal, provincial or state bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding), and all charges, expenses, fees, legal fees, filing fees and any other sums chargeable to such Credit Party hereunder, under another Loan Document, or under any other agreement or instrument with the Agent, Lenders, F/X Bank or Issuing Bank, and (iii) all obligations of such Credit Party to the Agent, a Lender, the Lenders or any of their respective Affiliates in respect of any Cash Management Services.
“Out-of-Pocket Expenses” means all of the Agent’s reasonable present and future expenses incurred relative to this Agreement or any other Loan Documents, whether incurred heretofore or hereafter, which reasonable expenses shall include, without being limited to: the reasonable cost of retaining external legal counsel, record searches, all costs and expenses incurred by the Agent in opening bank accounts, depositing cheques, receiving and transferring funds, and wire transfer charges, any charges imposed on the Agent due to returned items and “insufficient funds” of deposited cheques and the Agent’s standard fees relating thereto, any amounts paid by, incurred by or charged to, the Agent by the Issuing Bank under a Letter of Credit or a Letter of Credit Guarantee, by the F/X Bank under an F/X Contract or F/X Guarantee or the reimbursement agreements related thereto, applications for Letters of Credit , F/X Contracts or other like document which pertain either directly or indirectly to such Letters of Credit or F/X Contracts and the Agent’s standard fees relating to the Letters of Credit, F/X Contracts and any drafts thereunder, reasonable travel, lodging and similar expenses of the Agent’s personnel (or any of its agents) in connection with inspecting and monitoring the Collateral from time to time at reasonable intervals hereunder, any applicable reasonable counsel fees and disbursements, fees and taxes relative to the filing of financing statements, and all expenses, costs and fees set forth incurred by or imposed on the Agent by reason of the exercise of any of its rights and remedies under this Agreement or any of the other Loan Documents.
“Parent” means BlueLinx Corporation.
“Parent Credit Facility” means any credit facility extended to the Parent, including without limitation the Wells Fargo Facilities.
“Parent Credit Facility Lender” means any agent, on behalf of the lenders thereunder, or any lender (in the case of a bilateral facility) under any Parent Credit Facility, including without limitation Wells Fargo.

“Participant” has the meaning set out in Section 9.4.
“Payment Office” means the Agent’s office located at 207 Queen’s Quay West, Suite 705, Toronto, Ontario, M5J 1A7, Attention: Chief Credit Officer (or such other office or individual as the Agent may hereafter designate in writing to the other parties hereto).
“Pension Plan” means any pension or other employee benefit plan (including any plan subject to the Pension Benefits Standards Act (British Columbia), as amended from time to time (or any successor statute) in respect of which (i) is maintained by any Credit Party or Related Party, (ii) any Credit Party or Related Party makes, has made or is required to make (at any time during the five (5) calendar years preceding the date of this Agreement) contributions in respect of its employees, or (iii) any other plan with respect to which any Credit Party or any Related Party has incurred or may incur liability, including contingent liability either to such plan or to any Person, administration or Governmental Authority.
“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from a perspective of a secured asset based lender) business judgment taking into account the customary practices of the Agent.
“Permitted Investments” means:
(a)	direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the Government of Canada or of any Canadian province (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the Government of Canada or of such Canadian province), in each case maturing within one year from the date of acquisition thereof;
(b)	investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Schedule I bank under the Bank Act (Canada).
“Permitted Liens” means:
(a)	Liens in favour of the Agent, for and on behalf of the Lenders for the obligations of the Borrower or any other Credit Party under or pursuant to the Loan Documents;
(b)	Liens granted by a Credit Party in favour of another Credit Party in order to secure any of its indebtedness to such other Credit Party, provided that such Liens are subject to assignment, subordination and postponement arrangements satisfactory to the Agent;
(c)	Purchase Money Liens securing Indebtedness and Liens to secure Capital Lease Obligations, in each case only to the extent permitted by Section 6.1(f);
(d)	Liens imposed by any Governmental Authority for Taxes not yet due and delinquent or which are being contested in good faith in compliance with Section 5.3, and, during such period during which such Liens are being so contested, such Liens shall not be executed on or enforced against any of the assets of any Credit Party;

(e)	carrier’s, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction and other like Liens arising by operation of Applicable Law, arising in the ordinary course of business, which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, and, during such period during which such Liens are being so contested, such Liens shall not be executed on or enforced against any of the assets of any Credit Party, provided in each case that the applicable Credit Party shall have set aside on its books reserves deemed adequate therefor and not resulting in qualification by auditors;
(f)	statutory Liens incurred or pledges or deposits made under worker’s compensation, unemployment insurance and other social security legislation;
(g)	Liens or deposits to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (other than for borrowed money) incurred in the ordinary course of business
(h)	servitudes, easements, rights-of-way, restrictions and other similar encumbrances on real property imposed by Applicable Law or incurred in the ordinary course of business and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Credit Parties;
(i)	Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Credit Parties shall at any time in good faith be prosecuting an appeal or proceeding for review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;
(j)	undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with Applicable Law or of which written notice has not been duly given in accordance with Applicable Law or which although filed or registered, relate to obligations not due or delinquent;
(k)	the rights reserved to or vested in Governmental Authorities by statutory provisions or by the terms of leases, licenses, franchises, grants or permits, which affect any land, to terminate the leases, licenses, franchises, grants or permits or to require annual or other periodic payments as a condition of the continuance thereof;
(l)	securities to public utilities or to any municipalities or Governmental Authorities or other public authorities when required by such utilities, municipalities or Governmental Authorities or such other public authorities in connection with the supply of services or utilities to a Credit Party;

(m)	Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that, in the case of a Credit Party such Liens or covenants do not materially and adversely affect the use of such lands by the Credit Party;
(n)	Liens consisting of royalties payable with respect to any asset or property of a Credit Party existing as of the Effective Date; provided that the existence of any such Lien on any material property or asset of a Credit Party shall have been disclosed in writing to the Lenders prior to the Effective Date;
(o)	Liens securing reimbursement obligations relating to letters of credit issued pursuant to this Agreement, provided that the value of the collateral subject to any such Lien does not exceed the amount of the related reimbursement obligation;
(p)	statutory Liens incurred or pledges or deposits made in favour of a Governmental Authority to secure the performance of obligations of a Credit Party under Environmental Laws to which any assets of such Credit Party are subject, provided that such Liens have not become enforceable;
(q)	a Lien granted by a Credit Party to a landlord to secure the payment of arrears of rent in respect of leased properties in the Province of Quebec leased from such landlord, provided that such Lien is limited to the assets located at or about such leased properties;
(r)	any Lien existing on any property or asset prior to the acquisition thereof by a Credit Party or existing on any property or asset of any Person that becomes a Credit Party after the date hereof prior to the time such Person becomes a Credit Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Credit Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Credit Party, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Credit Party, as the case may be; and
(s)	any extension, renewal or replacement of any of the foregoing; provided, however, that the Liens permitted hereunder shall not be extended to cover any additional Indebtedness of the Credit Parties or their property (other than a substitution of like property), except Liens in respect of Capital Lease Obligations and Purchase Money Liens as permitted by (c) above.
“Person” includes any natural person, corporation, company, limited liability company, unlimited liability company, trust, joint venture, association, incorporated organization, partnership, Governmental Authority or other entity.
“PPSA” means the Personal Property Security Act (British Columbia), as amended from time to time (or any successor statute) or similar legislation of any other jurisdiction the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, validity or effect of security interests.

“Priority Payables” means, with respect to any Person, any amount payable by such Person which is secured by a Lien which ranks or is capable of ranking prior to or pari passu with the Liens created by the Security Documents in respect of any Eligible Accounts or Eligible Inventory, including amounts owing for wages, vacation pay, severance pay, employee deductions, Wage Earner Protection Program Act (Canada) obligations, sales tax, excise tax, Tax payable pursuant to the ETA (net of GST input credits), income tax, workers compensation, government royalties, pension fund obligations (including any pension deficit), Canadian Pension and other Pension Plan obligations, real property tax and other statutory or other claims that have or may have priority over, or rank pari passu with, such Liens created by the Security Documents.
“Property” means any interest in any kind of property or asset, whether real (including chattels real), personal or mixed, movable or immovable, tangible or intangible.
“Purchase Money Lien” means a Lien taken or reserved in equipment to secure payment of all or part of its purchase price, provided that such Lien (i) secures an amount not exceeding the purchase price of such personal property, (ii) extends only to such personal property and its proceeds, and (iii) is granted prior to or within 30 days after the purchase of such personal property.
“QST” means the Quebec sales tax imposed pursuant to an Act respecting the Québec sales tax.
“Register” has the meaning set out in Section 9.4(c).
“Reimbursement Obligations” means, at any date, the sum of the outstanding obligations of the Borrower to reimburse the Agent at such time to the extent that the Agent is obligated to reimburse (a) the Issuing Bank at such time pursuant to any Letter of Credit Guarantee and (b) the F/X Bank at such time pursuant to any F/X Guarantee.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Release” is to be broadly interpreted and shall include an actual or potential discharge, deposit, spill, leak, pumping, pouring, emission, emptying, injection, escape, leaching, seepage or disposal of any Hazardous Materials which is or may be in breach of any Environmental Laws.
“Repayment Notice” means a notice in the form of Exhibit J;
“Required Lenders” means, at any time, Lenders having Commitments which represent, in the aggregate, more than 50% of the aggregate amount of the Commitments of all the Lenders under the Credit.
“Responsible Officer” means, with respect to any Person, the chairman, the president, any vice president, the chief executive officer, the chief operating officer or the treasurer, and, in respect of financial or accounting matters, any Financial Officer of such Person; unless otherwise specified, all references herein to a Responsible Officer mean a Responsible Officer of the Borrower.

“Restricted Payment” shall mean, with respect to any Person, any payment by such Person (i) of any dividends on any of its Equity Securities, (ii) on account of, or for the purpose of setting apart any property for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any of its Equity Securities or any warrants, options or rights to acquire any Equity Securities, or the making by such Person of any other distribution in respect of any of its Equity Securities, (iii) of any principal of or interest or premium on or of any amount in respect of a sinking or analogous fund or defeasance fund for any Indebtedness of such Person ranking in right of payment subordinate to any liability of such Person under the Loan Documents, (iv) of any principal of or interest or premium on or of any amount in respect of a sinking or analogous fund or defeasance fund for any Indebtedness of such Person to a shareholder of such Person or to an Affiliate of a shareholder of such Person, (v) in respect of an Investment, or (vi) of any management, consulting or similar fee or any bonus payment or comparable payment, or by way of gift or other gratuity, to any Affiliate of such Person or to any director or officer thereof.
“Revolving Loan” has the meaning set out in Section 2.1.
“Rolling Period” means, as at the end of any fiscal month, such fiscal month taken together with the eleven immediately preceding fiscal months.
“Scheduled Capital Expenditures” means Capital Expenditures of the Borrower and the Credit Parties permitted for any Fiscal Year pursuant to Section 6.14.
“Security Documents” means the agreements, documents or instruments described or referred to in Section 4.1 and Section 5.11 (including, to the extent such Section describes an amendment, the agreement, document or instrument amended thereby) and any and all other agreements, documents or instruments now or hereafter executed and delivered by any Credit Party or any other Person as security for the payment or performance of all or part of the obligations of the Borrower (or such Credit Party or other Person) hereunder or under any other Loan Documents, as any of the foregoing may have been, or may hereafter be, amended, modified or supplemented.
“Services Agreement” means the services agreement dated December 15, 2010 between the Borrower and the Parent, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Settlement Date” means the date, which shall be weekly, or more frequently at the discretion of the Agent upon the occurrence of an Event of Default or a continuing decline or increase of the Loans, that the Agent and the Lenders shall settle among themselves so that (a) the Agent shall not at any time have, as the agent for the Lenders, any money at risk, and (b) on such Settlement Date each Lender shall be responsible for its pro rata amount of the Revolving Loan, calculated on the basis of each of their Applicable Percentages in respect of the outstanding Exposure as at such date, provided that each Settlement Date shall be a Business Day.

“Standard Cost” means the standard cost of Inventory determined in accordance with the applicable Credit Party’s published GAAP compliant inventory policy, consistently applied, and excludes any portion of cost representing intercompany profit or gain in the case of Inventory acquired from an Affiliate of any Credit Party.
“Subsidiary” means, with respect to any Person (in this definition, the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, in each case by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Swap Transaction” means any transaction or agreement entered into between the Borrower and any other counterparty with respect to any swap, forward, future or derivative transaction or agreement or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, harmonized, value added, capital, capital gains, alternative, franchise, net worth, branch transfer, land transfer, profits, withholding, payroll, employer health, excise, stamp, documentary, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or similar charges in the nature of a tax, including Canada Pension Plan and provincial pension plan contributions, unemployment insurance payments and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties with respect thereto, imposed by any Governmental Authority (including federal, state, provincial, territorial, municipal and foreign Governmental Authorities), and whether disputed or not.
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit and the entering into of F/X Contracts hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Canadian Prime Rate, the CDOR Rate, the Base Rate, the LIBO Rate, or is a Letter of Credit.
“UCC” means the Uniform Commercial Code as in effect from time to time for the applicable State in question.
“U.S. Dollars” and “U.S.$” refer to lawful money of the United States of America.
“U.S.$ Equivalent” means, on any day, the amount of U.S. Dollars that the Agent could purchase, in accordance with its normal practice, with a specified amount of Canadian Dollars based on the spot rate at which U.S. Dollars are offered at the start of such day by CIBC in Toronto, Ontario.
“Violation Notice” means any notice received by any Credit Party from any Governmental Authority under any Environmental Law that the applicable Credit Party or any of its property and assets is not in compliance with the requirements of any Environmental Law.
“Wells Fargo” means Wells Fargo Bank N.A. (as successor to Wachovia Bank, National Association), as agent.
“Wells Fargo Facilities” means the credit facilities established pursuant to the Amended and Restated Loan and Security Agreement dated August 4, 2006 between Wells Fargo, as agent, the Parent, Bluelinx Florida LP, and Bluelinx Services Inc., as borrowers, Bluelinx Florida Holding No. 1 Inc., Bluelinx Florida Holding No. 2 Inc., BLX Texas Acquisition I LLC, and BLX Texas Acquisition II LLC, as guarantors, and the financial institutions party thereto as lenders, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.
1.2 Classification of Loans and Borrowings For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Canadian Prime Rate Loan”) and Borrowings also may be classified and referred to by Type (e.g., a “Canadian Prime Rate Borrowing”).
1.3 Terms Generally The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word ‘shall”. The word “or” is disjunctive; the word “and” is conjunctive. The word “shall” is mandatory; the word “may” is permissive. The words “to the knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case or a Person other than a natural Person, known by the Responsible Officer of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by such Responsible Officer of that Person). Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.4 Accounting Terms; GAAP Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. All calculations of the components of the financial information for the purposes of determining compliance with the financial ratios and financial covenants contained herein shall be made on a basis consistent with GAAP in existence as at the date of this Agreement and used in the preparation of the consolidated financial statements of the Borrower referred to in Section 5.1(a), and all calculations with respect to inventory shall use the same method for inventory valuation as used in the preparation of the Borrower’s financial statements on the date hereof. Upon the adoption by the Borrower of International Financial Reporting Standards, or in the event of a change in GAAP, the Borrower and the Agent shall negotiate in good faith to revise (if appropriate) such ratios and covenants to give effect to the intention of the parties under this Agreement as at the Effective Date, and any new ratio or covenant shall be subject to approval by the Required Lenders. In the event that such negotiation is unsuccessful, all calculations thereafter made for the purpose of determining compliance with the financial ratios and financial covenants contained herein shall be made on a basis consistent with GAAP in existence as at the Effective Date.
1.5 Time All time references herein shall, unless otherwise specified, be references to local time in Toronto, Ontario. Time is of the essence of this Agreement and the other Loan Documents.
1.6 Permitted Liens Any reference in any of the Loan Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Loan Documents to any Permitted Lien.

1.7 Interpretation Clause (Québec) For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a resolutory clause, (f) all references to filing, registering or recording under the PPSA or UCC shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall be deemed to include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary”, (k) “construction liens” shall be deemed to include “legal hypothecs”; (l) “joint and several” shall be deemed to include solidary; (m) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”; (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”; (o) “servitude” shall be deemed to include easement; (p) “priority” shall be deemed to include “prior claim”; (q) “survey” shall be deemed to include “certificate of location and plan”; (r) “state” shall be deemed to include “province”; (s) “fee simple title” shall be deemed to include “absolute ownership”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisages par cette convention et les autres documents peuvent être rédigés en la langue anglaise seulement.
1.8 Currency Unless otherwise specified in this Agreement, all references to currency (without further description) are to lawful money of Canada.
ARTICLE 2
THE CREDITS
2.1 Commitments Subject to the terms and conditions set forth herein, each Lender commits to make Loans (each such Loan made under this Section 2.1, a “Revolving Loan”) to the Borrower from time to time during the period commencing on the Effective Date and ending on the Maturity Date (each such commitment, a “Commitment”) in an aggregate principal amount up to the amount set forth beside such Lender’s name in Schedule A under the heading “Commitment”, provided that a Lender shall not be required to extend further credit hereunder if any further extension of credit made by such Lender as requested by the Borrower would result in (i) such Lender’s Exposure exceeding such Lender’s Commitment, or (ii) the sum of the total Exposure exceeding either the total Commitment or the Borrowing Base. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Revolving Loans. In addition, the Borrower may, on at least ten (10) days’ prior written notice to the Agent, from time to time request a permanent increase in the Commitment in an aggregate principal amount of up to $5,000,000, provided that (i) no increase in the Commitments shall be made if a Default or an Event of Default shall have occurred and be continuing or would result after giving effect to such increase, (ii) each such increase shall be in a minimum principal amount of $1,000,000, (iii) the Borrower shall pay to the Agent, for the account of the Lenders, a one-time fee in an amount equal to 0.5 % of the amount of each such Commitment increase, (iv) the aggregate principal amount of all such Commitment increases shall not exceed $5,000,000, and (v) no Lender shall be obligated to increase its Commitment. The pro rata share of each Lender’s Commitment hereunder shall automatically increase as a result of any permitted increase in the Commitment hereunder, and Schedule A shall be amended to reflect any such permitted increase.

2.2 Loans and Borrowings
(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders rateably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b) Subject to the Letter of Credit Sub-Line limitation, the F/X Contract Sub-Line limitation, the Borrowing Base limitations and the other limitations on Loans and Borrowings as provided in this Agreement, each Borrowing shall be comprised entirely of Canadian Prime Loans, Bankers Acceptances, BA Equivalent Loans, Base Rate Loans, LIBO Rate Loans and/or the delivery of Letters of Credit Guarantees or F/X Guarantees as the Borrower may request in accordance herewith. For greater certainty, from and after a CIBC ABL Reorganization Date, Borrowing with respect to Letters of Credit or F/X Contracts shall be governed by Sections 2.18A or 2.19A, as applicable, and not by Sections 2.18 or 2.19.
(c) Each Lender may at its option make any LIBO Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not result in any increased costs for the Borrower or affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. At the commencement of each Interest Period for any LIBO Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $500,000. At the commencement of each Contract Period for any BA Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $500,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five BA Borrowings or five LIBO Rate Borrowings outstanding.

2.3 Requests for Borrowings
(a) The initial Borrowings hereunder on the Effective Date in respect of the Credit shall be Canadian Prime Borrowings. Thereafter, to request a Borrowing, the Borrower shall notify the Agent of such request by written Borrowing Request (i) in the case of a LIBO Rate Borrowing, not later than 11:00 a.m., Toronto time, three Business Days before the date of the proposed Borrowing, (ii) in the case of a BA Borrowing, not later than 11:00 a.m., Toronto time, two Business Days before the date of the proposed Borrowing, or (iii) in the case of a Canadian Prime Borrowing or a Base Rate Borrowing, not later than 12:00 p.m., Toronto time, on the date of the proposed Borrowing; or (ii) in the case of the issuance of a Letter of Credit Guarantee in accordance with Section 2.18 (or, after a CIBC ABL Reorganization Date, a Letter of Credit in accordance with Section 2.18A) or the issuance of an F/X Guarantee in accordance with Section 2.19 (or, after a CIBC ABL Reorganization Date, the entry into an F/X Contract in accordance with Section 2.19A), not later than 11:00 a.m., Toronto time, five (5) Business Days before the date of the proposed Borrowing. The Agent and each Lender are entitled to rely and act upon any written Borrowing Request given or purportedly given by the Borrower, and the Borrower hereby waives the right to dispute the authenticity and validity of any such request or resulting transaction once the Agent or any Lender has advanced funds or arranged for the issuance of a Letter a Credit Guarantee based on such written Borrowing Request. Each such written Borrowing Request shall be substantially in the form of Exhibit B and shall specify the following information:
(i)	the aggregate amount of each requested Borrowing and the Type thereof;

(ii)	the date of such Borrowing, which shall be a Business Day;
(iii)	whether such Borrowing is to be a Canadian Prime Borrowing, a BA Borrowing, a Base Rate Borrowing, a LIBO Rate Borrowing, or the issuance of a Letter of Credit Guarantee in accordance with Section 2.18 (or, after a CIBC ABL Reorganization Date, a Letter of Credit in accordance with Section 2.18A) or the issuance of an F/X Guarantee in accordance with Section 2.19 (or, after a CIBC ABL Reorganization Date, the entry into an F/X Contract in accordance with Section 2.19A);
(iv)	in the case of a LIBO Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”, and in the case of a BA Borrowing, the initial Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period”; and
(v)	the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of this Agreement.
(b) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Canadian Prime Borrowing (if denominated in Canadian Dollars) or a Base Rate Borrowing (if denominated in U. S. Dollars). If no currency is specified, the Borrowing shall be denominated in Canadian Dollars. If no Interest Period is specified with respect to any requested LIBO Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of a one month duration. If no Contract Period is specified with respect to any requested BA Borrowing, then the Borrower shall be deemed to have selected a Contract Period of a one month duration.

(c) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request. Thereafter, the Borrower may elect to convert a Borrowing to a different Type or to continue such Borrowing and, in the case of (i) a LIBO Rate Borrowing, may elect a new Interest Period therefor, or (ii) a BA Borrowing, may elect a new Contract Period therefor, all as provided in this Section 2.3(c). The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing in accordance with their Applicable Percentage, and the Loans comprising each such portion shall be considered a separate Borrowing. To make an election pursuant to this Section 2.3(c), the Borrower shall notify the Agent of such election in the manner and by the time that a Borrowing Request would be required under Section 2.3(a) if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. In addition to the information specified in Section 2.3(a), each Borrowing Request shall specify the Borrowing to which such request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing.
(d) In the absence of a timely and proper election with regard to (i) LIBO Rate Borrowings, the Borrower shall be deemed to have elected to convert such LIBO Rate Borrowings to Base Rate Borrowings on the last day of the Interest Period of the relevant LIBO Rate Borrowings, and (ii) BA Borrowings, the Borrower shall be deemed to have elected to convert such BA Borrowings to Canadian Prime Borrowings on the last day of the Contract Period of the relevant BA Borrowings.
(e) The Agent shall not incur any liability to the Borrower as a result of acting in accordance with any notice or request referred to in this Section 2.3, which notice or request the Agent believes in good faith to have been given by an officer duly authorized by the Borrower to request Loans on its behalf or for otherwise acting in good faith under this Section 2.3, and the crediting of Loans to the Borrower’s disbursement accounts, or transmittal to such Person or other bank account as the Borrower shall direct, shall conclusively establish the obligation of the Borrower to repay such Loans as provided herein. Nothing herein shall, however, release or be deemed to release the Agent in respect of its gross negligence or wilful misconduct.
(f) Except to the extent otherwise permitted to the contrary hereunder, any Borrowing Request made pursuant to in this Section 2.3 shall be irrevocable and the Borrower shall be bound to borrow the funds requested therein in accordance therewith.
2.4 Funding of Borrowings
(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Toronto time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders. The Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower and designated by the Borrower in the applicable Borrowing Request. Prior to a CIBC ABL Reorganization Date, the Borrower shall satisfy Reimbursement Obligations promptly as they arise by way of a request for a Loan and all Loans made hereunder to satisfy Reimbursement Obligations: (i) in respect of any Letter of Credit Guarantee shall be remitted by the Agent to the Issuing Bank in accordance with such Letter of Credit Guarantee (unless the Issuing Bank has already been fully reimbursed directly by the Borrower in respect of drawings under the Letter of Credit which is the subject of such Letter of Credit Guarantee), and (ii) in respect of any F/X Guarantee shall be remitted by the Agent to the F/X Bank in accordance with such F/X Guarantee (unless the F/X Bank has already been fully reimbursed directly by the Borrower in respect of all such losses in respect of the F/X Contract which is the subject of such F/X Guarantee). After a CIBC ABL Reorganization Date, the Borrower shall satisfy Reimbursement Obligations promptly as they arise by way of a request for a Loan and all Loans made hereunder to satisfy Reimbursement Obligations: (i) in respect of any Letter of Credit shall be remitted by the Agent to the Issuing Bank in accordance with such Letter of Credit (unless the Issuing Bank has already been fully reimbursed directly by the Borrower in respect of drawings under the Letter of Credit), and (ii) in respect of any F/X Contract shall be remitted by the Agent to the F/X Bank in accordance with such F/X Contract (unless the F/X Bank has already been fully reimbursed directly by the Borrower in respect of all such losses in respect of the F/X Contract).

(b) The Agent may, upon notice given by the Agent no later than 12:00 p.m. Toronto time on any Settlement Date, request each Lender to make, and each Lender hereby agrees to make, a Revolving Loan in an amount equal to such Lender’s Applicable Percentage (calculated with respect to the aggregate Commitments then outstanding) of the aggregate amount of the Revolving Loans made by the Agent from the preceding Settlement Date to the date of such notice. Each Lender’s obligation to make the Revolving Loans and to make the settlements pursuant to this Section 2.4 shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defence or other right which any such Lender or the Borrower may have against the Agent, the Borrower, any Lender or any other Person for any reason whatsoever; (ii) any adverse change in the condition (financial or otherwise) of the Borrower; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Without limiting the liability and obligation of each Lender to make such advances, the Borrower authorizes the Agent to charge the Borrower’s loan account to the extent amounts received from the Lenders are not sufficient to repay in full the amount of any such deficiency. To the extent that any Lender has failed to fund all such payments and Revolving Loans, the Agent shall be entitled to set off the funding short-fall against that Lender’s pro rata share of all payments received from the Borrower.
(c) The Agent, for the account of the Lenders, shall disburse all amounts to the Borrower and shall handle all collections. It is understood that for purposes of advances to the Borrower and for purposes of this Section 2.4, the Agent is using the funds of the Agent.
(d) Unless the Agent shall have been notified in writing by any Lender prior to any advance to the Borrower that such Lender will not make the amount which would constitute its share of the Borrowing on such date available to the Agent, the Agent may assume that such Lender shall make such amount available to the Agent on a Settlement Date, and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. A certificate of the Agent submitted to any Lender with respect to any amount owing under this Section 2.4 shall be conclusive, absent manifest error. If such Lender’s share of such Borrowing is not in fact made available to the Agent by such Lender on the Settlement Date, the Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to Revolving Loans hereunder, on demand, from the Borrower without prejudice to any rights which the Agent may have against such Lender hereunder. Nothing contained in this shall relieve any Lender which has failed to make available its Applicable Percentage of any borrowing hereunder from its obligation to do so in accordance with the terms hereof. Nothing contained herein shall be deemed to obligate the Agent to make available to the Borrower the full amount of a requested advance when the Agent has any notice (written or otherwise) that any of the Lenders will not advance its Applicable Percentage thereof.

(e) On the Settlement Date, the Agent and the Lenders shall each remit to the other, in immediately available funds, all amounts necessary so as to ensure that, as of the Settlement Date, the Lenders shall have their Applicable Percentage share of all outstanding Obligations.
(f) The Agent shall forward to each Lender, at the end of each fiscal month, a copy of the account statement rendered by the Agent to the Borrower.
(g) The Agent shall, after receipt of any interest and fees earned under this Agreement, promptly remit to the Lenders their Applicable Percentage of any (i) fees they are entitled to receive, and (ii) interest computed at the rate and as provided for in this Agreement on all outstanding amounts advanced by the Lenders on each Settlement Date, prior to adjustment, that are subsequent to the last remittance by the Agent to the Lenders of such interest amounts.
2.5 Interest
(a) The Loans comprising each Canadian Prime Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days, as the case may be) at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin from time to time in effect. The Loans comprising each BA Borrowing shall bear interest (computed in advance on the basis of the actual number of days in the relevant Contract Period over a year of 365 days or 366 days, as the case may be) at a rate per annum equal to the BA Rate plus the Applicable Margin from time to time in effect. The Loans comprising each Base Rate Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days at a rate per annum equal to the Base Rate plus the Applicable Margin from time to time in effect. The Loans comprising each LIBO Rate Borrowing shall bear interest (computed on the basis of the actual number of days in the relevant Interest Period over a year of 360 days) at the LIBO Rate for the Interest Period in effect for such LIBO Rate Borrowing plus the Applicable Margin. The Loans comprising each BA Borrowing shall be subject to the Acceptance Fee which shall be payable as set out in Section 2.11
(b) If a Default or an Event of Default has occurred and is continuing, all amounts outstanding hereunder (including, without duplication, all Loans and all Letter of Credit Exposure and F/X Exposure) shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan or, in the case of any amount not constituting principal or interest on a Loan, at a rate equal to 2% plus the rate otherwise applicable to, in the case of Canadian Dollar amounts, Canadian Prime Loans, or in the case of U.S. Dollar amounts, Base Rate Loans.
(c) Accrued interest on each Loan shall be payable in arrears on the earlier of (i) each applicable Interest Payment Date, and (ii) the date of termination of the Commitments. In addition, in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) All interest hereunder shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Any Loan that is repaid on the same day on which it is made shall bear interest for one day. The applicable Canadian Prime Rate, Base Rate, LIBO Rate or BA Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.
(e) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.
(f) If any provision of this Agreement would oblige the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any Applicable Law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:
(i)	first, by reducing the amount or rate of interest required to be paid to the affected Lender under Section 2.5; and
(ii)	thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).
2.6 Termination and Reduction of Commitments
(a) Unless previously terminated and subject to any earlier demand for payment upon the occurrence of an Event of Default, the Commitments shall terminate on the Maturity Date.
(b) The Borrower may, upon five Business Days prior irrevocable written notice to the Agent, permanently cancel the Commitments without penalty. The Agent shall promptly notify each Lender of the receipt by the Agent of any such notice. Notwithstanding the termination of this Agreement, until all Obligations are irrevocably and indefeasibly paid and performed in full, the Credit Parties shall remain bound by the terms of this Agreement and under the Loan Documents and shall not be relieved of any of their Obligations and the Agent and Lenders shall retain all their rights and remedies hereunder and under the Loan Documents (including, without limitation, in all then existing and after-arising Collateral). Pending a final accounting, the Agent may withhold any balances in the Borrower’s loan account to cover all of the Obligations, whether absolute or contingent, including cash reserves for any contingent Obligations, including an amount equal to 105% of the face amount of any Letters of Credit outstanding as of the effective date of termination of this Agreement.

(c) Unless the Commitments have been previously terminated, upon the occurrence of the Maturity Date in respect of any Lender, the Commitment thereof shall be permanently reduced to an amount equal to the amount of the Loans made by such Lender at such date and the Commitment shall be permanently reduced by an amount equal to such reduction of such Commitment.
(d) Subject to the other terms and conditions of this Agreement and unless the Commitments have been earlier terminated, the Commitments shall be available hereunder from the Effective Date until the Maturity Date.
2.7 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan and all other Obligations on the earlier of the Maturity Date and the date that the Commitment is terminated pursuant to Section 2.6(b) or Section 7.1.
2.8 Evidence of Debt
(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Borrowing made by such Lender hereunder, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b) The Agent shall maintain accounts in which it shall record (i) the amount of each Borrowing made hereunder, the Type thereof and, in the cases of BA Borrowings and LIBO Rate Loans, the relevant Contract Period or Interest Period, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(c) The entries made in the accounts maintained pursuant to Sections 2.8(a) and (b) shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations recorded therein and shall be admissible in any action or proceeding arising therefrom; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Borrowings in accordance with the terms of this Agreement. In the event of a conflict between the records maintained by the Agent and any Lender, the records maintained by the Agent shall govern.

2.9 Prepayments
(a) Mandatory Borrowing Base Prepayments. If at any time the aggregate Exposure of all Lenders is in excess of (i) the Borrowing Base or (ii) the total Commitment, the Borrower shall immediately pay to the Agent, for the account of the Lenders, the amount of such excess to be applied (i) first, in satisfaction of all Reimbursement Obligations, if any, outstanding at such time, (ii) second, as a prepayment of the Revolving Loans, and (iii) third, as Cover for any remaining Bankers Acceptances, Letter of Credit Exposure and F/X Exposure in an amount of such remaining excess.
(b) Application of Cover Amount. The amount of Cover required pursuant to Section 2.9(a)(iii) or following the occurrence and continuance of an Event of Default shall be paid by the Borrower to the Agent and retained by the Agent in a collateral account maintained by the Agent at its Payment Office and collaterally assigned to, or charged in favour of, the Agent as security until such time as the applicable Letters of Credit and F/X Contracts shall have expired or matured and Reimbursement Obligations, if any, with respect thereto shall have been fully satisfied; provided that if any such Reimbursement Obligations are not satisfied when due hereunder, the Agent may apply any or all amounts in such collateral account in satisfaction of any or all such Reimbursement Obligations.
(c) Currency Fluctuations. If, at any time, the Canadian $ Equivalent of the Loans made by any Lender to the Borrower under any Credit exceeds the Commitment of such Lender under such Credit (any such excess being referred to in this Section as an “Excess Amount”), then the Borrower will forthwith repay to the Agent, for the account of each applicable Lender, an amount equal to the Excess Amount with respect to such Lender. The Agent shall request repayment of any Excess Amount forthwith upon request therefor by any Lender, but the Agent is not otherwise required to monitor Excess Amount levels or to request repayment thereof.
(d) Voluntary Prepayment. The Borrower may, upon delivery of a Repayment Notice to the Agent (delivered in accordance with the notice periods applicable to delivery of a Borrowing Request under Section 2.3(a)), prepay all or any part of a Canadian Prime Borrowing, or Base Rate Borrowing, BA Borrowing or LIBO Rate Borrowing (provided that any such prepayment of part of a BA Borrowing or a LIBO Rate Borrowing, and any BA Borrowing or LIBO Rate Borrowing not repaid by such partial payment, shall be in amounts contemplated by Section 2.2(c)), provided that a BA Borrowing or LIBO Rate Borrowing or part thereof may only be repaid on the last day of the Contract Period or Interest Period, as the case may be. Each Repayment Notice delivered hereunder shall be irrevocable. No prepayment under this Section 2.9(d) shall permanently reduce or terminate any of the Commitments.
(e) Notice by Agent. Upon receipt of any prepayment or Repayment Notice pursuant to this Section 2.9, the Agent shall promptly notify each applicable Lender of the contents thereof and of such Lender’s Applicable Percentage of such prepayment. Each Repayment Notice provided by the Borrower in respect of any permanent repayment or prepayment hereunder shall be in the form of Exhibit J and shall be irrevocable at such time as the Agent or any Lender has commenced taking any action pursuant to any such prepayment notice.

2.10 Fees
(a) The Borrower shall pay to the Agent for the account of and distribution to each Lender rateably in accordance with each such Lender’s Applicable Percentage, in Canadian Dollars, an unused line fee (the “Unused Line Fee”) for the period commencing on the Effective Date to and including the Maturity Date (or such earlier date as the Commitments shall have been terminated entirely) computed at a rate of 0.25% per annum on the average daily excess amount of the aggregate Commitments over the aggregate Exposure (but excluding, solely for the purpose of this Section 2.10, any F/X Exposure). The Unused Line Fees on the Commitments shall be calculated monthly in arrears on the last Business Day of each calendar month (and on the date on which the Commitments terminate) and each such calculated amount shall be payable on the first Business Day of the immediately following calendar month (or on the date on which the Commitments terminate, as the case may be). All Unused Line Fees shall be computed on the basis of a year of 365 or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b) Prior to a CIBC ABL Reorganization Date, the Borrower agrees to pay to the Agent for the account of each Lender rateably in accordance with each Lender’s Applicable Percentage, a guarantee fee (a “Letter of Credit Guarantee Fee”) with respect to the provision of Letter of Credit Guarantees. After a CIBC ABL Reorganization Date, the Borrower agrees to pay to the Agent for the account of each Lender rateably in accordance with each Lender’s Applicable Percentage, a fee (a “Letter of Credit Fee”) with respect to the provision of Letter of Credit. Each Letter of Credit Guarantee Fee and each Letter of Credit Fee shall accrue and be payable at the rate of 1.75% per annum, in the case of documentary Letters of Credit or documentary Letters of Guarantee, or 2.50% per annum, in the case of stand-by Letters of Credit and stand-by Letters of Guarantee, on the average daily amount of the Letter of Credit Exposure during the period from and including the Effective Date (or the date on which any Letter of Credit Exposure first exists to but excluding the latter of: (i) the date of termination of the Commitments and (ii) the date on which there ceases to be any Letter of Credit Exposure. All such Letter of Credit Guarantee Fees and Letter of Credit Fee shall be calculated monthly in arrears on the last Business Day of each calendar month (and on the date on which the Commitments terminate) and each such calculated amount shall be payable on the first Business Day of the immediately following calendar month (or on the date on which the Commitments terminate, as the case may be); provided that all Letter of Credit Guarantee Fees and Letter of Credit Fees, together with all Standard Letter of Credit Fees (as defined below), accruing after the date on which the Commitments terminate shall be payable on demand. All Letter of Credit Guarantee Fees and Letter of Credit Fees payable pursuant to this Section 2.10(b) shall be computed on the basis of a year of 365 or 366 days, as the case may be, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Borrower also agrees to pay to the Agent, for the account of the Issuing Bank, the Issuing Bank’s standard fees (the “Standard Letter of Credit Fees”) with respect to the issuing, administration, handling, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Such standard fees shall be payable within 10 days after demand by the Agent or the Issuing Bank.

(c) The Borrower agrees to pay to the Agent, for its own account, on the Effective Date a loan facility fee equal to 0.50% of the amount of the aggregate Commitments.
(d) The Borrower agrees to pay to the Agent, for its own account, on the Effective Date and on the first Business Day of each calendar month thereafter a collateral management fee equal to $1,500 per month, which the Borrower acknowledges and agrees shall be fully earned when paid.
(e) The Borrower agrees to pay to the Agent, for its own account, the Agent’s standard charges, fees, costs and expenses for its field examinations, verifications and audits in an amount equal to $1,200 per person per day plus such field examiner’s and auditor’s out-of-pocket expenses.
(f) The Borrower agrees to pay to the Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Agent, if applicable.
(g) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent, for its own account or for distribution to the Lenders or CIBC, as the case may be. Fees paid shall not be refundable except in the case of manifest error in the calculation of any fee payment.
2.11 BA Borrowings
(a) Subject to the terms and conditions of this Agreement, the Borrower may request a Borrowing by presenting drafts for acceptance and purchase as Bankers Acceptances by the Lenders.
(b) No Contract Period with respect to a BA Borrowing shall extend beyond the Maturity Date. The Borrower shall not be entitled to obtain or roll over any BA Borrowings at any time that a Default or an Event of Default has occurred and is continuing.
(c) To facilitate availment of BA Borrowings, the Borrower hereby appoints each Lender as its attorney to sign and endorse on its behalf (in accordance with a Borrowing Request relating to a BA Borrowing), in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Lender, blank forms of Bankers Acceptances in the form requested by such Lender. In this respect, it is each Lender’s responsibility to maintain an adequate supply of blank forms of Bankers Acceptances for acceptance under this Agreement. The Borrower recognizes and agrees that all Bankers Acceptances signed and/or endorsed by a Lender on behalf of the Borrower shall bind the Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Borrower. Each Lender is hereby authorized (in accordance with a Borrowing Request relating to a BA Borrowing) to issue such Bankers Acceptances endorsed in blank in such face amounts as may be determined by such Lender; provided that the aggregate amount thereof is equal to the aggregate amount of Bankers Acceptances required to be accepted and purchased by such Lender. No Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or wilful misconduct of the Lender or its officers, employees, agents or representatives. Each Lender shall maintain a record with respect to Bankers Acceptances (i) received by it in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder, and (iv) cancelled at their respective maturities. On request by or on behalf of the Borrower, a Lender shall cancel all forms of Bankers Acceptances which have been pre-signed or pre-endorsed on behalf of the Borrower and which are held by such Lender and are not required to be issued in accordance with the Borrower’s irrevocable notice. Alternatively, the Borrower agrees that, at the request of the Agent, the Borrower shall deliver to the Agent a “depository note” which complies with the requirements of the Depository Bills and Notes Act (Canada), and consents to the deposit of any such depository note in the book-based debt clearance system maintained by the Canadian Depository for Securities.

(d) Drafts of the Borrower to be accepted as Bankers Acceptances hereunder shall be signed as set out in this Section 2.11. Notwithstanding that any person whose signature appears on any Bankers Acceptances may no longer be an authorized signatory for any Lender or the Borrower at the date of issuance of a Bankers Acceptances, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such Bankers Acceptances so signed shall be binding on the Borrower.
(e) Promptly following receipt of a Borrowing Request specifying a Borrowing by way of Bankers Acceptances, the Agent shall so advise the Lenders and shall advise each Lender of the aggregate face amount of the Bankers Acceptances to be accepted by it and the applicable Contract Period (which shall be identical for all Lenders). The aggregate face amount of the Bankers Acceptances to be accepted by the Lenders shall be in a minimum aggregate amount of Cdn.$500,000 and shall be a whole multiple of Cdn.$250,000, and such face amount shall be in the Lenders’ pro rata portions of such Borrowing, provided that the Agent may in its sole discretion increase or reduce any Lender’s portion of such BA Borrowing to the nearest Cdn.$100,000 without reducing the overall Commitments.
(f) Upon acceptance of a Bankers Acceptance by a Lender, such Lender shall purchase, or arrange for the purchase of, each Bankers Acceptance from the Borrower at the Discount Rate for such Lender applicable to such Bankers Acceptance accepted by it and provide to the Agent the Discount Proceeds therefor for the account of the Borrower. The Acceptance Fee payable by the Borrower to a Lender under Section 2.5 in respect of each Bankers Acceptance accepted by such Lender shall be set off against the Discount Proceeds payable by such Lender under this Section 2.11.
(g) Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers Acceptances accepted and purchased by it.
(h) If a Lender is not a chartered bank under the Bank Act (Canada) or if a Lender notifies the Agent in writing that it is otherwise unable to accept Bankers Acceptances, such Lender will, instead of accepting and purchasing Bankers Acceptances, make a Loan (a “BA Equivalent Loan”) to the Borrower in the amount and for the same term as the draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such Lender will provide to the Agent the Discount Proceeds of such BA Equivalent Loan for the account of the Borrower. Each such BA Equivalent Loan will bear interest at the same rate which would result if such Lender had accepted (and been paid an Acceptance Fee) and purchased (on a discounted basis) a Bankers Acceptance for the relevant Contract Period (it being the intention of the parties that each such BA Equivalent Loan shall have the same economic consequences for the Lenders and the Borrower as the Bankers Acceptance which such BA Equivalent Loan replaces). All such interest shall be paid in advance on the date such BA Equivalent Loan is made, and will be deducted from the principal amount of such BA Equivalent Loan in the same manner in which the Discount Proceeds of a Bankers Acceptance would be deducted from the face amount of the Bankers Acceptance. Subject to repayment requirements, on the last day of the relevant Contract Period for such BA Equivalent Loan, the Borrower shall be entitled to convert each such BA Equivalent Loan into another type of Loan, or to roll over each such BA Equivalent Loan into another BA Equivalent Loan, all in accordance with the applicable provisions of this Agreement.

(i) With respect to each BA Borrowing, at or before 10:00 a.m. two Business Days before the last day of the Contract Period of such BA Borrowing, the Borrower shall notify the Agent by irrevocable telephone notice, followed by a notice of rollover on the same day, if the Borrower intends to issue Bankers Acceptances on such last day of the Contract Period to provide for the payment of such maturing BA Borrowing. If the Borrower fails to notify the Agent of its intention to issue Banker’s Acceptances on such last day of the Contract Period, the Borrower shall provide payment to the Agent on behalf of the Lenders of an amount equal to the aggregate face amount of such BA Borrowing on the last day of the Contract Period of thereof. If the Borrower fails to make such payment, such maturing Bankers Acceptances shall be deemed to have been converted on the last day of the Contract Period into a Canadian Prime Loan in an amount equal to the face amount of such Bankers Acceptances.
(j) The Borrower waives presentment for payment and any other defence to payment of any amounts due to a Lender in respect of a Bankers Acceptances accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such Bankers Acceptances being held, at the maturity thereof, by such Lender in its own right, and the Borrower agrees not to claim any days of grace if such Lender, as holder, sues the Borrower on the Bankers Acceptances for payment of the amount payable by the Borrower thereunder. On the last day of the Contract Period of a Bankers Acceptances, or such earlier date as may be required or permitted pursuant to the provisions of this Agreement, the Borrower shall pay the Lender that has accepted and purchased such Bankers Acceptances the full face amount of such Bankers Acceptances and, after such payment, the Borrower shall have no further liability in respect of such Bankers Acceptances and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such Bankers Acceptances.
(k) If a Lender grants a participation in a portion of its rights under this Agreement to a participant under Section 9.4(e), then, in respect of any BA Borrowing, a portion thereof may, at the option of such Lender, be by way of Bankers Acceptance accepted by such Participant. In such event, the Borrower shall upon request of the Agent or the Lender granting the participation execute and deliver a form of Bankers Acceptance undertaking in favour of such Participant for delivery to such participant.
(l) Except as required by any Lender upon the occurrence of an Event of Default, no BA Borrowing may be repaid by the Borrower prior to the expiry date of the Contract Period applicable to such BA Borrowing; provided, however, that the Borrower may defease any BA Borrowing by depositing with the Agent an amount that is sufficient to repay such BA Borrowing on the expiry date of the Contract Period applicable to such BA Borrowing.

2.12 Increased Costs; Illegality; Alternate Rate of Interest
(a) If any Change in Law shall:
(i)	impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or
(ii)	impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement (including the imposition on any Lender of, or any change to, any Indemnified Tax or other charge with respect to its LIBO Rate Loans or any Letter of Credit or participation therein, or its obligation to make LIBO Rate Loans or any Letter of Credit);
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender of participating in, issuing or maintaining any Letter of Credit or any Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.
(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) and such Lender’s desired return on capital, then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in Sections 2.12(a) or (b), together with a brief description of the Change of Law, shall be delivered to the Borrower, and shall be conclusive absent manifest error. In preparing any such certificate, a Lender shall be entitled to use averages and to make reasonable estimates, and shall not be required to “match contracts” or to isolate particular transactions. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation.
(e) In the event that any Lender shall have determined (which determination shall be reasonably exercised and shall, absent manifest error, be final, conclusive and binding upon all parties) at any time that the current or reasonably expected foreign currency markets are unusually unstable or that the making or continuance of any Loan denominated in a currency other than Canadian Dollars has become unlawful or materially restricted as a result of compliance by such Lender in good faith with any Applicable Law, or by any applicable guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, in any such event, such Lender shall give prompt notice (by telephone and confirmed in writing) to the Borrower and to the Agent of such determination (which notice the Agent shall promptly transmit to the other Lenders). Upon the giving of the notice to the Borrower referred to in this Section 2.12(e), the Borrower’s right to request (by continuation, conversion or otherwise), and such Lender’s obligation to make, Loans denominated in a currency other than Canadian Dollars shall be immediately suspended, and thereafter any requested Borrowing of Loans denominated in a currency other than Canadian Dollars shall, as to such Lender only, be deemed to be a request for a Canadian Prime Loan, and if the affected Loan or Loans are then outstanding, the Borrower shall immediately, or if permitted by Applicable Law, no later than the date permitted thereby, upon at least one Business Day prior written notice to the Agent and the affected Lender, convert each such Loan denominated in a currency other than Canadian Dollars into a Canadian Prime Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.12(e).
(f) If prior to the commencement of any Interest Period for a LIBO Rate Borrowing:
(i)	the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or
(ii)	the Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Rate Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a LIBO Rate Borrowing, such Borrowing shall be made as a Base Rate Borrowing; provided that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for LIBO Rate Borrowings may be made to Lenders that are not affected thereby, and (B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

2.13 Break Funding Payments. In the event of (a) the failure by the Borrower to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered by the Borrower pursuant hereto, or (b) the payment or conversion of any principal of any BA Borrowing or LIBO Rate Loan other than on the last day of a Contract Period or, as applicable, Interest Period applicable thereto (including as a result of an Event of Default), or (c) the prepayment or conversion of any BA Borrowing or LIBO Rate Loan other than on the last day of the Interest Period applicable thereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
2.14 Taxes
(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction or withholding for any Indemnified Taxes; provided that if the Borrower shall be required to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.14), the Agent, or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made, (ii) the Borrower shall make such deduction or withholding, and (iii) the Borrower shall pay to the relevant Governmental Authority in accordance with Applicable Law the full amount deducted or withheld.
(b) In addition to the payments by the Borrower required by 2.14(a), the Borrower shall pay any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement to the relevant Governmental Authority in accordance with Applicable Law.
(c) The Borrower shall indemnify the Agent, and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Agent, such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d) As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e) If the Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14 and, in the Agent’s or such Lender’s opinion, such refund amount is both reasonably identifiable and quantifiable by it without involving it in an unacceptable administrative burden, it shall pay over such refund amount to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Taxes giving rise to such refund, and only to the extent that the Agent or Lender, as applicable, is satisfied that it may do so without prejudice to its right, as against the relevant Governmental Authority, to retain such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender if the Agent or such Lender is required to repay such refund to such Governmental Authority. Nothing herein contained shall (i) interfere with the right of the Agent or any Lender to arrange its affairs in whatever manner it thinks fit and, in particular, no Lender shall be under any obligation to claim relief for tax purposes on its corporate profits or otherwise, or to claim such relief in priority to any other claims, reliefs, credits or deductions available to it, or (ii) require the Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.
2.15 Payments Generally; Pro Rata Treatment; Sharing of Set-offs
(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or amounts payable in respect of Reimbursement Obligations, amounts payable under any of Sections 2.12, 2.13 or 2.14, or amounts otherwise payable hereunder) prior to 12:00 noon, Toronto time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent at the Payment Office, except that payments pursuant to any indemnities contained herein shall be made directly to the Persons entitled thereto. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension, provided that, in the case of any payment with respect to a LIBO Rate Loan, the date for payment shall be advanced to the next preceding Business Day if the next succeeding Business Day is in a subsequent calendar month. All payments under this Section 2.15 in respect of LIBO Rate Loans and Base Rate Loans shall be made in U.S. Dollars. All other payments under this Section 2.15 shall be made in Canadian Dollars. The Borrower hereby authorizes the Agent to debit the Borrower’s loan account to effect any payment due to the Lenders or the Agent pursuant to this Agreement. Any resulting overdraft in such account shall be payable by the Borrower to the Agent in same day funds.

(b) If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, interest, fees, amounts payable in respect of Reimbursement Obligations, amounts payable under any of Sections 2.12, 2.13 or 2.14 and other amounts payable hereunder, any available funds shall be applied (i) first, to pay any fees, indemnities or expense reimbursements then due to the Agent from the Borrower, (ii) second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower, (iii) third, to pay interest due in respect of all Revolving Loans, (iv) fourth, to pay or prepay principal of the Revolving Loans and unpaid Reimbursement Obligations and (v) fifth, to the payment of any other Obligation due to the Agent or any Lender by the Borrower, including amounts payable under any of Sections 2.12, 2.13 or 2.14 and other amounts otherwise payable hereunder.
(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on or fees in respect of any of its Revolving Loans or its share of Reimbursement Obligations resulting in such Lender receiving payment of a greater proportion of the aggregate amount of any principal of or interest on or fees in respect of any of its Revolving Loans or participations in Reimbursement Obligations than the proportion to which it is entitled, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans or participations in Reimbursement Obligations owed to other Lenders (as the case may be) to the extent necessary so that the benefit of all such payments shall be shared by the Lenders rateably taking into account each of the Applicable Percentages in respect of each Lender; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) this Section 2.15(c) shall not apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Reimbursement Obligations to any assignee or participant, other than to the Borrower or other Credit Party or any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d) Unless the Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the applicable rate for Canadian Prime Loans (if such amount is denominated in Canadian Dollars) or the applicable rate for Base Rate Loans (if such amount is denominated in U.S. Dollars).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.15(d), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Section 2.15(d) until all such unsatisfied obligations are fully paid.
(f) Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.16 Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its head office in Toronto, Ontario. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Agent of the amount due, the Borrower will, on the date of receipt by the Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Agent is the amount then due under this Agreement or such other Loan Document in the Currency Due. If the amount of the Currency Due which the Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save the Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.
2.17 Collection of Accounts
(a) Each Credit Party shall, and shall cause each other Credit Party to, at its expense, enforce, collect and receive all amounts owing on its Accounts in the ordinary course of its business and any proceeds it so receives shall be subject to the terms hereof. Any proceeds received by a Credit Party in respect of Accounts, and any cheques, cash, credit card sales and receipts, notes or other instruments or property received by a Credit Party with respect to any Collateral, shall be held by such Credit Party in trust or as mandatary for the Agent, separate from such Credit Party’s own property and funds, and promptly turned over to the Agent with proper assignments or endorsements by deposit to the Blocked Accounts.

(b) Each Credit Party shall, and shall cause each other Credit Party to: (i) irrevocably authorize and direct any bank which maintains any Credit Party’s initial receipt of cash, cheques and other items to promptly wire transfer all available funds to a Blocked Account; and (ii) advise all such banks of the Agent’s security interest in such funds. The Borrower shall, and shall cause each other Credit Party to, provide the Agent with prior written notice of any and all deposit accounts opened or to be opened subsequent to the Effective Date. All amounts received by the Agent in payment of Accounts will be credited to the Blocked Account when the Agent is advised by its bank of its receipt of “collected funds” at the Agent’s bank account in Toronto, Ontario on the Business Day of such advise if advised no later than 12:00 noon, Toronto time, or on the next succeeding Business Day if so advised after 12:00 noon, Toronto time. No cheques, drafts or other instrument received by the Agent shall constitute final payment to the Agent unless and until such instruments have actually been collected.
(c) After any Default or Event of Default that is continuing and upon the request of the Agent, the Borrower shall, and shall cause each Credit Party to: (i) indicate on all of its invoices that funds should be delivered to and deposited in a lock box or a Blocked Account, as applicable; and (ii) direct all of its account debtors to deposit any and all proceeds of Collateral into the lock boxes or the Blocked Accounts, as applicable.
(d) Each Credit Party shall, and shall cause each other Credit Party to, establish and maintain, in its own respective name and at its expense, deposit accounts and lock boxes with such banks as are acceptable to the Agent (the “Blocked Accounts”) into which the Borrower shall promptly cause to be deposited: (i) all proceeds of Collateral received by any Credit Party, including all amounts payable to any Credit Party from credit card issuers and credit card processors, and (ii) all amounts on deposit in deposit accounts used by any Credit Party at each of its locations, all as further provided in Section 2.17(b). The banks at which the Blocked Accounts are established and the applicable Credit Parties shall enter into three-party agreements, in form and substance satisfactory to the Agent (the “Blocked Account Agreements”), providing that, among other things, all cash, cheques and items received or deposited in the Blocked Accounts are subject to Liens in favour of the Agent, that the depository bank has no Lien upon, or right of set off against, the Blocked Accounts and any cash, cheques, items, wires or other funds from time to time on deposit therein, except as otherwise provided in the Blocked Account Agreements, and that on a daily basis the depository bank will wire, or otherwise transfer, in immediately available funds, all funds received or deposited into the Blocked Accounts to such bank account as the Agent may from time to time designate for such purpose. The Borrower hereby confirms and agrees that all amounts deposited in such Blocked Accounts and any other funds received and collected by the Agent, whether as proceeds of Inventory or other Collateral or otherwise, shall be subject to the Liens in favour of the Agent. Concurrently with the establishment by any Credit Party after the date hereof of any bank account, such Credit Party shall provide the Agent with an amended Schedule 3.27 reflecting such new account.

(e) The parties hereto hereby acknowledge, confirm and agree that the implementation of the cash management arrangements is a contractual right provided to the Agent and the Lenders hereunder in order for the Agent and the Lenders to manage and monitor their collateral position and not a proceeding for enforcement or recovery of a claim, or pursuant to, or an enforcement of, any security or remedies whatsoever, that the cash management arrangements contemplated herein are critical to the structure of the lending arrangements contemplated herein, that the Lenders are relying on the Borrower’s acknowledgement, confirmation and agreement with respect to such cash management arrangements in making accommodations of credit available to the Borrower and in particular that any accommodations of credit are being provided by the Lenders to the Borrower strictly on the basis of a borrowing base calculation to fully support and collateralize any such accommodations of credit hereunder.
(f) The parties hereto hereby acknowledge, confirm and agree that the Blocked Accounts will not be activated unless the Borrower fails to maintain Excess Availability above $1,000,000 at any time or a Default has occurred which has not been waived.
2.18 Letters of Credit Prior to a CIBC ABL Reorganization Date, in order to assist the Borrower in establishing Letters of Credit with the Issuing Bank, the Borrower has requested the Agent and the Agent has agreed to execute a Letter of Credit Guarantee subject to the following terms and conditions:
(a) Within the limits of the Commitments and the Borrowing Base, and the other limitations contained in this Agreement, the Agent shall assist the Borrower in obtaining Letters of Credit, denominated in Canadian Dollars or U.S. Dollars, in an amount not to exceed the outstanding amount of the Letter of Credit Sub-Line. The Agent’s assistance for amounts in excess of the limitation set forth herein shall at all times and in all respects be in the Agent’s sole discretion. It is understood that the term, form and purpose of each Letter of Credit and all documentation in connection therewith, and any amendments, modifications or extensions thereof, must be mutually acceptable to the Agent, the Issuing Bank and the Borrower. Any and all outstanding Letter of Credit Guarantees shall be reserved dollar for dollar from the Borrowing Base as an Availability Reserve. Upon the expiry of a Letter of Credit Guarantee, amounts reserved as an Availability Reserve in respect of such Letter of Credit Guarantee, as the case may be, shall no longer be reserved from the Borrowing Base as an Availability Reserve.
(b) The Agent shall have the right, without notice to the Borrower, to charge the Borrower’s loan account with the amount of any and all indebtedness, liability or obligation of any kind incurred by the Agent under the Letter of Credit Guarantees at the earlier of (a) payment by the Agent under the Letter of Credit Guarantee; or (b) the occurrence and continuance of an Event of Default, unless the Borrower has provided Cover to the Agent in an amount equal to the face amount of such Letter of Credit Guarantees. Any amount so charged to the Borrower’s loan account shall be deemed a Canadian Prime Rate Loan or a Base Rate Loan hereunder, depending on the currency of the Borrower’s payment obligation thereunder, and shall incur interest at the rate provided in Section 2.5.

(c) The Borrower unconditionally indemnifies the Agent and holds the Agent harmless from any and all loss, claim or liability incurred by the Agent arising from any transactions or occurrences relating to Letters of Credit established or opened for the Borrower’s account, the collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claim due to any errors, omissions, negligence, misconduct or action taken by any Issuing Bank, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct by the Agent under the Letter of Credit Guarantee. This indemnity shall survive termination of this Agreement. The Borrower agrees that any charges incurred by the Agent for the Borrower’s account from the Issuing Bank shall be conclusive upon the Agent and may be charged to the Borrower’s loan account.
(d) The Agent shall not be responsible for: (a) the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; (b) any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; (c) the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) the time, place, manner or order in which shipment is made; partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; (e) any deviation from instructions; (f) delay, default, or fraud by the shipper and/or anyone else in connection with the goods or the shipping thereof; or (g) any breach of contract between the shipper or vendors and the Borrower.
(e) Each of the Credit Parties agrees that any action taken by the Agent, if taken in good faith, or any action taken by any Issuing Bank, under or in connection with the Letters of Credit, the Letter of Credit Guarantees, the drafts or acceptances, or the Collateral, shall be binding on the Credit Parties and shall not result in any liability whatsoever of the Agent to any Credit Party, except to the extent of gross negligence or wilful misconduct of the Agent. In furtherance thereof, the Agent shall have the full right and authority to: (a) clear and resolve any questions of non compliance of documents; (b) give any instructions as to acceptance or rejection of any documents or goods; (c) execute any and all steamship or airways guarantees (and applications therefor), indemnities or delivery orders; (d) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and (e) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances or Letters of Credit Guarantees; all in the Agent’s sole discretion. The Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from the Agent, all without any consent from any Credit Party. In addition, without the Agent’s express consent and endorsement in writing, each of the Credit Parties agrees: (a) not to (i) execute any applications for steamship or airway guarantees, indemnities or delivery orders; (ii) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or (iii) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances or Letters of Credit Guarantees; and (b) upon the occurrence and during the continuance of an Event of Default, not to (i) clear and resolve any questions of non compliance of documents, or (ii) give any instructions as to acceptances or rejection of any documents or goods.

(f) Each of the Credit Parties shall, and shall cause each other Credit Party to: (a) procure any necessary import, export or other licenses or certificates for the import or handling of the Collateral; (b) comply with all Applicable Law in regard to the shipment and importation of the Collateral, or the financing thereof; and (c) deliver to the Agent any certificates in that regard that the Agent may at any time request to be furnished. In connection herewith, the Borrower warrants and represents that all shipments made under any such Letters of Credit are in accordance with Applicable Law of the countries in which the shipments originate and terminate, and are not prohibited by any such Applicable Law. Each of the Credit Parties assumes all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, provincial, state, federal or foreign Taxes, duties, or levies with respect to such Collateral. Any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Borrower’s risk, liability and responsibility.
(g) Upon any payments made to the Issuing Bank under the Letter of Credit Guarantee, the Agent shall acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Borrower to the Issuing Bank in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Agent and apply in all respects to the Agent and shall be in addition to any rights, remedies, duties or obligations contained herein.
(h) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Agent or the Required Lenders demanding the deposit of Cover, the Borrower shall deposit in an account with the Agent, in the name of the Agent and for the benefit of the Lenders, an amount in cash equal to the Letter of Credit Exposure as of such date plus any accrued and unpaid interest thereon. Such deposit shall be held by the Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse the Issuing Bank for disbursements pursuant to Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Letter of Credit Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default that is continuing, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
(i) For greater certainty, all Obligations of the Credit Parties in respect of Letter of Credit Guarantees continue notwithstanding the occurrence of a CIBC ABL Reorganization Date.

2.18A Letters of Credit After a CIBC ABL Reorganization Date, all matters relating to the issuance of new Letters of Credit shall be governed by this Section 2.18A:
(a) Within the limits of the Commitments and the Borrowing Base, and the other limitations contained in this Agreement, the Borrower may obtain Letters of Credit from the Issuing Bank, denominated in Canadian Dollars or U.S. Dollars, in an amount not to exceed the outstanding amount of the Letter of Credit Sub-Line. The issuance of Letters of Credit for amounts in excess of the limitation set forth herein shall at all times and in all respects be in the Agent’s sole discretion. It is understood that the term, form and purpose of each Letter of Credit and all documentation in connection therewith, and any amendments, modifications or extensions thereof, must be mutually acceptable to the Agent, the Issuing Bank and the Borrower. Any and all outstanding Letters of Credit shall be reserved dollar for dollar from the Borrowing Base as an Availability Reserve. Upon the expiry of a Letter of Credit, amounts reserved as an Availability Reserve in respect of such Letter of Credit shall no longer be reserved from the Borrowing Base as an Availability Reserve. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.
(b) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. If the Issuing Bank shall make any disbursement in respect of a Letter of Credit, the Borrower shall reimburse such disbursement by paying to the Agent an amount equal to such disbursement not later than 12:00 noon, on the date that such disbursement is made, if the Borrower shall have received notice of such disbursement prior to 10:00 a.m., on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower received such notice, if such notice is not received prior to such time on the day of receipt. In the alternative, the Agent shall have the right, without notice to the Borrower, to charge the Borrower’s loan account with the amount of any and all indebtedness, liability or obligation of any kind incurred by the Issuing Bank or the Agent under any Letter of Credit at the earlier of (a) payment by the Issuing Bank under any Letter of Credit; or (b) the occurrence and continuance of an Event of Default, unless the Borrower has provided Cover to the Agent in an amount equal to the face amount of all Letters of Credit. Any amount so charged to the Borrower’s loan account shall be deemed a Canadian Prime Rate Loan or a Base Rate Loan hereunder, depending on the currency of the Borrower’s payment obligation thereunder, and shall incur interest at the rate provided in Section 2.5.

(c) The Borrower unconditionally indemnifies the Agent and the Issuing Bank and holds the Agent and the Issuing Bank harmless from any and all loss, claim or liability incurred by the Issuing Bank or the Agent arising from any transactions or occurrences relating to Letters of Credit established or opened for the Borrower’s account, the collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claim due to any errors, omissions, negligence, misconduct or action taken by the Issuing Bank, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct by the Agent under the Letter of Credit. This indemnity shall survive termination of this Agreement. The Borrower agrees that any charges incurred by the Issuing Bank or the Agent in respect of any Letter of Credit shall be for the Borrower’s account and may be charged to the Borrower’s loan account.
(d) The Issuing Bank and the Agent shall not be responsible for: (a) the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; (b) any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; (c) the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) the time, place, manner or order in which shipment is made; partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; (e) any deviation from instructions; (f) delay, default, or fraud by the shipper and/or anyone else in connection with the goods or the shipping thereof; or (g) any breach of contract between the shipper or vendors and the Borrower.
(e) Each of the Credit Parties agrees that any action taken by the Issuing Bank or the Agent, if taken in good faith, under or in connection with any Letter of Credit, the drafts or acceptances, or the Collateral, shall be binding on the Credit Parties and shall not result in any liability whatsoever of the Issuing Bank or the Agent to any Credit Party. In furtherance thereof, the Issuing Bank shall have the full right and authority to: (a) clear and resolve any questions of non compliance of documents; (b) give any instructions as to acceptance or rejection of any documents or goods; (c) execute any and all steamship or airways guarantees (and applications therefor), indemnities or delivery orders; (d) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and (e) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; all in the sole discretion of the Issuing Bank. The Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments, all without any consent from any Credit Party. In addition, without the Issuing Bank’s express consent and endorsement in writing, each of the Credit Parties agrees: (a) not to (i) execute any applications for steamship or airway guarantees, indemnities or delivery orders; (ii) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or (iii) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances or Letters of Credit Guarantees; and (b) upon the occurrence and during the continuance of an Event of Default, not to (i) clear and resolve any questions of non compliance of documents, or (ii) give any instructions as to acceptances or rejection of any documents or goods.

(f) Each of the Credit Parties shall, and shall cause each other Credit Party to: (a) procure any necessary import, export or other licenses or certificates for the import or handling of the Collateral; (b) comply with all Applicable Law in regard to the shipment and importation of the Collateral, or the financing thereof; and (c) deliver to the Issuing Bank or the Agent any certificates in that regard that the Agent may at any time request to be furnished. In connection herewith, the Borrower warrants and represents that all shipments made under any such Letters of Credit are in accordance with Applicable Law of the countries in which the shipments originate and terminate, and are not prohibited by any such Applicable Law. Each of the Credit Parties assumes all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, provincial, state, federal or foreign Taxes, duties, or levies with respect to such Collateral. Any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Borrower’s risk, liability and responsibility.
(g) The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Agent, the replaced Issuing Bank and the successor Issuing Bank. The Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter, and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(h) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Agent or the Required Lenders demanding the deposit of Cover, the Borrower shall deposit in an account with the Agent, in the name of the Agent and for the benefit of the Lenders, an amount in cash equal to the Letter of Credit Exposure as of such date plus any accrued and unpaid interest thereon. Such deposit shall be held by the Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse the Issuing Bank for disbursements pursuant to Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Letter of Credit Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

2.19 F/X Contracts Prior to a CIBC ABL Reorganization Date, in order to assist the Borrower in entering into F/X Contracts with the F/X Bank, the Borrower has requested the Agent to execute an F/X Guarantee subject to the following terms and conditions:
(a) Within the limits of the Commitments and the Borrowing Base and the other limitations as contained in this Agreement, the Agent shall assist the Borrower in obtaining F/X Contracts in an amount such that the F/X Exposure does not to exceed the outstanding amount of the F/X Contract Sub-Line. The Agent’s assistance for amounts in excess of the limitation set forth herein shall at all times and in all respects be in the Agent’s sole discretion. The term, form and purpose of the F/X Contract and all confirmations and other documentation in connection therewith, and any amendments, modifications or extensions thereof, must be mutually acceptable to the Agent, the F/X Bank and the Borrower. Any and all outstanding F/X Guarantees shall be reserved dollar for dollar from the Borrowing Base as an Availability Reserve. Upon the expiry of an F/X Guarantee, amounts reserved as an Availability Reserve in respect of such F/X Guarantee shall no longer be reserved from the Borrowing Base as an Availability Reserve.
(b) The Agent shall have the right, without notice to the Borrower, to charge the Borrower’s loan account with the amount of any and all indebtedness, liability or obligation of any kind incurred by the Agent under any F/X Guarantee at such time which is the earlier of (a) payment by the Agent under the F/X Guarantee; or (b) the occurrence and continuance of an Event of Default, unless the Borrower has provided Cover to the Agent. Any amount charged to Borrower’s loan account shall be deemed a Canadian Prime Loan or a Base Rate Loan hereunder, depending on the currency of the Borrower’s payment obligation in respect of such F/X Guarantee thereunder, and shall incur interest at the rate provided in Section 2.5.
(c) Each of the Credit Parties unconditionally indemnifies the Agent and holds the Agent harmless from any and all loss, claim or liability incurred by the Agent arising from any transactions or occurrences relating to F/X Contracts , the collateral relating thereto, and all Obligations thereunder, including any such loss or claim due to any errors, omissions, negligence, misconduct or action taken by the F/X Bank, other than for any such loss, claim or liability arising out of the gross negligence or wilful misconduct of the Agent under the F/X Guarantee. This indemnity shall survive termination of this Agreement. The Borrower agrees that any charges incurred by the Agent for the Borrower’s account by the F/X Bank shall be conclusive on the Agent and may be charged to the Borrower’s loan account.

(d) Each of the Credit Parties agrees that any action taken by the Agent, if taken in good faith, or any action taken by the F/X Bank, under or in connection with the F/X Contracts, any F/X Guarantee or the Collateral, shall be binding on the Credit Parties and shall not result in any liability whatsoever of the Agent or any Lender to any Credit Party.
(e) Upon any payments made to the F/X Bank under any F/X Guarantee, the Agent shall acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Borrower to the F/X Bank in any application for F/X Contracts, any standing agreement relating to F/X Contracts or otherwise, all of which shall be deemed to have been granted to the Agent and apply in all respects to the Agent and shall be in addition to any rights, remedies, duties or obligations contained herein. All rights, remedies, duties and obligations shall be secured automatically by the Liens arising under the Security Documents.
(f) For greater certainty, all Obligations of the Credit Parties in respect of F/X Guarantees continue notwithstanding the occurrence of a CIBC ABL Reorganization Date.
2.19A F/X Contracts After a CIBC ABL Reorganization Date, all matters relating to the entry into F/X Contracts with the F/X Bank shall be governed by this Section 2.19A:
(a) Within the limits of the Commitments and the Borrowing Base and the other limitations as contained in this Agreement, the Borrower may obtain F/X Contracts in an amount such that the F/X Exposure does not to exceed the outstanding amount of the F/X Contract Sub-Line. The entry into F/X Contracts for amounts in excess of the limitation set forth herein shall at all times and in all respects be in the Agent’s sole discretion. The term, form and purpose of the F/X Contract and all confirmations and other documentation in connection therewith, and any amendments, modifications or extensions thereof, must be mutually acceptable to the Agent, the F/X Bank and the Borrower. Any and all outstanding F/X Contracts shall be reserved dollar for dollar from the Borrowing Base as an Availability Reserve. Upon the expiry of an F/X Contracts and payment in full in respect thereof, amounts reserved as an Availability Reserve in respect of such F/X Guarantee shall no longer be reserved from the Borrowing Base as an Availability Reserve.
(b) The Agent shall have the right, without notice to the Borrower, to charge the Borrower’s loan account with the amount of any and all indebtedness, liability or obligation of any kind incurred by the Agent or the F/X Bank under any F/X Contract at such time which is the earlier of (a) payment by the Agent under the F/X Contract; or (b) the occurrence and continuance of an Event of Default, unless the Borrower has provided Cover to the Agent. Any amount charged to Borrower’s loan account shall be deemed a Canadian Prime Loan or a Base Rate Loan hereunder, depending on the currency of the Borrower’s payment obligation in respect of such F/X Contract, and shall incur interest at the rate provided in Section 2.5.
(c) Each of the Credit Parties unconditionally indemnifies the Agent and the F/X Bank and holds the Agent harmless from any and all loss, claim or liability incurred by the Agent or the F/X Bank arising from any transactions or occurrences relating to F/X Contracts , the collateral relating thereto, and all Obligations thereunder, including any such loss or claim due to any errors, omissions, negligence, misconduct or action taken by the F/X Bank, other than for any such loss, claim or liability arising out of the gross negligence or wilful misconduct of the Agent or the F/X Bank, as applicable. This indemnity shall survive termination of this Agreement. The Borrower agrees that any charges incurred by the Agent or the F/X Bank, as applicable, are for the Borrower’s account and may be charged to the Borrower’s loan account.

(d) Each of the Credit Parties agrees that any action taken by the Agent, if taken in good faith, or any action taken by the F/X Bank, under or in connection with the F/X Contracts or the Collateral, shall be binding on the Credit Parties, and shall not result in any liability whatsoever of the Agent or any Lender to any Credit Party, except in instances of gross negligence or wilful misconduct on the part of the Agent.
(e) All rights, remedies, duties and obligations of the Credit Parties in respect of F/X Contracts shall be secured automatically by the Liens arising under the Security Documents.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
In order to induce the Agent and the Lenders to enter into this Agreement, to make any Loans hereunder and to issue any Letters of Credit hereunder, each Credit Party hereby represents and warrants to the Agent and each Lender that each statement set forth in this Article 3 is true and correct on the date hereof, and will be true and correct on the date of each Borrowing (except for those statements which relate solely to an earlier date), on the date each Letter of Credit is requested hereunder (except for those statements which relate solely to an earlier date) and on the date each Letter of Credit is issued hereunder (except for those statements which relate solely to an earlier date):
3.1 Organization; Powers. The Borrower and each other Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
3.2 Authorization; Enforceability The Transactions are within each Credit Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action. This Agreement and the other Loan Documents have been duly executed and delivered by the Borrower and each other Credit Party thereto and constitute legal, valid and binding obligations of the Borrower and each other Credit Party thereto, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganisation, moratorium or other Applicable Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
3.3 Governmental Approvals; No Conflicts The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (b) will not violate any Applicable Law or the charter, by-laws or other organizational documents of the Borrower or any other Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any other Credit Party or their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any other Credit Party, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any other Credit Party, except for any Lien arising in favour of the Agent, for the benefit of the Lenders, under the Loan Documents.

3.4 Financial Condition; No Material Adverse Effect
(a) The Borrower has furnished to the Lenders its consolidated balance sheets and statements of income, retained earnings and changes in financial position as of and for the Fiscal Years ended December 31, 2008, December 31, 2009 and December 31, 2010, and as of and for the fiscal month and the portion of the Fiscal Year ended April 30, 2011. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the monthly statements referred to above.
(b) Since December 31, 2010, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
(c) All information (including that disclosed in all financial statements) pertaining to the Borrower and the other Credit Parties (other than projections) (in this Section 3.4(c), the “Information”) that has been or will be made available to the Lenders, or the Agent by the Borrower or any representative of the Borrower and the other Credit Parties, taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. The projections that have been or will be made available to the Lenders, or the Agent by the Borrower or any representative of the Borrower have been or will be prepared in good faith based upon reasonable assumptions.
(d) The Borrower has delivered to the Lenders its unaudited pro forma consolidated balance sheet and statements of income as of December 31, 2010, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the 12-month period ending on such date. Such pro forma financial statements have been prepared in good faith by the Borrower, are based on assumptions which are believed by the Borrower on the date hereof and on the Effective Date to be reasonable, are based on the best information available to the Borrower as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.
3.5 Litigation There are no actions, suits, counterclaims or proceedings (including any Tax-related matter) by any Person or investigation by any Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of the other Credit Parties (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve this Agreement, any other Loan Document, or the Transactions.

3.6 Compliance with Applicable Laws and Agreements The Borrower and each other Credit Party is in compliance with all Applicable Laws applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any other Credit Party has violated or failed to obtain any Authorization necessary to the ownership of any of its property or assets or the conduct of its business, which violation or failure could reasonably be expected to have (in the event that such a violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.
3.7 Ownership As at the Effective Date, the registered and beneficial holder of all of the Equity Securities of the Borrower is the Parent.
3.8 Taxes The Borrower and each other Credit Party has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it (including all instalments with respect to the current period) and has made adequate provision for Taxes for the current period, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such other Credit Party, as applicable, has set aside on its books adequate reserves.
3.9 Titles to Real Property The Borrower and each other Credit Party have indefeasible fee simple title to their respective owned real properties (or in Quebec, immoveable properties), and with respect to leased real properties, indefeasible title to the leasehold estate with respect thereto, pursuant to valid and enforceable leases, free and clear of all Liens except Permitted Liens.
3.10 Titles to Personal Property. The Borrower and each other Credit Party have title to their respective owned personal property (or in Quebec, moveable properties), and with respect to leased personal property, title to the leasehold estate with respect thereto, pursuant to valid and enforceable leases, free and clear of all Liens except Permitted Liens.
3.11 Pension Plans. The Pension Plans are, with the exception of a supplemental retirement plan for eligible employees, duly registered under the ITA and any other Applicable Laws which require registration, have been administered in accordance with the ITA and such other Applicable Laws and no event has occurred which could reasonably be expected to cause the loss of such registered status, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. All material obligations of the Borrower and each other Credit Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Pension Plans and the funding agreements therefor have been performed on a timely basis, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. There are no outstanding disputes concerning the assets of the Pension Plans or any benefit plans. No promises of benefit improvements under the Pension Plans or any benefit plans have been made except where such improvement could not reasonably be expected to have a Material Adverse Effect. All contributions or premiums required to be made or paid by the Borrower and each other Credit Party to the Pension Plans or any benefit plans have been made on a timely basis in accordance with the terms of such plans and all Applicable Laws. There have been no improper withdrawals or applications of the assets of the Pension Plans or any benefit plans. As of the date hereof, each of the Pension Plans is fully funded on a solvency basis and going concern basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with GAAP).

(i)	For any Pension Plan or fund, and for any other employee benefit plan which is a defined contribution plan requiring the Borrower or any Subsidiary to contribute thereto, or to deduct from payments to any individual and pay such deductions into or to the credit of such Pension Plan or fund, all required employer contributions have been properly withheld by the Borrower or such Subsidiary and fully paid into the funding arrangements for the applicable Pension Plan or fund,
(ii)	for any Pension Plan or fund and for any other employee benefit plan which is a defined benefit plan (“Defined Benefit Plan”), in each case of the Borrower or any Subsidiary: (A) each such Pension Plan or fund or Defined Benefit Plan is fully funded on both a solvency basis and a going concern basis, (B) the most recent actuarial valuations in respect thereof are disclosed to the agent in writing, (C) no material changes have occurred since the date of such actuarial valuations which could reasonably be expected to materially adversely affect the conclusions of the actuary concerning the funding of any Defined Benefit Plan, and (D) all payments and contributions required to be remitted or paid to or in respect of each such Pension Plan or fund or Defined Benefit Plan, including special payments and any other payments in respect of any funding deficiencies or shortfalls, have been remitted or paid to or in respect of each such plan in a timely fashion, in accordance with the terms of the plan and all Applicable Law, and
(iii)	any assessments owed to the Pension Benefits Guarantee Fund established under the Pension Benefits Standards Act (British Columbia), or other assessments or payments required under similar legislation in any other jurisdiction, have been paid when due.
None of the Borrower, or any Credit Party or any of their respective Affiliates is subject to the United States Employee Retirement Income Security Act of 1974, as amended.
3.12 Disclosure The Borrower has disclosed to the Agent all agreements, instruments and corporate or other restrictions to which it or any other Credit Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the representations or warranties made by any Credit Party in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of any Credit Party in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact necessary to be stated therein to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

3.13 Defaults Neither the Borrower nor any other Credit Party is in default nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default (in any respect that would have a Material Adverse Effect) under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other instrument or agreement evidencing or pertaining to any Indebtedness of or Lien against the Borrower or any other Credit Party, or under any material agreement or instrument to which the Borrower or any other Credit Party is a party or by which the Borrower or any other Credit Party is bound. No Default has occurred and is continuing.
3.14 Casualties; Taking of Properties Since December 31, 2010, neither the business nor the properties of the Borrower or any other Credit Party have been affected in a manner that has had, or could reasonably be expected to have, a Material Adverse Effect.
3.15 Subsidiaries and Jurisdictions As of the Effective Date, Schedule 3.15 correctly sets forth the (i) names, (ii) form of legal entity, (iii) Equity Securities issued and outstanding, (iv) Equity Securities owned by each Credit Party or a Subsidiary of such Credit Party (and specifying such owner), and (v) jurisdictions of organization of all Credit Parties and their Subsidiaries. Schedule 3.15 correctly sets out the jurisdictions in which each of the Credit Parties carries on business, maintains its books and records or has tangible assets. Except as described in Schedule 3.15, as of the Effective Date, the Credit Parties directly or indirectly do not own any Equity Securities or debt security which is convertible, or exchangeable, for Equity Securities of any other Person. Unless otherwise indicated in Schedule 3.15, as of the Effective Date, all of the outstanding Equity Securities of each Credit Party is directly or indirectly owned of record and beneficially by the Borrower, there are no outstanding options, warrants or other rights to purchase Equity Securities of any such Credit Party, and all such Equity Securities so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable federal, provincial or foreign securities and other Applicable Laws, and are free and clear of all Liens, except for Permitted Liens.
3.16 Insurance All policies of fire, liability, workers’ compensation, casualty, flood, business interruption and other forms of insurance owned or held by the Borrower or any other Credit Party are (a) sufficient for compliance with all requirements of Applicable Law and of all agreements to which the Borrower or any other Credit Party is a party, (b) are valid, outstanding and enforceable policies, (c) provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by Persons engaged in the same or a similar business to the assets and operations of the Borrower and each other Credit Party, (d) will not in any way be adversely affected by, or terminate or lapse by reason of, the Transactions, and (e) are held in the name of a Credit Party. All such material policies are in full force and effect, all premiums with respect thereto have been paid in accordance with their respective terms, and no notice of cancellation or termination has been received with respect to any such policy. Neither the Borrower nor any other Credit Party maintains any formalized self-insurance program with respect to its assets or operations or material risks with respect thereto. The certificate of insurance delivered to the Agent pursuant to Section 4.1(f) contains an accurate and complete description of all material policies of insurance owned or held by the Borrower and each other Credit Party on the Effective Date.

3.17 Solvency Neither the Borrower nor any other Credit Party is an “insolvent person” within the meaning of the BIA.
3.18 Material Contracts Schedule 3.18 sets out all Material Contracts as of the Effective Date. A true and complete copy of each Material Contract has been delivered to the Agent as of the Effective Date. Each of the Material Contracts is in full force and effect. Neither the Borrower nor any other Credit Party is in default under or in breach of any term or condition of any Material Contract that would have, either individually or in the aggregate, a Material Adverse Effect, nor is the Borrower or any other Credit Party aware of any material default under or material breach of any term or condition of any Material Contract by any other party thereto. No contract to which the Borrower or any other Credit Party is a party contains any material provisions which impose burdensome or onerous obligations on the Borrower or such other Credit Party which are inconsistent with prudent commercial activity by the Borrower or such other Credit Party.
3.19 Environmental Matters
(a) Environmental Laws. Neither any property of the Borrower or any other Credit Party nor the operations conducted thereon violate any applicable order of any court or Governmental Authority or any Environmental Laws, which violation could reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all material relevant facts, conditions and circumstances, if any, pertaining to the relevant property.
(b) Notices and Permits. All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by the Borrower or any other Credit Party in connection with the operation or use of any and all property of the Borrower or any other Credit Party, including but not limited to past or present treatment, transportation, storage, disposal or Release of Hazardous Materials into the environment, have been duly obtained or filed, except to the extent the failure to obtain or file such notices, permits, licenses or similar authorizations could not reasonably be expected to have a Material Adverse Effect, or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all material relevant facts, conditions and circumstances, if any, pertaining to the relevant property.
(c) Hazardous Substances Carriers. All Hazardous Materials generated at any and all property of the Borrower or any other Credit Party have been treated, transported, stored and disposed of only in accordance with all Environmental Laws applicable to them, except to the extent the failure to have such Hazardous Materials transported, treated or disposed by such carriers could not reasonably be expected to have a Material Adverse Effect, and only at treatment, storage and disposal facilities maintaining valid permits under applicable Environmental Laws, which carriers and facilities have been and are, to the Borrower’s knowledge, operating in compliance with such permits, except to the extent the failure to have such Hazardous Materials treated, transported, stored or disposed at such facilities, or the failure of such carriers or facilities to so operate, could not reasonably be expected to have a Material Adverse Effect or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all material relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

(d) Hazardous Materials Disposal. The Borrower and the other Credit Parties have taken all reasonable steps necessary to determine and have determined that no Hazardous Materials have been disposed of or otherwise released and there has been no threatened Release of any Hazardous Materials on or to any property of the Borrower or any other Credit Party other than in compliance with Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all material relevant facts, conditions and circumstances, if any, pertaining to the relevant property.
(e) No Contingent Liability. The Borrower and the other Credit Parties have no material contingent liability in connection with any Release or threatened Release of any Hazardous Materials into the environment other than such contingent liabilities at any one time and from time to time which could reasonably be expected to exceed $250,000 and for which adequate reserves for the payment thereof as required by GAAP have been provided, or which could reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Release or threatened Release.
3.20 Employee Matters Except as set forth on Schedule 3.20, as of the Effective Date, none of the Borrower or any of the other Credit Parties, nor any of their respective employees, is subject to any collective bargaining agreement. There are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of the Borrower, threatened against the Borrower or any other Credit Party, or their respective employees, which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth in Schedule 3.20, as of the Effective Date, none of the Borrower nor any other Credit Party is subject to an employment contract providing for a fixed term of employment or providing for special payments on termination of employment. Each of the Borrower and the other Credit Parties has withheld from each payment to each of their respective officers, directors and employees the amount of all Taxes, including income tax, Canada pension plan, employment insurance and other payments and deductions required to be withheld therefrom, and has paid the same to the proper taxation or other receiving authority in accordance with Applicable Law. None of the Borrower nor any other Credit Party is subject to any claim by or liability to any of their respective officers, directors or employees for salary (including vacation pay) or benefits which would rank in whole or in part pari passu with or prior to the Liens created by the Security Documents, other than Permitted Liens to the extent reserved for as Priority Payables of any Credit Party.
3.21 Fiscal Year The Fiscal Year of each Credit Party is referenced in Schedule 3.21.

3.22 Intellectual Property Rights The Borrower and each Credit Party is the registered and beneficial owner of, with good and marketable title, free of all licenses, franchises and Liens other than Permitted Liens, to all patents, patent applications, trade marks, trade mark applications, trade names, service marks, copyrights, industrial designs, integrated circuit topographies, or other rights with respect to the foregoing and other similar property, used in or necessary for the present and planned future conduct of its business, without any conflict with the rights of any other Person, other than for such conflicts as could not reasonably be expected to have a Material Adverse Effect. There are no material patents, trade marks, trade names, service marks, copyrights, industrial designs, integrated circuit topographies, and other similar rights owned or licensed by the Borrower or any other Credit Party, and all rights of the Borrower and each other Credit Party to the use of any patents, trade marks, trade names, service marks, copyrights, industrial designs, integrated circuit topographies, or other similar rights (collectively, the “Intellectual Property Rights”). No material claim has been asserted and is pending by any Person with respect to the use by the Borrower or any other Credit Party of any intellectual property or challenging or questioning the validity, enforceability or effectiveness of any intellectual property necessary for the conduct of the business of the Borrower or any other Credit Party. Except as could not reasonably be expected to have a Material Adverse Effect, (i) the Borrower and each other Credit Party has the exclusive right to use the intellectual property which the Borrower (or each other Credit Party) owns, (ii) all applications and registrations for such intellectual property are current, and (iii) to the knowledge of the Borrower and the other Credit Parties, the conduct of the Borrower’s and each other Credit Party’s business does not infringe the intellectual property rights of any other Person.
3.23 Residency of Borrower for Tax Purposes Each of the Credit Parties is a resident of Canada for tax purposes.
3.24 Restricted Payments No Restricted Payment has been declared, paid, or made upon or in respect of Equity Securities of any Credit Party except as expressly permitted hereby.
3.25 Indebtedness None of the Credit Parties nor any of their Subsidiaries has any Indebtedness except (a) the Obligations, (b) the Indebtedness set forth in the most recent financial statements delivered to the Agent, or the notes thereto, (c) Tax obligations (including deferred Taxes), trade payables and other contractual obligations arising in the ordinary course of business as carried on by the Credit Parties and their Subsidiaries since the date of such financial statements, and (d) Indebtedness created in accordance with Section 6.1.
3.26 Workers’ Compensation None of the Credit Parties has any unpaid workers’ compensation or like obligations except as are being incurred, and paid on a current basis in the ordinary course of business, and there are no proceedings, claims, actions, orders or investigations of any Governmental Authority relating to workers’ compensation outstanding, pending or, to their knowledge, threatened relating to them or any of their employees or former employees which could reasonably be expected to have a Material Adverse Effect.
3.27 Bank Accounts Schedule 3.27 contains a complete and accurate list of all bank accounts maintained by the Credit Parties with any bank or other financial institution as of the Effective Date.

3.28 Real Property and Leases Schedule 3.28 hereto is a correct and complete list of all real property owned by each Credit Party, all leases and subleases of real property or personal property by any Credit Party, as lessee or sublessee, and all leases and subleases of real property or personal property by any Credit Party, as lessor or sublessor. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists.
3.29 Further Real Property Matters.
(a) Except as advised in writing to the Agent, no investigation or proceeding of any Governmental Authority is pending in respect of real property owned by any of the Credit Parties. No part of any such real property has been condemned, taken or expropriated by any Governmental Authority, federal, state, provincial, municipal or any other competent authority which could reasonably be expected to have a Material Adverse Effect.
(b) Except as advised in writing to the Agent, all present uses in respect of any real property of the Credit Parties may lawfully be continued and all permitted uses are satisfactory for the Credit Parties’ current and intended purposes; and
(c) No Inventory is located at any leased real property of the Credit Parties except as indicated in Schedule 3.28.
3.30 Corporate Name; Prior Transactions None of the Credit Parties has during the five (5) years preceding the Effective Date been known by or used any other corporate or business name, or been a party to any amalgamation, merger or consolidation, or acquired all or substantially all of the assets of any Person or acquired any of its or their Property out of the ordinary course of business. There are no trade names or styles under which any Credit Party sells Inventory or create Accounts or to which instruments in payment of Accounts may be made payable.
3.31 Brokers No broker or finder acting on behalf of any Credit Party or Affiliate thereof brought about the obtaining, making or closing of the Commitments or the Loans, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.
3.32 Customer and Trade Relations As of the Effective Date, there exists no actual or, to the knowledge of any Credit Party, threatened in writing of any termination or cancellation of, or any material adverse modification or change in the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Credit Party or the business relationship of any Credit Party with any supplier material to its operations.

ARTICLE 4
CONDITIONS
4.1 Effective Date The obligations of the Lenders to make Loans or provide a Letter of Credit Guarantee or an F/X Guarantee (or, after a CIBC ABL Reorganization Date, to issue a Letter of Credit or to enter into an F/X Contract) shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):
(a) Credit Agreement. The Agent (or its counsel), each Lender, and the Issuing Bank shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of each party hereto, or (ii) written evidence satisfactory to the Agent (which may include facsimile transmission of a signed signature page of this Agreement) that each such party has signed a counterpart of this Agreement.
(b) Legal Opinions. The Agent shall have received a favourable written opinion of counsel to the Borrower and the Credit Parties, substantially in the form of Exhibit D, and covering such other matters relating to the Borrower, the Credit Parties, this Agreement, the other Loan Documents, or the Transactions as the Lenders shall reasonably request (together with copies of all factual certificates and legal opinions delivered to such counsel in connection with such opinion upon which counsel has relied). The Agent shall also have received favourable written opinions of such special and local counsel as may be required by the Agent (together with copies of all factual certificates and legal opinions delivered to such counsel in connection with such opinion upon which such counsel has relied). The Borrower hereby requests each such counsel to deliver such opinions and supporting materials. All opinions and certificates referred to in this Section 4.1(b) shall be addressed to the Agent and the Lenders and dated the Effective Date.
(c) Corporate Certificates. The Agent shall have received:
(i)	certified copies of the resolutions of the Board of Directors of the Borrower, and any other Credit Party which is a party to any Loan Document, dated as of the Effective Date, and approving, as appropriate, the Loans, this Agreement and the other Loan Documents, and all other documents, if any, to which the Borrower or such other Credit Party is a party and evidencing corporate authorization with respect to such documents; and
(ii)	a certificate of the secretary, an assistant secretary or treasurer of the Borrower, and any other Credit Party which is a party to any Loan Document, dated as of the Effective Date, and certifying (A) the name, title and true signature of each officer of such Person authorized to execute this Agreement and the other Loan Documents to which it is a party, (B) the name, title and true signature of each officer of such Person authorized to provide the certifications required pursuant to this Agreement, including certifications required pursuant to Section 5.1 and Borrowing Requests, and (C) that attached thereto is a true and complete copy of the articles of incorporation and bylaws of the Borrower, and any other Credit Party which is a party to any Loan Document, as amended to date, and a recent certificate of status, certificate of compliance, good standing certificate or analogous certificate.

(d) Closing Conditions Certificate. The Agent shall have received a certificate, dated the Effective Date and signed by a Responsible Officer of the Borrower, confirming compliance with the financial covenants set forth in Section 5.12 and with the conditions set forth in Section 4.2(a) and (b).
(e) Fees. The Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all legal fees and other Out-of-Pocket Expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.
(f) Insurance. The Agent shall have received a certificate of insurance coverage, naming CIBC Asset-Based Lending Inc., as agent, as first loss payee dated not more than 30 days prior to the Effective Date, evidencing that the Borrower and the Credit Parties are carrying insurance in accordance with Section 5.9 hereof.
(g) Inventory Control Systems; Appraisal; Field Audit; Opening Availability. The Agent shall have reviewed and be satisfied with the Collateral, the inventory control systems, the books and records and the reporting capability of the Credit Parties. The Agent shall have received appraisals, completed by a reputable and independent appraisal firm at the expense of the Borrower, determining the net orderly liquidation value of the Inventory of the Credit Parties. In addition, the Agent shall have received the results of an updated field audit, and the Borrowing Base on the Effective Date shall be sufficient in value, as determined by Agent, to provide Borrower with Excess Availability, after giving effect to the extensions of credit to be made hereunder on the Effective Date (on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales or deterioration of working capital) of at least (i) $2,100,000 if the Access Agreement has been delivered on or before the Effective Date or (ii) $1,600,000 if the Access Agreement has not been delivered.
(h) No Cessation of Financing Market. There shall have not been occurred and be continuing on the Effective Date any general banking moratorium or any practical cessation in the bank or private debt financing markets, and there shall not have been introduced any material governmental restrictions imposed on lending institutions, which materially affect the type of lending transactions contemplated by this Agreement.
(i) Execution and Delivery of Documentation. The Borrower and any other Credit Party which is a party to any Loan Document shall have duly authorized, executed and delivered all documents, including Loan Documents, required hereunder, all in form and substance satisfactory to the Agent, acting reasonably, and all of the Security Documents shall have been registered in all offices in which, in the opinion of the Agent or its counsel, registration is necessary or of advantage to preserve the priority of the Liens intended to be created thereby, and duplicate copies of such Security Documents bearing or accompanied by appropriate endorsements or certificates of registration shall have been delivered to the Agent. The Agent shall have received and be satisfied with the results of all legal due diligence including without limitation personal property, bankruptcy, execution and other searches conducted by the Agent and its counsel with respect to the Borrower and any other Credit Party in all jurisdictions selected by the Agent and its counsel. The Agent shall have received and be satisfied with all estoppel letters, acknowledgements, waivers, subordinations, postponements, discharges, priority agreements and inter-creditor and non-disturbance agreements as the Agent may reasonably require to ensure its first priority, subject to Permitted Liens, over and unfettered access to, the Collateral or, at the Permitted Discretion of the Agent, have implemented Availability Reserves in connection therewith.

(j) Security Documents. The Agent shall have received:
(i)	a general security agreement executed by the Borrower in favour of the Agent, as agent for the Lenders, dated as of the Effective Date and in form and substance satisfactory to the Agent, constituting a first-priority Lien on all property from time to time of the Borrower, subject to no Liens except Permitted Liens;
(ii)	a collateral assignment of the Services Agreement executed by the Borrower and the Parent in favour of the Agent, as agent for the Lenders, dated as of the Effective Date and in form and substance satisfactory to the Agent;
(iii)	a debenture executed by the Borrower in favour of the Agent, as agent for the Lenders, in form and substance satisfactory to the Agent (the “Quebec Debenture”);
(iv)	as security for the Obligations, a pledge agreement in respect of the Quebec Debenture granted by the Borrower in favour of the Agent, as agent for the Lenders, in form and substance satisfactory to the Agent; and
(v)	as security for payment of the Quebec Debenture, a deed of hypothec granted by the Borrower in favour of CIBC Asset-Based Lending Inc., as fondé de pouvoir within the meaning of article 2692 of the Civil Code of Quebec, constituting a first ranking hypothec over the universality of the Borrower’s assets, present and future, movable and immobable, corporeal and incorporeal, the whole in form and substance satisfactory to CIBC Asset-Based Lending Inc., as fondé de pouvoir within the meaning of article 2692 of the Civil Code of Quebec;
provided that if any of the foregoing documents are not suitable for use in any jurisdiction, the Borrower shall provide to the Agent alternative document(s) with substantially equivalent substantive effect and which are suitable for use in such jurisdiction.
(k) Landlord Waivers; Bailee Letters. The Agent shall have received (i) executed copies of a landlord waiver, in form and substance satisfactory to the Agent, acting reasonably, from each landlord of Real Property where any Collateral of any of the Credit Parties is located and (ii) bailee letters, in form and substance satisfactory to the Agent, from each bailee who is in possession of any Collateral of any of the Credit Parties, or the Agent has been given the opportunity to establish Availability Reserves acceptable to the Agent in respect of the applicable Inventory.

(l) Regulatory Approval; Consents; Waivers. The Agent and the Lenders shall be satisfied, acting reasonably, that all material Authorizations required in connection with the Transactions contemplated hereby have been obtained and are in full force and effect, and that all consents and waivers required to consummate the Transactions have been obtained, to the extent that consummation of the Transactions would otherwise be restricted or prohibited under the terms of any Material Contract to which the Borrower or any other Credit Party is a party, or by which it is bound, in each case without the imposition of any burdensome provisions.
(m) Delivery of Financial Statements. The Agent and the Lenders shall have received and be satisfied with the financial statements described in Section 3.4(a) and unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries (pro forma as of the Effective Date).
(n) No Material Adverse Change. The Agent and the Lenders shall be satisfied that, since December 31, 2010, there has not been a Material Adverse Change.
(o) Indebtedness. The Transactions contemplated in this Agreement and the other Loan Documents shall not have caused any event or condition to occur which has resulted, or which will result, in any Material Indebtedness becoming due prior to its scheduled maturity or that permits (with or without the giving of notice, the lapse of time, or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or which will result in the creation of any Liens under any Indebtedness.
(p) Blocked Account/Cash Management Systems. The Agent shall have received evidence satisfactory to the Agent that, as of the Effective Date, blocked account and cash management systems complying with Section 2.17 have been established and are currently being maintained in the manner set forth in such Section 2.17, and the Agent shall have received copies of duly executed tri-party blocked account and other control agreements satisfactory to the Agent, acting reasonably, with the banks and other Persons as required by Section 5.13.
(q) Material Contracts. The Agent and the Lenders shall be satisfied with the terms and conditions of each of the Material Contracts.
(r) Cancellation of Existing Credit Lines. The Agent shall have received one or more pay off letters, in form and substance satisfactory to the Agent, confirming that the Borrower shall have repaid all amounts outstanding under its existing credit lines, and that all such existing credit lines shall have been cancelled permanently.
(s) Capitalization Arrangement. The Lenders shall be satisfied with the capital structure of the Borrower, that the Borrower is solvent, and that the Borrower has sufficient working capital to pay its debts as they become due.

(t) Background Checks. The Agent shall have received and be satisfied with the results of the background checks conducted on the key senior management and principals of the Credit Parties.
(u) Judgments/Litigation. The Agent shall be satisfied that there are no judgments outstanding, and no legal or administrative proceedings (including in any court arbitrator or any Governmental Authority) pending or threatened except as expressly permitted hereunder which could reasonably be expected to give rise to a Material Adverse Effect.
(v) Compliance with Securities Legislation. The Agent shall have received and be satisfied with evidence of the Credit Parties’ compliance with any disclosure requirements under any applicable securities legislation, as applicable.
(w) KYC. Each of the Lenders will have received all documentation and other information requested by it in connection with applicable “know your customer” bank policies and AML Legislation.
(x) No Material Change to Information. No event, circumstance or development shall have occurred which in the opinion of the Lenders is inconsistent in any material and adverse respect with any information or other matter previously disclosed to the Lenders by or on behalf of the Borrower, any of the Guarantors or any of their affiliates, representatives or advisors.
(y) Other Documentation. The Agent and the Lenders shall have received such other documents and instruments as are customary for transactions of this type or as they may reasonably request.
The obligations of the Lenders to make Loans or provide a Letter of Credit Guarantee hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.2) at or prior to 3:00 p.m., Toronto time, on August 12, 2011 (and, in the event such conditions are not so satisfied or waived by such time, the Commitments shall terminate at such time). The conditions set forth in Section 4.1 are for the exclusive benefit of the Lenders, and may be waived by the Lenders in accordance with Section 9.2 at any time and from time to time, with or without further conditions.
4.2 Each Credit Event The obligation of the Agent (on behalf of the Lenders) to make any Loan or provide a Letter of Credit Guarantee or an F/X Guarantee (or, after a CIBC ABL Reorganization Date, the obligation of the Issuing Bank to issue a Letter of Credit or the obligation of the F/X Bank to enter into an F/X Contract) on the occasion of any Borrowing, (including on the occasions of the initial Borrowings hereunder), is subject to the satisfaction of the following conditions:
(a) the representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of each such Borrowing (including the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable) as if made on such date (except where such representation or warranty refers to a different date);

(b) at the time of and immediately after giving effect to such Borrowing (including the issuance, amendment, renewal or extension of such Letter of Credit, as applicable), no Default or Event of Default shall have occurred and be continuing; and
(c) the Agent shall have received a Borrowing Request in the manner and within the time period required by Section 2.3; and
(d) except as may be otherwise agreed to from time to time by the Agent and the Borrower in writing, after giving effect to the extension of credit requested to be made by the Borrower on such date, the aggregate Exposure will not exceed the lesser of (i) the Commitments, or (ii) an amount equal to the Borrowing Base.
Each Borrowing, including each issuance, amendment, renewal or extension of a Letter of Credit, shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the accuracy of the matters specified in paragraphs (a) and (b) above. This requirement does not apply on the conversion or rollover of an existing Borrowing provided that the aggregate outstanding Borrowings will not be increased as a consequence thereof.
ARTICLE 5
AFFIRMATIVE COVENANTS
From (and including) the Effective Date until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit and Letter of Credit Guarantees, F/X Contracts and F/X Guarantees shall have expired and been terminated and all Reimbursement Obligations have been satisfied by the Borrower, the Borrower and each other Credit Party covenants and agrees with the Lenders that:
5.1 Financial Statements and Other Information The Borrower will furnish to the Agent and each Lender:
(a) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, its consolidated balance sheet and related statements of income, retained earnings and changes in financial position as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all prepared on a review engagement basis by Ernst & Young LLP or other independent auditors of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b) as soon as available and in any event within 30 days after the end of each fiscal month, its unaudited consolidated balance sheet and related statements of income, retained earnings and changes in financial position as of the end of such month and the then elapsed portion of the Fiscal Year which includes such fiscal month, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(c) concurrently with the financial statements required pursuant to Sections 5.1(a) and (b) above, a certificate of the Borrower, signed by a Responsible Officer in the form of Exhibit K;
(d) copies of each management letter issued to the Borrower by its auditors promptly following consideration or review thereof by the Board of Directors of the Borrower, or any committee thereof (together with any response thereto prepared by the Borrower);
(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any other Credit Party with any securities commission, stock exchange or similar entity, and all materials distributed out of the ordinary course by the Borrower to its shareholders and which relate to matters in which any Lender or the Agent, in such capacities, can reasonably be expected to have an interest;
(f) promptly upon the request of the Agent, and in any event no less frequently than the tenth Business Day of each fiscal month, (together with a copy of all or any part of the following reports requested by any Lender in writing after the Effective Date), a Borrowing Base Report, as of the last day of the immediately preceding fiscal month, accompanied by such supporting detail and documentation as shall be requested by the Agent it is reasonable discretion including:
(i)	an accounts receivable aging (including both summary and detail format) showing Accounts outstanding, aged from due date as follows: current, 1 to 30 days past due, 31 to 60 days past due, 61 to 90 days past due, and 91 days or more past due, accompanied by such supporting detail and documentation as shall be requested by the Agent in its reasonable discretion, including the ledger for disputed/legal accounts and the name and contact information of each account debtor but only, in the case of contact information only, during a field examination, if a Default or Event of Default has occurred or if, in the Agent’s reasonable discretion, a Default or an Event of Default is imminent;
(ii)	a calculation of the Accounts which would not meet the criteria of an Eligible Account Receivable;
(iii)	a copy of the internally generated month end cash receipts and collections electronically generated report;
(iv)	Borrower prepared reconciliation of the cash receipts electronically generated report to the Blocked Accounts following activation of the Blocked Accounts;

(v)	a detailed, monthly, Inventory listing of the Borrower and each Credit Party by location, type and product group with a supporting perpetual Inventory report, in each case, accompanied by such supporting detail and documentation as shall be requested by the Agent in its reasonable discretion; such summaries and reports shall include the dollar value thereof both at cost, determined on a first-in, first out basis, and at fair market value;
(vi)	a calculation and report as to the Inventory which does not meet the definition of Eligible Inventory; and

(vii)	detailed monthly accounts payable aging.
(g) weekly, on the second Business Day of each week for the prior week:
(i)	a weekly Borrowing Base Report that reflects the Accounts and Inventory as at the last business day of the previous week together with a report of Priority Payables as at such date;
(ii)	a copy of the internally generated weekly sales electronically generated report and invoice register;
(iii)	a copy of the internally generated weekly credit memo electronically generated report (or sales electronically generated report if included there);
(iv)	a copy of the internally generated weekly debit memo electronically generated report (or the sales electronically generated report if included there); and
(v)	a copy of the internally generated weekly cash receipts and collections electronically generated report.
(h) at the request of the Agent, monthly within 30 days of the last day of each fiscal month:
(i)	a copy of the internally generated general ledger report as at the month end;
(ii)	Borrower prepared reconciliation of the cash receipts electronically generated report to the blocked depository account;
(iii)	a reconciliation of Accounts aging to the general ledger and to the financial statement as at the month end;
(iv)	a reconciliation of the monthly inventory perpetual listing to the general ledger and to the financial statement as at the month end; and

(v)	copies of all material correspondence, actuarial valuation reports and other filings with any pension regulators or the applicable Governmental Authority to which such correspondence, reports and filings must be sent (including any filings furnished to the trustee under any Pension Plan and any valuation reports prepared by the Borrower’s actuary and confirming that all contributions to be made in respect of the Pension Plans have been made when due).
(i) such other reports designating, identifying and describing the Accounts and Inventory as required by the Agent and on a more frequent basis as the Agent may reasonably request in its reasonable credit discretion;
(j) the results of each physical verification, if any, that the Borrower may have made, or caused any other Person to have made on its behalf, of all or any portion of its Inventory, within 30 Business Days of completion of any such physical verification (and, if a Default or an Event of Default has occurred and be continuing, the Borrower shall, upon the request of the Agent, conduct, and deliver the results of, such physical verifications as the Agent may require);
(k) such appraisals of the assets of the Borrower and the Credit Parties as the Agent may request at any time, such appraisals to be conducted at the expense of the Borrower by an appraiser that is acceptable to the Agent, and shall be in scope, form and substance acceptable to the Agent; provided that (i) if no Default or Event of Default has occurred during a Fiscal Year of the Borrower and Excess Availability exceeds $1,000,000 at all times during such Fiscal Year, then the Borrower will only be liable for the expense of up to one (1) such appraisals that are requested by the Agent in such Fiscal Year and (ii) if no Default or Event of Default has occurred during a Fiscal Year of the Borrower but Excess Availability is less than $1,000,000 at any time during such Fiscal Year, then the Borrower will only be liable for the expense of up to two (2) such appraisals that are requested by the Agent in such Fiscal Year;
(l) promptly after the Borrower learns of the receipt or occurrence of any of the following, a certificate of the Borrower, signed by a Responsible Officer, specifying (i) any official notice of any violation, possible violation, non-compliance or possible non-compliance, or claim made by any Governmental Authority pertaining to all or any part of the properties of the Borrower or any other Credit Party which could reasonably be expected to have a Material Adverse Effect, (ii) any event which constitutes a Default or Event of Default, together with a detailed statement specifying the nature thereof and the steps being taken to cure such Default or Event of Default, (iii) the receipt of any notice from, or the taking of any other action by, the holder of any promissory note, debenture or other evidence of Indebtedness of the Borrower or any other Credit Party in an amount in excess of Cdn.$250,000 with respect to an actual or alleged default, together with a detailed statement specifying the notice given or other action taken by such holder and the nature of the claimed default and what action the Borrower or the relevant Subsidiary is taking or proposes to take with respect thereto, (iv) any default or non-compliance of any party to any of the Loan Documents with any of the terms and conditions thereof or any notice of termination or other proceedings or actions which could reasonably be expected to adversely affect any of the Loan Documents, (v) the creation, dissolution, merger or acquisition of any Subsidiary of the Borrower, (vi) any event or condition not previously disclosed to the Agent, which violates any Environmental Law and which could potentially, in the Borrower’s reasonable judgment, have a Material Adverse Effect, (vii) any material amendment to, termination of, or material default under a Material Contract or any execution of, or material amendment to, termination of, or material default under, any material collective bargaining agreement, and (viii) any other event, development or condition which may reasonably be expected to have a Material Adverse Effect;

(m) promptly after the occurrence thereof, notice of the institution of or any material adverse development in any action, suit or proceeding or any governmental investigation or any arbitration before any court or arbitrator or any Governmental Authority or official against the Borrower or any other Credit Party or any of its or their Subsidiaries or any material property of any thereof which could reasonably be expected to have a Material Adverse Effect;
(n) promptly after the filing thereof with any Governmental Authority (if requested by the Agent), copies of each annual and other report (including applicable schedules and actuarial reports) with respect to each Pension Plan of the Borrower or any other Credit Party or any trust created thereunder;
(o) at the cost of the Borrower, a report or reports of an independent collateral field examiner (which collateral field examiner may be the Agent or an Affiliate thereof) approved (i) by the Borrower, whose approval shall not be unreasonably withheld, and (ii) by the Agent with respect to the Eligible Accounts and Eligible Inventory components included in the Borrowing Base. The Agent may (and, at the direction of the Required Lenders, shall) request such reports or additional reports as it (or the Required Lenders) shall reasonably deem necessary; provided that (i) if no Default or Event of Default has occurred during a Fiscal Year of the Borrower and Excess Availability exceeds $1,000,000 at all times during such Fiscal Year, then the Borrower will only be liable for the expense of up to two (2) such reports that are requested by the Agent in such Fiscal Year and (ii) if no Default or Event of Default has occurred during a Fiscal Year of the Borrower but Excess Availability is less than $1,000,000 at any time during such Fiscal Year, then the Borrower will only be liable for the expense of up to three (3) such reports that are requested by the Agent in such Fiscal Year;
(p) upon renewal of any insurance policy or upon request by the Agent, a copy of an insurance certificate summarizing the terms of such policy, and upon request by the Agent, copies of the applicable policies;
(q) on or before the earlier of the 10th day after approval by the Board of Directors of the Borrower and the 30th day before each Fiscal Year end, an annual budget of the Borrower and the other Credit Parties on a consolidated and consolidating basis (consolidating on the basis of principal lines of business of the Borrower and the other Credit Parties), approved by the Board of Directors of the Borrower, setting forth in reasonable detail and on a monthly basis the projected revenues and expenses (including capital expenditures) of the Borrower for the following Fiscal Year, it being recognized by the Lenders that projections as to future results are not to be viewed as fact and that the actual results for the period or periods covered by such projections may differ from the projected results; and

(r) concurrently with any delivery of financial statements under Section 5.1(a) or (b) above, a certificate of a Responsible Officer of the Borrower (i) stating whether any change in GAAP or in the application thereof has occurred since the date of the financial statements referred to in Section 5.1(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (ii) identifying all its Subsidiaries existing on the date of such certificate and indicating, for each such Subsidiary, and whether such Subsidiary is a Guarantor and whether such Subsidiary was formed or acquired since the end of the previous fiscal month and (iii) identifying any parcels of real property or improvements thereto that have been acquired by any Credit Party since the end of the previous fiscal month.
5.2 Existence; Conduct of Business
(a) Each Credit Party will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (subject only to Section 6.3).
(b) Each Credit Party will obtain, preserve, renew and keep in full force and effect any and all rights, licenses, permits, privileges and franchises material to the conduct of its business.
5.3 Payment of Obligations Each Credit Party will pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such other Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
5.4 Maintenance of Properties Each Credit Party will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
5.5 Books and Records; Inspection Rights Each Credit Party will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Credit Party will permit any representatives designated by the Agent or any Lender, upon 48 hours prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, during business hours (prior to an Event of Default that is continuing or any time thereafter) and as often as reasonably requested. No such notice will be required if there is an Event of Default that has occurred and is continuing.
5.6 Compliance with Applicable Laws and Material Contracts Each Credit Party will comply with all Applicable Laws and orders of any Governmental Authority applicable to it or its property and with all of its material contractual obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Credit Party shall modify, amend or alter its certificate or articles of incorporation without 30 days prior written notice to the Agent in the case of a name change, change of jurisdiction or any other change adverse to the Agent or the Lenders.

5.7 Use of Proceeds and Letters of Credit The proceeds of the Revolving Loans will be used for working capital and other general corporate purposes of the Borrower. Letters of Credit will be issued only to support any activity of the Borrower or any other Credit Party that is in keeping with the Borrower’s business and subject to the internal policies of the Issuing Bank.
5.8 Further Assurances Each Credit Party will cure promptly any defects in the execution and delivery of the Loan Documents, including this Agreement. Upon request, each Credit Party will, at its expense, as promptly as practical, execute and deliver to the Agent, all such other and further documents, agreements and instruments in compliance with or performance of the covenants and agreements of the Borrower or any other Credit Party in any of the Loan Documents, including this Agreement, or to further evidence and more fully describe the Collateral, or to correct any omissions in any of the Loan Documents, or more fully to state the security obligations set out herein or in any of the Loan Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Loan Documents, or to make any recordings, to file any notices, or obtain any consents, all as may be necessary or appropriate in connection therewith, in the judgment of the Agent, acting reasonably.
5.9 Insurance Each Credit Party shall maintain insurance on its property and assets under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to the Agent. All such policies are subject to the rights of any holders of Permitted Liens holding claims senior to the Agent, to be made payable to the Agent, to the extent required herein, in case of loss, under a standard non contributory “mortgagee”, “lender” or “secured party” clause and are to contain such other provisions as the Agent may require to fully protect the Agent’s interest in the property and assets subject to the Liens in favour of the Agent and to any payments to be made under such policies. All original policies (or true copies thereof) which relate to Collateral are to be delivered to the Agent, with the loss payable endorsement in the Agent’s favour, and shall provide for not less than thirty (30) days prior written notice to the Agent of the exercise of any right of cancellation. Upon the occurrence and continuance of an Event of Default which is not waived in writing by the Agent, the Agent shall, subject to the rights of any holders of Permitted Liens holding claims senior to the Agent, have the sole right, in the name of the Agent, the Borrower or any other applicable Credit Party, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies. If any part of the Collateral is lost or damaged by fire or other casualty and the insurance proceeds for such loss or damage is less than or equal to $250,000, such insurance proceeds shall be paid to the Borrower. Notwithstanding the foregoing, to the extent such insurance proceeds are received by the Agent, the Agent shall promptly, and in any event within one (1) Business Day of receipt, remit such insurance proceeds to the applicable Credit Party. If any part of the Collateral is lost or damaged by fire or other casualty and the insurance proceeds for such loss or damage is greater than $250,000, such insurance proceeds shall be paid to the Borrower, and provided that the applicable Credit Party has sufficient business interruption insurance to replace the lost profits of any of its facilities, the Borrower may irrevocably elect (by delivering written notice to the Agent) to replace, repair or restore such Collateral to substantially the equivalent condition prior to such fire or other casualty as set forth herein. If such election is not made by the Borrower, insurance proceeds shall be used by the Borrower to repay outstanding Revolving Loans. Notwithstanding the foregoing, to the extent that such insurance proceeds are received by the Agent, the Agent shall promptly, and in any event within one (1) Business Day of receipt, remit such insurance proceeds to the Borrower to be applied in accordance with this Section 5.9. If the Borrower does not, or cannot, elect to use the insurance proceeds as set forth above, or if the Agent believes that the applicable Credit Party will not be able to timely replace, repair or restore such Collateral to substantially the equivalent condition prior to such fire or other casualty, the Agent may, subject to the rights of any holders of Permitted Liens holding claims senior to the Agent in respect of such insurance proceeds, (i) if no Event of Default has occurred and is continuing, apply the insurance proceeds to the payment of any Revolving Loans until paid in full and (b) if an Event of Default has occurred and is continuing, apply the insurance proceeds to the Obligations in such manner and in such order as the Agent may reasonably elect. Upon the occurrence and during the continuance of an Event of Default, all insurance proceeds in respect of any Collateral shall be paid to the Agent. The Agent may apply such insurance proceeds to the Obligations in such manner as it may deem advisable in its sole discretion. In the event the Borrower fails to provide the Agent with timely evidence, acceptable to the Agent, of the maintenance of insurance coverage required pursuant to this Section 5.9, or in the event that any Credit Party fails to maintain such insurance, the Agent may purchase or otherwise arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Agent’s part for: (i) obtaining the insurance; (ii) the solvency of the insurance companies; (iii) the adequacy of the coverage; or (iv) the collection of claims. The insurance acquired by the Agent may, but need not, protect the Borrower’s or any other Credit Party’s interest in the Collateral, and therefore such insurance may not pay claims which the Borrower may have with respect to the Collateral or pay any claim which may be made against the Borrower in connection with the Collateral. In the event the Agent purchases, obtains or acquires insurance covering all or any portion of the Collateral, the Borrower shall be responsible for all of the applicable costs of such insurance, including premiums, interest (at the applicable interest rate for Revolving Loans set forth in Section 2.5), fees and any other charges with respect thereto, until the effective date of the cancellation or the expiration of such insurance. The Agent may charge all of such premiums, fees, costs, interest and other charges to the Borrower’s loan account. The Borrower hereby acknowledges that the costs of the premiums of any insurance acquired by the Agent may exceed the costs of insurance which the Borrower may be able to purchase on its own. In the event that the Agent purchases such insurance, the Agent will promptly, and in any event within fifteen (15) days, notify the Borrower of said purchase.
5.10 Operation and Maintenance of Property Each Credit Party will, manage and operate its business or cause its business to be managed and operated (i) in accordance with prudent industry practice in all material respects and in compliance in all material respects with the terms and provisions of all applicable licenses, leases, contracts and agreements, and (ii) in compliance with all Applicable Laws of the jurisdiction in which such businesses are carried on, and all Applicable Laws of every other Governmental Authority from time to time constituted to regulate the ownership, management and operation of such businesses, except where a failure to so manage and operate would not have a Material Adverse Effect.

5.11 Additional Subsidiaries; Additional Liens If, at any time on or after the Effective Date, the Borrower or any other Credit Party creates or acquires an additional Subsidiary or in some other fashion becomes the holder of any Equity Securities of a new Subsidiary, then to the extent permitted by Applicable Law, the Borrower and the other Credit Parties will cause such new Subsidiary to immediately execute and deliver to the Agent a guarantee, and security agreements, hypothecs and other security-related documents covering such new Subsidiary’s Inventory, Accounts and other Collateral, all in form and substance satisfactory to the Agent, acting reasonably. In addition, if at any time on or after the Effective Date, the Borrower or any other Credit Party has Inventory, Accounts or other Collateral located in any jurisdiction in which the Agent does not hold duly perfected security in respect of the Inventory, Accounts or other Collateral of such Credit Party in such jurisdiction, the applicable Credit Party shall give notice to the Agent of those facts. If the Agent, acting reasonably, determines that it is practical to perfect security in such jurisdiction, the applicable Credit Party shall promptly execute all such security agreements, hypothecs and other security-related documents covering such Credit Party’s Inventory, Accounts or other Collateral in such jurisdiction, all in form and substance satisfactory to the Agent, acting reasonably, and shall take all such action as may reasonably be required to ensure that the Liens in favour of the Agent in respect of the Inventory, Accounts or other Collateral of such Credit Party located in such jurisdiction are duly perfected. In connection with the execution and delivery of any guarantee, security agreement, intellectual property security agreements, hypothecs or related document pursuant to this Section, the Borrower and each other Credit Party will cause to be delivered to the Agent such corporate resolutions, certificates, legal opinions and such other related documents and registrations as shall be reasonably requested by the Agent and consistent with the relevant forms and types thereof delivered on the Effective Date or as shall be otherwise reasonably acceptable to the Agent. Each guarantee, security agreement, intellectual property security agreements, hypothecs and other documents delivered pursuant to this Section shall be deemed to be a Security Document from and after the date of execution thereof. For greater certainty, the Credit Parties acknowledge that, to the extent that Collateral is located in a jurisdiction in which the Agent does not hold duly perfected security in such Collateral in such jurisdiction, such Collateral is not eligible for inclusion in the Borrowing Base. Approval of the Required Lenders is required to include an additional Subsidiary in the Borrowing Base.
5.12 Adjusted Tangible Net Worth Covenant The Borrower will, at all times maintain the Adjusted Tangible Net Worth of the Borrower and its Subsidiaries at a level not less than $3,868,000, being 85% of the Adjusted Tangible Net Worth of the Borrower and its Subsidiaries on the Effective Date. Adjusted Tangible Net Worth of the Borrower and its Subsidiaries on the Effective Date shall be determined on the Effective Date by the Borrower in a manner acceptable to the Agent. The Borrower’s compliance with this Section 5.12 shall be tested monthly.
5.13 Post Closing Undertakings Borrower will ensure that all post closing undertakings as set forth in Schedule 5.13 (collectively, the “Undertakings”) have been satisfied within the time periods set forth therein and any failure to satisfy any of the Undertakings within the applicable time periods shall constitute an Event of Default.

5.14 Environmental Laws Each of the Borrower and the other Credit Parties will conduct its business in compliance in all material respects with all Environmental Laws applicable to it or them, including those relating to the Credit Parties’ generation, handling, use, storage and disposal of Hazardous Materials. Each of the Borrower and the other Credit Parties will take prompt and appropriate action to respond to any non-compliance or alleged non-compliance with Environmental Laws and the Borrower shall regularly report to the Agent on such response. Without limiting the generality of the foregoing, whenever any Credit Party gives notice to the Agent pursuant to Section 5.1(l)(vi) and the Agent so requests, the Credit Parties shall, at the applicable Credit Party’s expense:
(a) cause an independent environmental engineer acceptable to the Agent in its reasonable discretion to conduct such tests of the site where the non-compliance or alleged non-compliance with Environmental Laws has occurred, and prepare and deliver to the Agent a report setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof;
(b) provide to the Agent a supplemental report of such engineer whenever the scope of the environmental problem, or the Credit Party’s, and any other Person’s response thereto or the estimated costs thereof, shall change. Such reports shall also be addressed to the Agent and the Lenders and shall, as requested by the Agent, set out the results of such engineers’ review of, among other things:
(i)	the internal policies and procedures of the Credit Parties relating to environmental regulatory compliance to ensure that all appropriate steps are being taken by or on behalf of the Credit Parties to comply in all material respects with all applicable requirements of Environmental Laws;
(ii)	the progress of compliance satisfaction, capital expenditures required to effect remedial steps and compliance deficiencies;
(iii)	all other environmental audit reports which the Credit Parties or any predecessor has commissioned in the normal conduct of its business which relate to the subject matter of such notice; and
(iv)	all environmental reports which have been commissioned by or made available to a Credit Party in connection with new acquisitions, and the engineers’ report and recommendations on results of tests performed or samples taken by it during the course of its review, irregularities or steps which may be taken to ensure continued compliance, as well as such other matters as the Borrower and/or the Agent may reasonably request from time to time.

5.15 Landlords’ Agreement, Mortgagee Agreements, Bailee Letters and Real Estate Purchases Each Credit Party shall use commercially reasonable efforts to obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Agent. With respect to such locations or warehouse space leased or owned as of the Effective Date and thereafter, if the Agent has not received a landlord or mortgagee agreement or bailee letter as of the Effective Date (or, if later, as of the date such location is acquired or leased), Borrower’s Eligible Inventory at that location shall, in the Agent’s discretion, be excluded from the Borrowing Base or be subject to such Reserves as may be established by Agent in its reasonable credit judgment. After the Effective Date, no real property or warehouse space shall be leased or acquired (which is subject to a mortgage) by any Credit Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Effective Date without the prior written consent of the Agent (provided that no consent shall be required where a landlord consent waiver substantially in the form attached hereto as Exhibit G or otherwise in form and substance satisfactory to the Agent, acting reasonably, has been provided in respect of the applicable location or Availability Reserves acceptable to the Agent have been established in respect of such Inventory) or, unless and until a satisfactory landlord agreement, mortgagee agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location. Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.
5.16 Canadian Pension Plans The Borrower will administer the Canadian Pension Plans in accordance with the requirements of the applicable pension plan texts, funding agreements, any other documents governing the Canadian Pension Plans, the ITA and applicable federal or provincial pension benefits legislation except for any non-compliance which would not reasonably be expected to have a Material Adverse Effect. The Borrower shall, and shall cause its Subsidiaries to, promptly provide the Agent with any documentation relating to any of the Canadian Pension Plans as the Agent may request. The Borrower shall, and shall cause its Subsidiaries to, notify the Agent within thirty (30) days of: (i) a material increase in the obligations, liabilities and indebtedness of any of the Canadian Pension Plans; and (ii) commencing payment of contributions to a Canadian Pension Plan to which the Borrowers had not previously been contributing.
5.17 Collateral Monitoring and Review Upon the request of the Agent, after 48 hours (prior to the occurrence of an Event of Default that is continuing) notice and during normal business hours, the Borrower will permit the Agent or professionals (including, consultants, accountants, and/or appraisers) retained by the Agent to conduct appraisals, commercial finance examinations and other evaluations, including, of (i) the Credit Parties’ practices in the computation of the Borrowing Base, and (ii) the assets included in the Borrower Base and financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, related to the calculation of the Borrowing Base. In connection with any inventory appraisal and commercial finance examination relating to the computation of the Borrowing Base, the Borrower shall make such adjustments to the calculation of the Borrowing Base as the Agent shall reasonably require in its Permitted Discretion based upon the terms of this Agreement and the results of such inventory appraisal and commercial finance examination.

5.18 Physical Inventories The Borrower will cause physical inventories and periodic cycle counts to be undertaken, at the expense of the Credit Parties, in each case consistent with past practices (but in no event less frequently than one physical inventory per Fiscal Year), conducted by such inventory takers and following such methodology as is consistent with the immediately preceding inventory or as otherwise may be satisfactory to the Agent in its Permitted Discretion. The Agent, at the expense of the Credit Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaking on behalf of any Credit Party. The Credit Parties, within thirty (30) days following the completion of any such inventory, shall provide the Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Credit Party) and shall post such results to the Credit Parties’ stock ledgers and general ledgers, as applicable.
5.19 Application under the CCAA The Borrower acknowledges that its business and financial relationships with the Agent and the Lenders are unique from its relationship with any other of its creditors. The Borrower agrees that it shall not file any plan of arrangement under the Companies’ Creditors Arrangement Act (the “CCAA Plan”) which provides for, or would permit, directly or indirectly, the Agent or the Lenders to be classified in the same class with any other creditor of the Credit Parties for purposes of such CCAA Plan.
ARTICLE 6
NEGATIVE COVENANTS
From (and including) the Effective Date until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit, Letter of Credit Guarantees and Reimbursement Obligations have been satisfied by the Borrower, the Borrower and each Credit Party covenants and agrees with the Lenders that:
6.1 Indebtedness No Credit Party will create, incur, assume or permit to exist any Indebtedness, except:
(a) any Indebtedness created hereunder;
(b) any Indebtedness of one Credit Party to another Credit Party;
(c) any Indebtedness of a Credit Party to the Parent that is subordinated and postponed on terms satisfactory to the Agent;
(d) any Guarantee by a Credit Party of Indebtedness of any other Credit Party;
(e) any Indebtedness of the Credit Parties incurred under Purchase Money Liens or Capital Lease Obligations in an aggregate amount not exceeding Cdn. $500,000 for all Credit Parties;
(f) any Indebtedness of any Person that becomes a Credit Party after the date hereof, provided that (i) such Indebtedness exists at the time such Person becomes a Credit Party and is not created in contemplation of or in connection with such Person becoming a Credit Party, and (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed Cdn. $500,000 at any time outstanding;
(g) any Indebtedness in respect of trade letters of credit or Letters of Credit; and

(h) any Indebtedness in respect of Swap Agreements entered into in compliance with Section 6.5, provided that the aggregate notional amounts under all such Swap Agreements shall not exceed $2,000,000.
6.2 Liens No Credit Party will, and no Credit Party will permit any Credit Party to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by any Credit Party or assign or sell any income or revenues (including Accounts of the Credit Parties) or rights in respect of any thereof, except Permitted Liens.
6.3 Fundamental Changes.
(a) No Credit Party will merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or any of the Equity Securities of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve without the prior written consent of the Agent, not to be unreasonably withheld.
(b) No Credit Party will engage to any material extent in any material business other than businesses of the type conducted by the Credit Party on the date of execution of this Agreement and businesses reasonably related thereto.
6.4 Investments, Loans, Advances, Guarantees and Acquisitions Each Credit Party will not purchase, hold or acquire (including pursuant to any amalgamation with any Person that was not a Credit Party prior to such amalgamation) any Equity Securities, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any Investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person or otherwise make an Acquisition, except:
(a) Investments by a Credit Party in the Equity Securities of any other Credit Party;
(b) loans or advances made by one Credit Party to any other Credit Party;
(c) Guarantees constituting Indebtedness permitted by Section 6.1; and
(d) Permitted Investments.
6.5 Swap Transactions No Credit Party will enter into any Swap Transaction or engage in any transactions in respect thereof, except (i) Swap Transactions entered into by the Borrower to hedge or mitigate risks to which the Borrower or any other Credit Party has actual exposure (other than those in respect of Equity Securities), (ii) Swap Transactions entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any other Credit Party, and (iii) F/X Contracts entered into pursuant to Section 2.19 or Section 2.19A, as applicable.

6.6 Restricted Payments No Credit Party will declare, pay or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except
(a) the Borrower may declare and pay dividends with respect to its Equity Securities payable solely in additional Equity Securities, provided that no Default or Event of Default has occurred and is continuing or would result therefrom;
(b) any Credit Party (other than the Borrower) may declare and pay dividends to the Borrower or any other Credit Party (other than the Borrower) and any Credit Party (other than the Borrower) may redeem or repurchase its own Equity Securities, provided that no Default or Event of Default has occurred and is continuing or would result therefrom;
(c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans, profit sharing plans and/or other benefit plans for management or employees of the Borrower and the other Credit Parties, provided that the aggregate amount of cash payments made by the Borrower and the other Credit Parties in any Fiscal Year pursuant to all such stock option plans, profit sharing plans and other compensation benefit plans shall not exceed Cdn.$ 250,000 and no Default or Event of Default has occurred and is continuing or would result therefrom;
(d) the Borrower may declare and pay dividends to the Parent (the “Parent Dividends”), provided that:
(i)	the aggregate amount of Parent Dividend paid by the Borrower must not exceed 100% of the Borrower’s annual Consolidated Net Income in any Fiscal Year;
(ii)	Excess Availability must be equal to or higher than $1,000,000 for sixty days prior to the payment of any Parent Dividends and for sixty days thereafter;
(iii)	the Fixed Charge Coverage Ratio, calculated on a pro-forma trailing twelve month basis taking into account the payment of the Parent Dividends, must be equal to or higher than 1.0:1; and
(iv)	no Default or Event of Default has occurred and is continuing or would result from payment of the Parent Dividend; and
(e) the Borrower may declare and pay a dividend of $1,349,000 on the Effective Date, provided that no Default or Event of Default has occurred and is continuing or would result therefrom.

6.7 Transactions with Affiliates No Credit Party will sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favourable to the Credit Party than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Credit Parties not involving any other Affiliate, and (c) any Restricted Payment permitted by Section 6.6. The foregoing restrictions shall not apply to: (i) the payment of reasonable and customary fees to directors of the Credit Party, (ii) any other transaction with any employee, officer or director of a Credit Party pursuant to employee profit sharing and/or benefit plans and compensation and non-competition arrangements in amounts customary for corporations similarly situated to the Credit Party and entered into in the ordinary course of business and approved by the board of directors of the Credit Party, or (iii) any reimbursement of reasonable out-of-pocket costs incurred by an Affiliate of the Credit Party on behalf of or for the account of the Credit Party.
6.8 Repayment of Debt No Credit Party will repay, prepay, redeem, repurchase, defease or otherwise make any payment on account of any Indebtedness for borrowed money except for (a) payment on account of Indebtedness owing to the Agent or the Lenders under this Agreement, (b) any payment consented to in writing by the Required Lenders, and (c) payment on account of Indebtedness for borrowed money permitted by Section 6.1, the repayment of which is not restricted by Section 6.6.
6.9 Restrictive Agreements No Credit Party will directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, (b) the ability of a Credit Party to pay dividends or other distributions with respect to any Equity Securities or with respect to, or measured by, its profits or to make or repay loans or advances to the Borrower or any other Credit Party or to provide a Guarantee of any Indebtedness of the Borrower or any other Credit Party, (c) the ability of the Borrower or any other Credit Party to make any loan or advance to the Borrower or any of the other Credit Parties, or (d) the ability of the Borrower or any other Credit Party to sell, lease or transfer any of its property to the Borrower or any other Credit Party; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law or by this Agreement, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of the Borrower pending such sale, provided such restrictions and conditions apply only to the Subsidiary of the Borrower that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other ordinary course contracts restricting the assignment thereof.
6.10 Sales and Leasebacks No Credit Party will enter into any arrangement, directly or indirectly, with any Person whereby the Credit Party shall sell or transfer any property, whether now owned or hereafter acquired, and whereby the Credit Party shall then or thereafter rent or lease as lessee such property or any part thereof or other property which the Credit Party intends to use for substantially the same purpose or purposes as the property sold or transferred.

6.11 Pension Plan Compliance No Credit Party will (a) terminate any Pension Plan in a manner, or take any other action with respect to any Pension Plan, which could reasonably be expected to result in any material liability of any Credit Party, (b) fail to make full payment when due of all amounts which, under the provisions of any Pension Plan, agreement relating thereto or Applicable Law, the Credit Party is required to pay as contributions thereto, except where the failure to make such payments could not reasonably be expected to have a Material Adverse Effect, (c) permit to exist any material accumulated funding deficiency, whether or not waived, with respect to any Pension Plan, (d) contribute to or assume an obligation to contribute to any “multi-employer pension plan” as such term is defined in the Pension Benefits Standards Act (British Columbia) or any Pension Plan not disclosed to the Agent on the Effective Date, (e) acquire an interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to any Pension Plan; (f) permit, or allow any other Credit Party to permit, the actuarial present value of the benefit liabilities (computed on an accumulated benefit obligation basis in accordance with GAAP) under all Pension Plans in the aggregate to exceed the current value of the assets of all Pension Plans in the aggregate that are allocable to such benefit liabilities, in each case only to the extent such liabilities and assets relate to benefits to be paid to employees of the Credit Parties.
6.12 Sale or Discount of Receivables No Credit Party will discount or sell (with or without recourse) any of its Accounts.
6.13 Unconditional Purchase Obligations No Credit Party will enter into or be a party to, any material contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery of such materials, supplies or other property or services is ever made, provided that this Section 6.13 shall not restrict the ability of any Credit Party to enter into any such contract in the ordinary course of its business to the extent that the materials, supplies or other property or services which are the subject matter of such contract are reasonably expected to be used by the applicable Credit Party in the ordinary course of its business.
6.14 Capital Expenditures No Credit Party will make Capital Expenditures in any period for the Credit Parties on a consolidated basis in excess of 120% of the budgeted Capital Expenditures for such period, as set forth in the most recent capital expenditure budget delivered to and approved by the Agent, acting reasonably.
6.15 No Amendments to Material Contracts No Credit Party will amend, modify or terminate (or waive any provision of or provide any consent under), any Material Contract in a manner which may reasonably be expected to have a Material Adverse Effect.
6.16 Location of Assets No Credit Party will change its chief executive office, the location of its books and records or the location of its assets from the locations set forth in Schedule 3.15 without providing prior written notice to the Agent.

ARTICLE 7
EVENTS OF DEFAULT
7.1 Events of Default It shall constitute an event of default (“Event of Default”) if any one or more of the following shall occur:
(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any Letter of Credit when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) above) payable under this Agreement, within three Business Days after the same shall become due and payable;
(c) any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed to be made;
(d) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.1(l)(ii) (notices of Defaults or Events of Default), 5.2(a), 5.7, 5.12 or in Article 6 (or in any comparable provision of any other Loan Document) and in the case of Section 6.2 only, such failure has not been remedied within 10 Business Days;
(e) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (d) above) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Agent to the Borrower (which notice will be given at the request of any Lender);
(f) any Credit Party shall fail to make any payment whether of principal or interest, and regardless of amount, in respect of any Material Indebtedness, when and as the same shall become due and payable within three Business Days after same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 7.1(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as the proceeds of such sale or transfer are sufficient to, and are applied to, reduce such secured Indebtedness to nil;
(h) any event of default occurs in respect of any Parent Credit Facility or any Material Contract;
(i) Parent terminates or ceases to perform the Services Agreement, unless the Borrower can demonstrate to the Agent’s satisfaction, acting reasonably, that it or a third party acceptable to the Agent, acting reasonably, can otherwise perform the services addressed in the Services Agreement;
(j) any Credit Party:
(i)	becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement between it and any class of its creditors;
(ii)	commits an act of bankruptcy under the BIA, or makes an assignment of its property for the general benefit of its creditors under the BIA, or makes a proposal (or files a notice of its intention to do so) under the BIA;
(iii)	institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign Applicable Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the BIA, the Companies’ Creditors Arrangement Act (Canada), the United States Bankruptcy Code and any applicable corporations legislation) or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;
(iv)	applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property; or

(v)	threatens to do any of the foregoing, or takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 7.1(j) or in Section 7.1(k), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof,
(k) any petition is filed, application made or other proceeding instituted against or in respect of any Credit Party:
(i)	seeking to adjudicate it an insolvent;

(ii)	seeking a receiving order against it under the BIA;
(iii)	seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief under any federal, provincial or foreign Applicable Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the BIA, the Companies’ Creditors Arrangement Act (Canada) or the United States Bankruptcy Code and any applicable corporations legislation) or at common law or in equity; or
(iv)	seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property;
and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of 30 days after the institution thereof, provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against the Credit Party thereunder in the interim, such grace period will cease to apply, and provided further that if the Credit Party files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;
(l) any other event occurs which, under the Applicable Laws of any applicable jurisdiction, has an effect which is comparable to any of the events referred to in either of Sections 7.1(j) or (k);
(m) one or more judgments for the payment of money in a cumulative amount in excess of Cdn.$250,000 (or its then equivalent in any other currency) in the aggregate is rendered against the Borrower, any other Credit Party or any combination thereof and the Borrower or the other Credit Party has not (i) provided for its discharge in accordance with its terms within 30 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 30 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has not been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement and/or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period will cease to apply;

(n) any property of any Credit Party having a fair market value in excess of Cdn.$250,000 (or its then equivalent in any other currency) in the aggregate is seized (including by way of execution, attachment, garnishment, levy or distraint), or any Lien thereon securing Indebtedness in excess of Cdn.$250,000 (or its then equivalent in any other currency) is enforced, or such property has become subject to any charging order or equitable execution of a Governmental Authority, or any writ of execution or distress warrant exists in respect of the Borrower, any other Credit Party or the property of any of them, or any sheriff or other Person becomes lawfully entitled by operation of law or otherwise to seize or distrain upon such property and in any case such seizure, enforcement, execution, attachment, garnishment, distraint, charging order or equitable execution, or other seizure or right, continues in effect and is not released or discharged for more than 45 days or such longer period during which entitlement to the use of such property continues with the Credit Party (as the case may be), and the Credit Party (as the case may be) is contesting the same in good faith and by appropriate proceedings, provided that if the property is removed from the use of the Credit Party (as the case may be), or is sold, in the interim, such grace period will cease to apply;
(o) one or more final judgments, not involving the payment of money and not otherwise specified in this Section 7.1(o), has been rendered against any Credit Party, the result of which could reasonably be expected to result in a Material Adverse Effect, so long as the Credit Party (as the case may be) has not (i) provided for its discharge in accordance with its terms within 30 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 30 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement and/or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period will cease to apply;
(p) this Agreement, any other Loan Document or any material obligation or other provision hereof or thereof at any time for any reason terminates or ceases to be in full force and effect and a legally valid, binding and enforceable obligation of any Credit Party, is declared to be void or voidable or is repudiated, or the validity, binding effect, legality or enforceability hereof or thereof is at any time contested by any Credit Party, or any Credit Party denies that it has any or any further liability or obligation hereunder or thereunder or any action or proceeding is commenced to enjoin or restrain the performance or observance by any Credit Party of any material terms hereof or thereof or to question the validity or enforceability hereof or thereof, or at any time it is unlawful or impossible for any Credit Party to perform any of its material obligations hereunder or thereunder;
(q) any Lien purported to be created by any Security Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) Lien in Collateral with a fair market value or book value (whichever is greater) in excess, individually or in the aggregate, of $250,000;

(r) a Material Adverse Change shall occur;
(s) a Change in Control shall occur;
(t) if any Credit Party or any of its Subsidiaries violates any Environmental Law which results in an Action Request, Violation Notice or other notice or control order or cancellation of any license or certificate or approval, that results in any disruption of any Credit Party’s business or that could reasonably be expected to have a Material Adverse Effect;
(u) any event or condition shall occur or exist with respect to a Pension Plan that could, in the Lenders’ good faith judgment, subject any Credit Party to any tax, penalty or other liabilities under Applicable Laws which could reasonably be expected to give rise to a Material Adverse Effect;
then, and in every such event, and at any time thereafter during the continuance of such event or any other such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind except as set forth earlier in this paragraph, all of which are hereby waived by the Borrower, (iii) apply any amounts outstanding to the credit of the Borrower to repayment of all amounts outstanding under this Agreement, and (iv) declare any or all of the Security Documents to be immediately enforceable.
7.2 Remedies.
(a) If an Event of Default has occurred and is continuing, the Agent may, in its discretion, and shall, at the direction of the Required Lenders, do one or more of the following at any time or times and in any order, without notice to or demand on the Borrower: (i) reduce the Commitments, or the advance rates against Eligible Accounts and/or Eligible Inventory used in computing the Borrowing Base, or reduce one or more of the other elements used in computing the Borrowing Base; (ii) restrict the amount of or refuse to make Revolving Loans; (iii) restrict or refuse to provide Letters of Credit, Letter of Credit Guarantees, F/X Contracts and F/X Guarantees; (iv) terminate the Commitments; (v) declare any or all Obligations to be immediately due and payable; and (vi) pursue its other rights and remedies under the Loan Documents and applicable law and equity.

(b) If an Event of Default has occurred and is continuing and without limiting any rights or remedies arising under the Security Documents, (i) the Agent shall have for the benefit of the Lenders, in addition to all other rights of the Agent and the Lenders, the rights and remedies of a secured party under applicable law (including, as applicable, the PPSA, Civil Code of Quebec and the UCC) in the jurisdiction where the Collateral is located and all rights and remedies provided for in the Loan Documents; (ii) the Agent may, at any time, take possession of the Collateral and keep it on the Borrower’s or any Guarantor’s premises, at no cost to the Agent or any Lender, or remove any part of it to such other place or places as the Agent may desire, or the Borrower or any Guarantor shall, upon the Agent’s demand, at the Borrower’s cost, assemble the Collateral and make it available to the Agent at a place convenient to the Agent; and (iii) the Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Agent deems advisable, in its sole discretion, and may postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, the Borrower and each of the Guarantors agree that any notice by the Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the PPSA, Civil Code of Quebec and the UCC or otherwise, shall constitute reasonable notice to the Borrower and Guarantors if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least fifteen (15) days prior to such action to the Borrower’s address specified in or pursuant to Section 9.1. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Agent or the Lenders receive payment, and if the buyer defaults in payment, the Agent may resell the Collateral without further notice to the Borrower or any Guarantor. If the Agent seeks to take possession of all or any portion of the Collateral by judicial process, the Borrower and each of the Guarantors irrevocably waives: (A) the posting of any bond, surety or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Agent retain possession and not dispose of any Collateral until after trial or final judgment. The Borrower and each of the Guarantors agree that the Agent and Lenders have no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The Agent is hereby granted a license or other right to use, without charge, all of the Borrower’s and each Guarantor’s Property, whether or not constituting Collateral, including its real estate, Equipment and Intellectual Property Rights (including labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter, or any similar property), in completing production of, advertising or selling any Collateral, and the Borrower’s and Guarantors’ rights under all licenses and all franchise agreements shall inure to the Agent’s benefit for such purpose. The proceeds of sale shall be applied first to all expenses of sale, including legal fees, and then to the Obligations. The Agent will return any excess to the Borrower and Guarantors and the Borrower shall remain liable for any deficiency.
(c) If an Event of Default has occurred and is continuing, to the maximum extent permitted by law, the Borrower and each of the Guarantors hereby waive all rights to notice and hearing prior to the exercise by the Agent of the Agent’s rights to repossess the Collateral without judicial process or to reply, attach or levy upon the Collateral without notice or hearing.
ARTICLE 8
THE AGENT
8.1 Appointment of Agent Each Lender hereby designates CIBC Asset-Based Lending Inc. as Agent to act as herein specified and as specified in the other Loan Documents. Each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and to perform such duties thereunder as are specifically delegated to or required of the Agent by the terms thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder by or through its agents or employees.

8.2 Limitation of Duties of Agent The Agent shall have no duties or responsibilities except those expressly set forth with respect to the Agent in this Agreement and as specified in the other Loan Documents. Neither the Agent nor any of its Related Parties shall be liable for any action taken or omitted by it hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have, by reason of this Agreement or the other Loan Documents, a fiduciary relationship in respect of any Lender. Nothing in this Agreement or the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein. The Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to this Agreement or the other Loan Documents unless it is requested in writing to do so by the Required Lenders.
8.3 Lack of Reliance on the Agent.
(a) Independent Investigation. Independently, and without reliance upon the Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower or any other Credit Party in connection with the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of the Borrower or any other Credit Party, and, except as expressly provided in this Agreement and the other Loan Documents, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the consummation of the Transactions or at any time or times thereafter.
(b) Agent Not Responsible. The Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement or the other Loan Documents or the financial condition of the Borrower and any of the other Credit Parties or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the other Loan Documents, or the financial condition of the Borrower and any of the other Credit Parties, or the existence or possible existence of any Default or Event of Default.
8.4 Certain Rights of the Agent If the Agent shall request instructions from the Lenders or the Required Lenders (as the case may be) with respect to any act or action (including the failure to act) in connection with this Agreement or the other Loan Documents, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received written instructions from the Lenders or the Required Lenders, as applicable, and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement and the other Loan Documents in accordance with the instructions of the Required Lenders, or, to the extent required by Section 9.2, all of the Lenders.

8.5 Reliance by Agent The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or facsimile message, electronic mail, cablegram, radiogram, order or other documentary teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. The Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
8.6 Indemnification of Agent To the extent the Agent is not reimbursed and indemnified by the Borrower, each Lender will reimburse and indemnify the Agent, in proportion to its aggregate Applicable Percentage, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable to the Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence (it being acknowledged that ordinary negligence does not necessarily constitute gross negligence) or willful misconduct.
8.7 The Agent in its Individual Capacity With respect to its obligations under this Agreement and the Loans made by it, CIBC Asset-Based Lending Inc., in its capacity as a Lender hereunder, shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties, if any, specified herein; and the terms “Lenders”, “Required Lenders”, and any similar terms shall, unless the context clearly otherwise indicates, include CIBC Asset-Based Lending Inc., in its capacity as a Lender hereunder. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any affiliate of the Borrower as if it were not performing the duties, if any, specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
8.8 May Treat Lender as Owner The Borrower and the Agent may deem and treat each Lender as the owner of the Loans recorded on the Register maintained pursuant to Section 9.4(c) for all purposes hereof until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the owner of a Loan shall be conclusive and binding on any subsequent owner, transferee or assignee of such Loan.

8.9 Successor Agent.
(a) Agent Resignation. The Agent may resign at any time by giving written notice thereof to the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, upon five Business Days’ notice to the Borrower, to appoint a successor Agent, subject to the approval of the Borrower, such approval not to be unreasonably withheld, provided that the Borrower’s consent shall not be required with respect to the appointment of CIBC as Agent in connection with a CIBC ABL Reorganization. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then, upon five Business Days’ notice to the Borrower, the retiring Agent may, on behalf of the Lenders, appoint a successor Agent (subject to approval of the Borrower, such approval not to be unreasonably withheld), which shall be a financial institution organized under the laws of Canada having a combined capital and surplus of at least Cdn.$100,000,000 or having a parent company with combined capital and surplus of at least Cdn.$100,000,000; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to or to be made by, to or though the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent, as provided for above in the preceding paragraph.
(b) Rights, Powers, etc. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
8.10 No Independent Legal Action by Lenders No Lender may take any independent legal action to enforce any obligation of the Borrower hereunder. Each Lender hereby acknowledges that, to the extent permitted by Applicable Law, the Security Documents and the remedies provided thereunder to the Lenders are for the benefit of the Lenders collectively and acting together and not severally, and further acknowledges that each Lender’s rights hereunder and under the Security Documents are to be exercised collectively, not severally, by the Agent upon the decision of the Required Lenders. Accordingly, notwithstanding any of the provisions contained herein or in the Security Documents, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder, including any declaration of default hereunder or thereunder, but that any such action shall be taken only by the Agent with the prior written agreement of the Required Lenders, provided that, notwithstanding the foregoing, in the absence of instructions from the Lenders (or the Required Lenders) and where in the sole opinion of the Agent the exigencies of the situation so warrant such action, the Agent may without notice to or consent of the Lenders (or the Required Lenders) take such action on behalf of the Lenders as it deems appropriate or desirable in the interests of the Lenders. Each Lender hereby further covenants and agrees that upon any such written consent being given by the Required Lenders, it shall co-operate fully with the Agent to the extent requested by the Agent, and each Lender further covenants and agrees that all proceeds from the realization of or under the Security Documents, to the extent permitted by Applicable Law, are held for the benefit of all of the Lenders and shall be shared among the Lenders rateably in accordance with this Agreement, and each Lender acknowledges that all costs of any such realization (including all amounts for which the Agent is required to be indemnified under the provisions hereof) shall be shared among the Lenders rateably in accordance with this Agreement. Each Lender covenants and agrees to do all acts and things and to make, execute and deliver all agreements and other instruments, so as to fully carry out the intent and purpose of this Section and each Lender hereby covenants and agrees that it shall not seek, take, accept or receive any security for any of the obligations and liabilities of the Borrower hereunder or under the other Loan Documents, or any other document, instrument, writing or agreement ancillary hereto or thereto, other than such security as is provided hereunder or thereunder, and that it shall not enter into any agreement with any of the parties hereto or thereto relating in any manner whatsoever to the Credit(s), unless all of the Lenders shall at the same time obtain the benefit of any such security or agreement, as the case may be.
8.11 Notice of Default The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Agent will notify the Lenders of its receipt of any such notice. Subject to Section 8.4, the Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with this Agreement in pursuing any rights or remedies under the Loan Documents or at law or in equity; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
8.12 Agency for Perfection Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders’ security interest in assets which can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor, shall deliver such Collateral to the Agent or in accordance with the Agent’s instructions.
8.13 Payments by Agent to Lenders All payments to be made by the Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds to each Lender pursuant to wire transfer instructions delivered in writing to the Agent on or prior to the Effective Date (or if such Lender is an assignee, on the applicable Assignment and Transfer), or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to the Agent. Concurrently with each such payment, the Agent shall identify whether such payment (or any portion thereof) represents principal, premium or interest on the Revolving Loans or otherwise.
8.14 Concerning the Collateral and the Related Loan Documents Each Lender authorizes and directs the Agent to enter into this Agreement and the other Loan Documents for the rateable benefit and obligation of the Agent and the Lenders. Each Lender agrees that any action taken by the Agent or Required Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Agent or the Required Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

8.15 Field Audit and Examination Reports; Disclaimer by Lenders By signing this Agreement, each Lender:
(a) is deemed to have requested that the Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by the Agent;
(b) expressly agrees and acknowledges that the Agent (i) makes no representation or warranty as to the accuracy of any Report, or (ii) shall not be liable for any information contained in any Report;
(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or other party performing any audit or examination will inspect only specific information regarding the Borrower and/or Guarantors and will rely significantly upon the Borrower’s and Guarantor’s books and records, as well as on representations of the Borrower’s and Guarantor’s personnel;
(d) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute, except to its participants, or use any Report in any other manner; and
(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrower; and (ii) to pay and protect, and indemnify, defend and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including counsel’s costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

8.16 Quebec Security For greater certainty, and without limiting the powers of the Agent or any other Person acting as an agent or mandatary for the Agent hereunder or under any of the other Loan Documents, the Borrower hereby acknowledges that, for purposes of holding any security granted by the Borrower or any Subsidiary or other Credit Party on property pursuant to the laws of the Province of Quebec to secure obligations of the Borrower or any Subsidiary or other Credit Party under any bond or debenture, CIBC Asset-Based Lending Inc. shall be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of the Civil Code of Quebec) for all present and future Lenders and Issuing Banks and in particular for all present and future holders of any such bond or debenture. Each Lender and Issuing Bank hereby irrevocably constitutes, to the extent necessary, CIBC Asset-Based Lending Inc. as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold security granted by the Borrower or any Subsidiary or other Credit Party in the Province of Quebec to secure the obligations of the Borrower or any Subsidiary or other Credit Party under any bond or debenture. Each assignee of a Lender or Issuing Bank shall be deemed to have confirmed and ratified the constitution of CIBC Asset-Based Lending Inc. as the holder of such irrevocable power of attorney (fondé de pouvoir) by execution of an Assignment and Assumption or any other document pursuant to which they become a party to this Agreement. Notwithstanding the provisions of section 32 of the An Act respecting the special powers of legal persons (Quebec), CIBC Asset-Based Lending Inc. may acquire and be the holder of any bond or debenture. The Borrower hereby acknowledges that such bond or debenture constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec. The execution by CIBC Asset-Based Lending Inc. as fondé de pouvoir of any deeds of hypothec or other documents prior to the date hereof is hereby ratified and confirmed. Each Lender and Issuing Bank also agree that the Agent may hold any bond or debenture issued by the Borrower, any Subsidiary or other Credit Party, including as named bondholder or debentureholder or as pledge on their behalf in accordance with Article 2705 of the Civil Code of Quebec. CIBC Asset-Based Lending Inc. acting as fondé de pouvoir shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of the Agent in this Agreement, which shall apply mutatis mutandis to CIBC Asset-Based Lending Inc. acting as fondé de pouvoir. Without limitation, the provisions of this Section 8.16 shall apply mutatis mutandis to the resignation and appointment of a successor to CIBC Asset-Based Lending Inc. acting as fondé de pouvoir.

ARTICLE 9
MISCELLANEOUS
9.1 Notices (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile in each case to the addressee, as follows:
(i)	if to the Borrower or any other Credit Party:
Suite 224-1024 Rideway Avenue
Coquitlam, BC V3J1S5
Attention: Operations Manager
Fax: (604) 931-7032
With a copy to:
BlueLinx Corporation
4300 Wildwood Parkway
Atlanta, GA 30339
Attention: Sara E. Epstein, Senior Counsel
Fax: 770.953.7008
(ii)	if to the Agent:
CIBC ASSET-BASED LENDING INC., as Agent
207 Queen’s Quay West, Suite 705
Toronto, Ontario M5J 1A7
Attention: Team Leader, Portfolio Management
Facsimile: (416) 507-5100
(iii) if to any Lender or any Issuing Bank, to it at its address (or facsimile number) set forth opposite its name in the execution page(s) of this Agreement or the applicable Assignment and Assumption Agreement, as the case may be.
(b) Any notice received by the Borrower from the Agent shall be deemed also to have been received by each other Credit Party. Any notice received by the Agent from the Borrower shall be deemed to have been received by each Lender. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent. The Agent or the Borrower may, in its discretion, agree to accept notices and other communication to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
9.2 Waivers; Amendments.
(a) No failure or delay by the Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document (or any provision hereof or thereof) may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Agent with the consent of the Required Lenders (and for greater certainty, any such waiver, amendment or modification shall not require any consent or other agreement of any Credit Party other than the Borrower, notwithstanding that any such Credit Party may be a party to this Agreement or any other Loan Document); provided that no such agreement shall:
(i)	increase the amount or extend the expiry date of any Commitment of any Lender;
(ii)	reduce the principal amount of any Loan or reduce the rate of interest or any fee applicable to any Loan;
(iii)	postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable in respect thereof, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment;
(iv)	change any aspect of this Agreement in a manner that would alter the pro rata sharing of payments required herein;
(v)	change any of the provisions of this Section 9.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder;

(vi)	waive any Event of Default under Section 7.1(j), (k) or (l); or
(vii)	release the Borrower or any other Credit Party from any material obligations under the Security Documents and other instruments contemplated by this Agreement, release or discharge any of the Liens arising under the Security Documents, permit the creation of any Liens, other than Permitted Liens, on any of the assets subject to the Liens arising under the Security Documents, lower the priority of any Lien arising under any of the Security Documents, or lower the priority of any payment obligation of the Borrower or any other Credit Party under any of the Loan Documents;

in each case without the prior written consent of each Lender; or, in the case of the matters referred to in clauses (i), (ii), (iii) and (iv), without the prior written consent of each Lender directly affected thereby and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder, without the prior written consent of the Agent. For greater certainty, the Agent may release and discharge the Liens constituted by the Security Documents to the extent necessary to enable the Borrower to complete any asset sale which is not prohibited by this Agreement or the other Loan Documents.
9.3 Expenses; Indemnity; Damage Waiver.
(a) The Borrower shall pay (i) all reasonable Out-of-Pocket Expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent and all applicable Taxes, in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents, (ii) all reasonable Out-of-Pocket Expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent and applicable Taxes, in connection with any amendments, modifications or waivers of the provisions hereof or of any of the other Loan Documents, (whether or not the transactions contemplated hereby or thereby shall be consummated), and (iii) all Out-of-Pocket Expenses incurred by the Agent or any Lender, including the fees, charges and disbursements of any counsel for the Agent or any Lender and all applicable Taxes, in connection with the enforcement or protection of their rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such Out-of-Pocket Expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b) Each Credit Party shall indemnify the Agent and each Lender, as well as each Related Party and each assignee of any of the foregoing Persons (each such Person and each such assignee being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, cost recovery actions, damages, expenses and liabilities of whatsoever nature or kind (a “Claim”) and all Out-of-Pocket Expenses and all applicable Taxes to which any Indemnitee may become subject arising out of or in connection with (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder, and the consummation of the Transactions or any other transactions thereunder, (ii) any Loan, Letter of Credit or F/X Contract or any actual or proposed use of the proceeds therefrom, including any refusal by the Issuing Bank to honour a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any other Credit Party, or any Environmental Liability related in any way to the Borrower or any other Credit Party, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, (v) any other aspect of this Agreement and the other Loan Documents, or (vi) the enforcement of any Indemnitee’s rights hereunder and any related investigation, defence, preparation of defence, litigation and enquiries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence (it being acknowledged that ordinary negligence does not necessarily constitute gross negligence) or wilful misconduct of or material breach of this Agreement by such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid under Sections 9.3(a) or (b), each Lender severally agrees to pay to the Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent, in its capacity as such.
(d) The Credit Parties shall not assert, and hereby waive (to the fullest extent permitted by Applicable Law), any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document, or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e) Any inspection of any property of the Borrower or any other Credit Party made by or through the Agent or any Lender is for purposes of administration of the Credits only, and neither the Borrower nor any other Credit Party is entitled to rely upon the same (whether or not such inspections are at the expense of the Borrower).
(f) By accepting or approving anything required to be observed, performed, fulfilled or given to the Agent or the Lenders pursuant to the Loan Documents, neither the Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Agent or the Lenders.
(g) The relationship between the Borrower and the Agent and the Lenders is, and shall at all times remain, solely that of borrower and lenders. Neither the Agent nor the Lenders shall under any circumstance be construed to be partners or joint venturers of the Borrower or its Affiliates. Neither the Agent nor the Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower or its Affiliates, or to owe any fiduciary duty to the Borrower or its Affiliates. Neither the Agent nor the Lenders undertake or assume any responsibility or duty to the Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform the Borrower or its Affiliates of any matter in connection with their property or the operations of the Borrower or its Affiliates. The Borrower and its Affiliates and all shareholders and all direct and indirect shareholders of the Credit Parties shall rely entirely upon their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Agent or the Lenders in connection with such matters is solely for the protection of the Agent and the Lenders, and neither the Borrower nor any other Person is entitled to rely thereon.

(h) The Agent and the Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of the Borrower or any other Credit Party and/or their Affiliates and/or any Shareholder and/or any direct or indirect shareholder of any Credit Party; each Credit Party hereby indemnifies and holds the Agent and the Lenders harmless from any such loss, damage, liability or claim.
(i) This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of the Borrower, the Agent and the Lenders in connection with the Loans, and is made for the sole benefit of the Borrower, each other Credit Party, the Agent and the Lenders, and the Agent’s and each Lender’s successors and assigns. Except as provided in Sections 9.3(a) or (b) and 9.4, no other Person shall have any rights of any nature hereunder or by reason hereof.
(j) All amounts due under this Section 9.3 shall be payable not later than five Business Days after written demand therefor.
9.4 Successors and Assigns.
(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Any Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (i) except in the case of an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment, each of the Agent and the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) by the Borrower; and provided further that (ii) notwithstanding clause (i) immediately above, the Borrower’s consent shall not be required with respect to any assignment made at any time after the occurrence and during the continuance of an Event of Default, or in connection with any assignment by a Lender to an Affiliate of such Lender, (iii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Assumption relating to such assignment is delivered to the Agent) shall not be less than Cdn.$1,000,000 (or, in the case of a U.S. Dollar-denominated Commitment, the U.S. $ Equivalent of Cdn.$1,000,000), unless each of the Borrower and the Agent otherwise consent in writing and the amount held by each Lender after each such assignment shall not be less than

Canadian $1,000,000 (or, in the case of a U.S. Dollar-denominated Commitment, the U.S. $ Equivalent of Cdn.$1,000,000), unless each of the Borrower and the Agent otherwise consent in writing, (iv) each partial assignment in respect of a Commitment and the related Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Commitment and the related Loans, (v) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with (except in the case of an assignment to a Lender or a Lender Affiliate) a processing and recordation fee of Cdn.$3,500, payable by the assigning Lender, and (vi) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire. The Agent shall provide the Borrower and each Lender with written notice of any change in (or new) address of a Lender disclosed in an Administrative Questionnaire. Subject to acceptance and recording thereof pursuant to Section 9.4(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, shall have all of the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, and 2.14 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.4(e).
(c) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in Toronto, Ontario a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and the amount of the Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.4(b) and any written consent to such assignment required by Section 9.4(b), the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.4(d).

(e) Any Lender may, without notice to the Borrower or the consent of the Borrower or the Agent, sell participations to one or more Persons (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. Subject to Section 9.4(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 9.4(e). To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.
(f) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.
(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
9.5 Survival All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. Sections 2.12, 2.13, 2.14 and 9.3 and Article 8 shall survive and remain in full force and effect, regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

9.6 Counterparts; Integration; Effectiveness This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed original counterpart of a signature page of this Agreement by facsimile or other electronically scanned method of delivery shall be as effective as delivery of a manually executed original counterpart of this Agreement.
9.7 Severability Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
9.8 Right of Set-Off If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Credit Party against any of and all of the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set off) which such Lender may have.
9.9 Governing Law; Jurisdiction; Consent to Service of Process.
(a) This Agreement shall be construed in accordance with and governed by the Laws of the Province of British Columbia.
(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Courts of the Province of British Columbia, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or any other Loan Document or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in British Columbia. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any other jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 9.9. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any forum non conveniens defence to the maintenance of such action or proceeding in any such court.
(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.
9.10 WAIVER OF JURY TRIAL EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
9.11 Headings Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
9.12 Confidentiality Each of the Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to each of their, and each of their Affiliates’, directors, officers, employees, agents and advisors, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any rating agency, regulatory authority or other Governmental Authority, or their legal counsel, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or to any Parent Facility Lender, (e) in connection with the exercise of any remedies under any Loan Document or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant (or such assignee’s or Participant’s advisors) in any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) any financial institution (other than as otherwise identified in this Section 9.12), credit reporting agency or credit bureau, (h) any Person with whom the Borrower or any other Credit Party may have or proposes to have financial dealings, or (i) with the consent of the Borrower . For greater certainty, the Borrower and each of the Credit Parties acknowledges that from time to time as a result of the ownership of the Agent by Canadian

Imperial Bank of Commerce (“CIBC”), the Borrower or any other Credit Party may request the Agent to facilitate the provision of certain financial services offered by CIBC (the “CIBC Services”). In such circumstances, CIBC policies and procedures (“CIBC’s Policies”) will apply in respect of all transactions undertaken by CIBC in connection with the provision of the CIBC Services, including any required due diligence investigation and related business approval processes conducted in respect of the Borrower and the other Credit Parties. In such circumstances, it may be prudent, necessary or cost effective for the Agent to provide to CIBC information regarding the Borrower or any other Credit Party that is in the possession or control of the Agent solely for the purpose of facilitating compliance with CIBC’s Policies. The Borrower and each of the Credit Parties consents to the disclosure of Information by the Agent to CIBC for the purpose of facilitating compliance with CIBC’s Policies. For the purposes of this Section, “Information” means all information received from the Borrower or any Credit Party relating to the Borrower, any of the Credit Parties, or their respective businesses, other than Information that is (i) is or becomes publicly available other than as a result of a breach of this Section, (ii) any such information that is or becomes available to the Agent, the Issuing Bank, any Lender or CIBC on a non-confidential basis prior to disclosure by the Borrower, or (iii) was already in the possession of the Agent, the Issuing Bank, or any Lender or CIBC prior to its disclosure by the Borrower or any other Credit Party; or (iv) marked “non-confidential” (or such other words or expression having the same or similar meaning by the Borrower or any other Credit Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, acting prudently.
9.13 Press Releases and Related Materials Each Credit Party agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent or any of the Lenders or referring to this Agreement, or the other Loan Documents without at least two (2) Business Days’ prior notice to the Agent or the applicable Lender unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with the Agent or the applicable Lender before issuing such press release or other public disclosure. Each Credit Party consents to the publication by the Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using its name, product photographs, logo or trademark. The Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements. Notwithstanding the foregoing, the parties confirm that the Parent shall not be bound by the provisions of this Section 9.13.
9.14 Anti-Money Laundering Legislation.
(a) The Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders and the Agent may be required to obtain, verify and record information regarding the Borrower, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrower, and the transactions contemplated hereby. The Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Agent, or any prospective assignee or participant of a Lender or the Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b) If the Agent has ascertained the identity of the Borrower or any authorized signatories of the Borrower for the purposes of applicable AML Legislation, then the Agent:
(i)	shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of applicable AML Legislation; and
(ii)	shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Agent has no obligation to ascertain the identity of the Borrower or any authorized signatories of the Borrower on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrower or any such authorized signatory in doing so.
9.15 Defaulting Lenders.
(a) If a Lender becomes a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Agent and the other Lenders or any other party at law or in equity, and not an limitation thereof, (i) such Defaulting Lender’s right to participate in the administration of, or decision-making rights related to, the Obligations in respect of Required Lender votes, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, (ii) a Defaulting Lender shall be deemed to have permanently (unless reinstated as set forth below) assigned, without further consideration, any and all payments due to it from the Credit Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-Defaulting Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders’ respective Applicable Percentages of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the non-payment causing such delinquency, or (ii) at the option of the Agent, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Agent as cash collateral for, and applied by the Agent to, defaulted and future funding obligations of the Defaulting Lender in respect of any Loan or existing or future participating interest in any Letter of Credit. The Defaulting Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon (a) the payment by the Defaulting Lender of its Applicable Percentage of any Obligations, any participation obligation, or expenses as to whether it is delinquent, together with interest thereon at a rate equal to the Canadian Prime Rate (for Canadian Dollar amounts) or the Base Rate (for US Dollar amounts) from time to time in effect from the date when originally due until the date upon which any such amounts are actually paid and (b) receipt by the Agent and the Borrower of a certification by such Defaulting Lender of its ability and intent to comply with the provisions of this Agreement going forward.

(b) The non-Defaulting Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment, without any further action by the Defaulting Lender for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), of the Defaulting Lender’s Commitment to fund future advances. Upon any such purchase of the Commitment of any Defaulting Lender, the Defaulting Lender’s share in future extensions of Credit and its rights under the Loan Documents with respect thereto (but not with respect to then outstanding Obligations owed to the Defaulting Lender) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Assumption.
(c) Each Defaulting Lender shall indemnify the Agent and each non-Defaulting Lender from and against any and all loss, damage or expenses, including reasonable legal fees and funds advanced by the Agent or by any non-Defaulting Lender, on account of a Defaulting Lenders’ failure to timely fund its Applicable Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.
9.16 No Strict Construction The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any provisions of this Agreement.
9.17 Paramountcy In the event of any inconsistency between the provisions of this Agreement and the provisions of any other Loan Document, the provisions of this Agreement shall prevail.
9.18 LIMITATION OF LIABILITY NO CLAIM MAY BE MADE BY THE BORROWER, ANY GUARANTOR, ANY LENDER OR OTHER PERSON AGAINST THE AGENT, ANY LENDER, OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND THE BORROWER, EACH GUARANTOR, EACH LENDER AND THE AGENT HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOUR.

9.19 Language The parties herein have expressly requested that this Agreement and all related documents be drawn up in the English language. À la demande expresse des parties aux présentes, cette convention et tout document y afférent ont été rédigés en langue anglaise.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Address:	BLUELINX BUILDING PRODUCTS CANADA LTD.

Attention:
Facsimile No.:	By:	/s/ H. Douglas Goforth Name: H. Douglas Goforth
Title: Treasurer
SIGNATURE PAGE TO CREDIT AGREEMENT DATED AS OF AUGUST 12, 2011 BETWEEN CIBC ASSET-BASED LENDING INC., AS AGENT AND BLUELINX BUILDING PRODUCTS CANADA LTD.

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Address:	CIBC ASSET-BASED LENDING INC., as Agent and as Lender

Attention:
Facsimile No.:	By:	/s/ Joseph Arnone Name: Joseph Arnone
Title: Authorized Signatory

	By:	/s/ Donald Rogers Name: Donald Rogers
Title: Authorized Signatory
SIGNATURE PAGE TO CREDIT AGREEMENT DATED AS OF AUGUST 12, 2011 BETWEEN CIBC ASSET-BASED LENDING INC., AS AGENT AND BLUELINX BUILDING PRODUCTS CANADA LTD.

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